                                      FILED PURSUANT TO RULE NO. 424(B)(4)

PROSPECTUS                                      REGISTRATION NO. 333-26399

                             2,400,000 SHARES

                     [LOGO OF HOME SECURITY APPEARS HERE]

                       HOME SECURITY INTERNATIONAL, INC.
                                 COMMON STOCK

                               ----------------

  Of the 2,400,000 shares (the "Shares") of Common Stock, $.001 par value (the "Common Stock"), offered hereby (the "Offering"), 250,000 Shares are being sold by Home Security International, Inc., a Delaware corporation (the "Company"), and 2,150,000 Shares are being sold by FAI Home Security Holdings Pty Ltd. ("FAI" or the "Selling Shareholder"), a wholly owned subsidiary of FAI Insurances Ltd. ("FAI Insurance"). See "Principal and Selling Shareholders". The Company will not receive any proceeds from the sale of Shares by the Selling Shareholder. Prior to this Offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop or be maintained after the completion of this Offering. The initial public offering price will be $10.00 per Share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Company's Common Stock has been approved for listing on the American Stock Exchange under the symbol "HSI".

                               ----------------

  THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" BEGINNING ON PAGE 6 AND "DILUTION" ON PAGE 14.

                               ----------------

  THESE SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES  AND  EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES
        COMMISSION  PASSED  UPON  THE  ACCURACY OR  ADEQUACY  OF  THIS
          PROSPECTUS.  ANY  REPRESENTATION  TO  THE  CONTRARY  IS  A
            CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                       COMPANY'S
                                      UNDERWRITING   PROCEEDS  SELLING SHAREHOLDER'S   PROCEEDS TO
                          PRICE TO   DISCOUNTS AND      TO     UNDERWRITING DISCOUNTS    SELLING
                         THE PUBLIC  COMMISSIONS(1) COMPANY(2)   AND COMMISSIONS(1)   SHAREHOLDER(2)
----------------------------------------------------------------------------------------------------
Per Share............... $     10.00    $   0.80    $     9.20       $     0.80        $      9.20
----------------------------------------------------------------------------------------------------
Total(3)................ $24,000,000    $200,000    $2,300,000       $1,720,000        $19,780,000
----------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------

(1) The Company and the Selling Shareholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Excludes a non-accountable expense allowance payable to National Securities Corporation ("National") and Nolan Securities Corporation ("Nolan"), the representatives (the "Representatives") of the several underwriters (the "Underwriters"), equal to 1.6% of the proceeds of this Offering and the value of the five year warrants (the "Representatives' Warrants") entitling the Representatives to purchase up to 240,000 shares of Common Stock at an exercise price of 165% of the initial public offering price. See "Underwriting".

(2) Before deducting estimated expenses payable by the Selling Shareholder of approximately $1,333,000, including the Representatives' non-accountable expense allowance of $344,000 (assuming that the over-allotment option is not exercised) and estimated expenses payable by the Company of approximately $155,000, including the Representatives' non-accountable expense allowance of $40,000 (assuming that the over-allotment option is not exercised).

(3) The Company and the Selling Shareholder have granted the Underwriters a 45-day option to purchase up to an aggregate of 360,000 additional shares of Common Stock to cover over-allotments, if any. If the over-allotment option is exercised, the first 200,000 shares of the over-allotment will be sold by the Selling Shareholder and the remaining 160,000 shares will be sold by the Company. If the Underwriters exercise such option in full, the total Price to the Public, Company's Underwriting Discounts and Commissions, Proceeds to the Company, Selling Shareholder's Underwriting Discounts and Commissions and Proceeds to the Selling Shareholder will be $27,600,000, $328,000, $3,772,000, $1,880,000 and $21,620,000,
    respectively. See "Underwriting".

                               ----------------

  The Shares offered by this Prospectus are offered by the several Underwriters subject to prior sale, when and if delivered to and accepted by the Underwriters, and subject to the right to reject any order in whole or in part and to certain other conditions. It is expected that delivery of the Shares will be made at the offices of National, 1001 Fourth Avenue, Seattle, Washington, on or about July 18, 1997.

NATIONAL SECURITIES CORPORATION
                                                   NOLAN SECURITIES CORPORATION

                 THE DATE OF THIS PROSPECTUS IS JULY 15, 1997

                             [INSIDE FRONT COVER]


[Picture of the Company's                       [Picture of the Company's
SecurityGuard Alarm System]                     technological and design awards]


           The Company's award-winning SecurityGuard Alarm System.

                               ----------------

 CERTAIN  PERSONS PARTICIPATING IN THIS  OFFERING MAY ENGAGE IN  TRANSACTIONS
   THAT  STABILIZE, MAINTAIN, OR OTHERWISE  AFFECT THE PRICE OF THE  COMMON
     STOCK  OF  THE  COMPANY   INCLUDING  ENTERING  STABILIZING  BIDS  OR
       IMPOSING PENALTY BIDS. SEE "UNDERWRITING".

                               ----------------

  THE COMPANY INTENDS TO FURNISH TO ITS SHAREHOLDERS ANNUAL REPORTS CONTAINING FINANCIAL STATEMENTS AUDITED BY ITS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

                               ----------------

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus. As used throughout the Prospectus, unless the context otherwise requires, the term "Company" refers to Home Security International, Inc., its wholly owned subsidiaries and its predecessor entities. Each prospective investor is urged to read this Prospectus in its entirety. Except as otherwise indicated, the information in this Prospectus (i) assumes the Underwriters' over-allotment option is not exercised, (ii) excludes shares of Common Stock issuable upon exercise of the Representatives' Warrants and (iii) assumes the consummation of the Reorganization immediately prior to the effectiveness of the Offering.

                                  THE COMPANY

  The Company is a direct sales company which, through an extensive distributor network, sells, installs and services residential security alarm systems, principally in Australia and New Zealand, with expanding international operations in North America, Europe and South Africa. The Company's mission is to offer consumers a quality home security alarm package to protect their families and property. The Company intends to expand its business services to include, in addition to residential alarm systems, on-line monitoring services and extended warranties. Outside of Australia and New Zealand, the Company has established distributor networks in the United Kingdom, Belgium, the Netherlands, Germany, Canada and South Africa. The Company has also successfully test marketed its product in the United States through a sales representative, and anticipates opening a U.S. distribution office by September 1997. The Company believes it is one of the fastest growing residential security alarm businesses in Australia and New Zealand and that the characteristics of the Australian and New Zealand market are representative of the conditions that exist in other countries in which the Company operates or plans to commence operations.

  The Company's SecurityGuard Alarm system (the "SecurityGuard Alarm") provides home protection to a customer's premises through an interior heat sensitive detector, a centralized processing unit with the ability to communicate signals to the Company's central monitoring station, a battery back-up, a siren and window decals. In addition to the installation of the SecurityGuard Alarm, the Company provides customers with a "Home Protection Package" which contains smoke alarm/detectors featuring dual ionization chambers to limit false alarms. The SecurityGuard Alarm is a two time winner of the prestigious Australian Design Award (1992 and 1996) and a winner of the Australian Design Mark (1996). See "Business--Overview".

  The Company's growth is in large part due to its extensive distributor network which focuses on recruitment, training, and motivation of its sales force (the "Distributor Network"). See "Business--Distribution Network". The Distributor Network is an incentive/performance based reward system giving individuals the opportunity to begin as sales agents and, through a clearly defined step program, progress towards owning their own business. The Distributor Network provides Company personnel with the motivation to achieve more than just monetary rewards: they work for recognition, peer respect and to attain the goal of becoming authorized distributors. The Company believes the Distributor Network provides advantages over traditional distributorship arrangements. Specifically, the Distributor Network allows the Company to grow rapidly with minimal capital investment, which enhances the Company's long term relationship with its distributors and minimizes the overhead costs normally associated with an employee-based sales and marketing force.

  The Company's major operations are currently carried on in Australia and New Zealand through wholly owned subsidiaries in those countries. The principal executive office of the Company is located at Level 7, 77 Pacific Highway, North Sydney, NSW 2060 Australia and its telephone number is (011) (61-2) 9936-2424.

                               THE REORGANIZATION

  The Company, wholly owned by FAI, is a newly organized Delaware corporation incorporated on April 11, 1997. Immediately prior to the effective date of this Offering, the Company acquired FAI's Australian and New Zealand operations by purchasing the outstanding stock of two of its wholly owned subsidiaries, FAI Home Security Pty Ltd., an Australian corporation, and FAI Home Security (ENZED) Ltd., a New Zealand corporation, (collectively, the "Australia and New Zealand Group"). The Company also acquired FAI's international operations outside Australia and New Zealand by purchasing substantially all of the assets of FAI's operations in Belgium, the Netherlands, Germany, Canada, the United Kingdom, South Africa and the United States (the "International Assets"). See "Certain Transactions--Purchase of International Assets". In order to effect this transaction (the "Reorganization"), the Company (i) entered into a share purchase agreement (the "Share Purchase Agreement") through which the Company, in exchange for the International Assets and 100% of the issued capital of the Australia and New Zealand Group, executed an $833,251 non-interest bearing note payable within thirty days of the effective date of this Offering to FAI (the "FAI Note"), assumed a $131,615 non-interest bearing note payable within thirty days of the effective date of this Offering to FAI (the "NZ Note") and issued 4,499,999 shares of Common Stock of the Company to FAI and (ii) through its wholly owned subsidiary, FAI Home Security Pty Ltd., an Australian Corporation, entered into a license agreement (the "License Agreement") through which the Company obtained a no cost license from FAI Insurance to use the "FAI" name and logo. Immediately prior to the effective date of this Offering, the Company will also make a final dividend distribution to FAI (representing the retained earnings of FAI Home Security Pty Ltd. on the date of the Reorganization) in the amount of approximately $3 million. See "Dividend Policy", "Certain Transactions--The Reorganization" and "Business--The Reorganization". As of the Reorganization, the Company had 4,500,000 shares of Common Stock outstanding, all of which were owned by FAI. The information contained in this Prospectus, unless otherwise indicated, gives effect to the Reorganization as if completed prior to the date hereof and assumes that the Company, as a separate legal entity, owned and operated the assets acquired in the Reorganization during the periods presented.

                                  THE OFFERING

Common Stock Offered by:
  The Company................... 250,000 shares of Common Stock.
  The Selling Shareholder....... 2,150,000 shares of Common Stock.
Common Stock to be Outstanding
 Prior to the Offering (2)...... 4,750,000 shares of Common Stock.
Common Stock to be Outstanding
 After the Offering (1)(2)...... 5,000,000 shares of Common Stock.
Use of Proceeds................. The net proceeds of the shares of Common Stock sold by the Company will be used to retire
                                 debt acquired by the Company pursuant to the
                                 reorganization and for general corporate
                                 purposes. The Company will receive no proceeds
                                 from the sale of the shares of Common Stock
                                 sold by the Selling Shareholder.
American Stock Exchange Symbol.. HSI

--------

(1) Assumes no exercise of (i) the Underwriters' over-allotment option or (ii) the Representatives' Warrants issued to the Representatives to acquire 240,000 shares of Common Stock at an exercise price of $16.50 per share (165% of the initial public offering price of the Common Stock). See "Description of Securities--Representatives' Warrants".
(2) Assumes the purchase of 250,000 shares of Common Stock by Bradley D. Cooper prior to the commencement of this Offering at the initial public offering price. See "Certain Transactions--Transactions Involving Bradley D. Cooper".

                         SUMMARY FINANCIAL INFORMATION

  All the data presented in the Summary Financial Information is prepared from the financial data of the Company's predecessor entities (without giving effect to the Reorganization) rather than the financial data of the Company. The unaudited pro forma financial data is prepared from the financial data of the Company's predecessor entities after giving effect to the Reorganization. See "--Footnote (2)". The selected combined financial data of the Australia and New Zealand Group for the fiscal years ended June 30, 1994, 1995 and 1996 have been derived from the audited combined financial statements of FAI Home Security Pty Limited and FAI Home Security (NZ) Trust. The selected combined financial data of the Australia and New Zealand Group for the fiscal years ended June 30, 1992 and 1993 have been derived from the audited financial statements of FAI Home Security Pty Limited. The selected combined financial data of the International Group for the fiscal years ended June 30, 1995 and 1996 have been derived from the audited combined financial statements of FAI Home Security (UK) Trust and FAI Home Security (Canada) Unit Trust. The selected combined financial data for the nine month periods ended March 31, 1996 and March 31, 1997, are unaudited for the Australia and New Zealand Group and the International Group, and in the opinion of management include all adjustments necessary for a fair presentation of such data. The selected combined financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and notes thereto included elsewhere in the Prospectus. There were no cash dividends or distributions made by the Company or its predecessor entities during the periods presented below:

                                                                    UNAUDITED       UNAUDITED
                                 YEARS ENDED JUNE 30,              NINE MONTHS     NINE MONTHS
                          -------------------------------------  ENDED MARCH 31, ENDED MARCH 31,
                           1992    1993   1994    1995    1996        1996            1997
                           $US     $US    $US     $US     $US          $US             $US
                          ------  ------ ------  ------  ------  --------------- ---------------
                                                    (IN THOUSANDS)
AUSTRALIA AND NEW
 ZEALAND GROUP
-----------------
Statement of Income Data
 Net sales..............  4,475   11,093 10,629  21,437  26,701      18,806          23,232
 Net income (loss)......    316      492    (74)  1,470   1,659       1,215           1,838
Balance Sheet Data
 Total assets...........    546    1,748  2,281   7,671  13,384                      20,985
 Long term assets.......     97      687    927   2,228   6,443                       9,196
 Total long term
  liabilities...........    --       --     557     --      --                           47
 Shareholders' equity
  (deficit).............    (93)     408    369   3,912   9,894                      14,044
INTERNATIONAL GROUP
-------------------
Statement of Income Data
 Net sales..............    --       --     --      877   1,750       1,392           1,398
 Net income (loss)......    --       --     --   (2,155) (2,470)     (1,774)         (1,357)
Balance Sheet Data
 Total assets...........    --       --     --      743     847                       1,048
 Long term assets.......    --       --     --      142     110                         103
 Total long term
  liabilities...........    --       --     --      --      --                          --
 Shareholders' equity
  (deficit).............    --       --     --       47  (2,103)                     (3,524)
                                                                    UNAUDITED       UNAUDITED
                            UNAUDITED YEARS ENDED JUNE 30,         NINE MONTHS   PRO FORMA NINE
                          -------------------------------------  ENDED MARCH 31,  MONTHS ENDED
                           1992    1993   1994    1995    1996        1996       MARCH 31, 1997
                          $US(1)  $US(1) $US(1)  $US(1)  $US(1)      $US(1)          $US(2)
                          ------  ------ ------  ------  ------  --------------- ---------------
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
AUSTRALIA AND NEW
 ZEALAND AND
 INTERNATIONAL GROUP
 COMBINED
-------------------
Statement of Income Data
 Net sales..............  4,475   11,093 10,629  22,314  28,451      20,198          24,630
 Net income (loss)......    316      492    (74)   (685)   (811)       (559)          2,104
 Earnings per common
  share (3).............                                                              $0.42
Balance Sheet Data
 Total assets...........    546    1,748  2,281   8,413  14,231                      18,528
 Long term assets.......     97      687    927   2,370   6,553                      11,472
 Total long term
  liabilities...........    --       --     557     --      --                           47
 Shareholders' equity
  (deficit).............    (93)     480    369   3,959   7,791                      13,008

--------
(1) Information presented is historical combined only without giving effect to the Reorganization or any pro forma adjustments.
(2) Adjusted to give effect to the Reorganization, the issuance of the 250,000 shares offered hereby, at the initial public offering price of $10.00 per share, after the deduction of estimated underwriting discounts and Offering expenses and assuming Bradley D. Cooper's purchase of 250,000 shares of Common Stock at the initial public offering price prior to the commencement of this Offering. See "Pro Forma Consolidated Financial Statements for Home Security International."
(3) Pro forma earnings per share is computed by dividing pro forma net income by 5,000,000, the number of shares to be issued.

                                 RISK FACTORS

  An investment in the Shares being offered hereby involves a high degree of risk and is not recommended for any investor who cannot bear to lose his or her entire investment. In evaluating an investment in the Shares, investors should carefully consider the following factors, in addition to the other information in this Prospectus.

  Risk of International Expansion. Although the Company's sales historically have been focused on the Australian and New Zealand markets, the Company has initiated an aggressive expansion program in Europe, South Africa and North America. Although the Company anticipates opening a distribution office in the United States, the Company has to date conducted no material operations in the United States. The Company's sales are subject to certain risks inherent in operating globally, including international monetary conditions, tariffs, import licenses, trade policies, domestic and foreign tax policies and foreign manufacturing regulations. A key component of the Company's strategy is its deployment of its direct sales marketing program (the "Direct Sales Marketing Program") in markets outside of Australia and New Zealand. In addition, climatic conditions in countries in which the Company operates or intends to commence operations may affect the performance of the alarm system requiring modification of its design. There can be no assurance that the Company will be able to market, sell and deliver its products and services successfully in these new markets. Expansion into new markets also requires an investment by the Company in distributor offices and personnel necessary to service the customer accounts. The expenses associated with the opening of new offices will be expensed in the period in which they are incurred and thus may substantially affect the Company's operating results during that period. For the Company to expand successfully into a new market, the Company must obtain a sufficient number and density of customers in that market to support the additional investment. There can be no assurance that the required customer numbers and density will be achieved or that expansion into new markets will not adversely affect the Company's future business and results of operations. If the revenues generated by the Company and any joint ventures formed in new and existing markets are not sufficient to offset the expense of establishing and maintaining the infrastructure to facilitate expansion of the operations, the Company's business, operating results and financial condition could be materially adversely affected.

  Reliance upon Major Supplier. Over 90% of the Company's purchases during fiscal year 1996 and fiscal year 1995 were made directly from Ness Security Products Pty Ltd. ("Ness"), which manufactures the Company's SecurityGuard Alarm. The Company currently has a manufacturing agreement with Ness which in the ordinary course of events cannot be terminated until the year 2007, and thereafter only upon 12 months notice of an intention to terminate. In addition, the Company shares with Ness non-exclusive sales and distribution rights to the United States market. The Company has the exclusive right to sell the SecurityGuard alarm system throughout the world (except the United States). Ness may market and sell the SecurityGuard Alarm within the Company's exclusive territory, but only upon the Company's written consent, which shall not be unreasonably withheld. The manufacturing agreement further provides that Ness will be permitted to market and sell the SecurityGuard alarm in places where the Company does not intend to carry on business. Ness's rights to sell the SecurityGuard Alarm in such areas terminate if it supplies or sells to companies that sell products in that country using a marketing method or strategy which is similar in nature to that used by the Company. Ness has given no indication of establishing any sales presence in Australia, New Zealand or any other market. If Ness establishes a sales agency in any major potential market this may in turn adversely affect the Company. The loss of the Company's relationship with Ness, or a significant reduction of Ness's manufacturing capability, or a lack of progress in new product development, could have a material adverse effect upon the Company. See "Business--Ness Supply Agreement".

  Government Regulation. The Company must receive approval from the various regulatory and licensing authorities for each country, state or local area in which it operates. The Company may be required to obtain formal approval to operate the Direct Sales Marketing Program and for the construction, design, functionality, acceptability or merchantable quality of the SecurityGuard Alarm itself. Securing these approvals may take some time, which will affect the speed of the Company's potential growth and its ability to establish a presence in new markets. In certain jurisdictions, the Company has been required to obtain licenses or permits, to comply with standards governing employee selection and training, and to meet certain standards in the conduct of its business. The loss of such licenses, or the imposition of conditions to the granting or retention of such licenses, could have a material adverse effect on the Company. Although the Company believes that it presently holds the required licenses and is in substantial compliance with all licensing and regulatory requirements in each jurisdiction in which it operates, there can be no assurance the Company will be able to secure regulatory approval in all the countries or smaller geographic areas in which it seeks to operate or that it will continue receiving regulatory approval for its existing activities.

  Recently, a trend has emerged on the part of local governmental authorities to adopt various measures aimed at reducing the number of false alarms. Such measures include: (i) subjecting alarm monitoring companies to fines or penalties for transmitting false alarms, (ii) licensing individual alarm systems and the revoking of such licenses following a specified number of false alarms, (iii) imposing fines on alarm customers for false alarms, (iv) imposing limitations on the number of times the police will respond to alarms at a particular location, and (v) requiring verification of an alarm signal before the police will respond. Enactment of such laws could adversely affect the Company's future business and results of operations. See "Business-- Government Regulation".

  Dependence On Key Management Executives. The success of the Company's business is largely dependent upon the active participation of Bradley D. Cooper and other executive officers. Although Mr. Cooper's principal occupation is his employment with the Company, Mr. Cooper has significant interests in other operating companies, and periodically gives speeches and writes articles on sales motivation techniques, for which the Company receives no payment. The loss or interruption of the continued services for any reason of one or more of the Company's key officers or the inability of the Company to hire or retain qualified executives may have a material adverse effect on the Company's business. The Company intends to purchase, subject to availability, "key-man" life insurance policies on Bradley D. Cooper (Chairman of the Board and Chief Executive Officer), Terrence J. Youngman (President) and David Appleby (Vice President of International Business Development) for $5 million, $1 million and $2 million respectively. See "Management".

  Competition. The security alarm industry is highly competitive and there can be no assurance that the Company will be able to compete successfully in the future. Although the Company has achieved rapid growth in the sale of residential alarm systems in Australia and New Zealand, there is no assurance that the Company will continue to have a competitive advantage or continued success in these countries. The loss of any such competitive position would have a material adverse effect on the Company. In marketing the SecurityGuard Alarm outside Australia and New Zealand, the Company will compete with larger national and international companies who are better capitalized and who conduct media advertising, which the Company does not currently utilize. In the United States, the Company will face competition from alarm installation and monitoring companies which are better capitalized than the Company and which offer low-priced, subsidized installations of security systems. Competitive pressure may require the Company to reduce its prices to maintain the growth rate it has experienced in Australia and New Zealand. Furthermore, new competitors are continuing to enter the industry and the Company may encounter additional competition from such future industry entrants. See "Business--Competition".

  Quarterly Variations In Operating Results. The Company has historically experienced fluctuations in its quarterly operating results and expects to experience fluctuations of its quarterly operating results in the future. These fluctuations have been caused by many factors, including, among others, the opening and closing of branch and distributor offices, the volume and timing of customer generation, competitive pricing pressures, local and national crime rates, general economic conditions and seasonality. The Direct Sales Marketing Program can be hampered by unfavorable weather conditions, holidays and reduced hours of daylight. The Company's budgeted expenses are based, to some extent, on its expectations of future sales and customer growth. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall due to levels of new sales that are lower than anticipated. Given the possibility of quarterly fluctuations, the Company believes that comparisons of the results of its operation for preceding quarters are not necessarily meaningful and that the results for any one quarter should not be relied upon as an indication of future performance. In the event that the

Company's revenues or operating results for any quarter are lower than expected by securities analysts or the market in general, such shortfall could have an immediate and significant adverse impact on the market price of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

  Dependence on Consumer Financing. Approximately 74% of the Company's sales made through distributors to consumers are financed on an installment basis. The Company's distributors have the option of offering potential consumers financing from an affiliate of FAI Insurance or other financing organizations. Any changes in interest rates or credit quality requirements of financing organizations, including affiliates of FAI Insurance, may adversely affect sales of the Company's products and therefore have a material adverse effect on the Company. The availability of appropriate consumer financing in new international markets and the continued availability of consumer finance in existing markets will be a significant factor of the Company's success and growth in these markets. There can be no assurance that financing will be available on terms which are attractive to consumers and suitable for the Company's operations.

  Dependence On Customer Accounts for Growth. From January 1993 through the nine months ended March 31, 1997, the Company added approximately 108,000 accounts through the Direct Sales Marketing Program, including over 9,000 new accounts during the third fiscal quarter of 1997. The Company intends to offer extended warranty packages and on-line monitoring services to existing customers and new customers once an alarm is installed, and has begun initiatives to do so. The Company's growth in revenues and earnings may in part be dependent on the successful implementation of these programs.

  Management of Growth. The Company's business strategy is to grow through the addition of distributors and customers and through the establishment of international operations outside of its current base of operations in Australia and New Zealand. This expansion and the Reorganization have placed and will continue to place substantial demands on the Company's management, operational resources and its system of financial and internal controls. The Company's future operating results will depend in part on the Company's ability to continue to implement and improve operating and financial controls and to expand, train and manage its employee, independent contractor and distributor base. Additionally, management of growth may limit the time available to the Company's management to attend to other operational, financial and strategic issues. There can be no assurance that the Company will successfully implement and maintain such operational and financial systems or successfully obtain, integrate and utilize the required employees and management, operational and financial resources to manage a developing and expanding business in new markets. Failure to implement such systems successfully and use such resources effectively could have a material adverse effect on the Company's results of operations and financial condition.

  Currency Fluctuations and Duty Rates. The Company's operations are conducted throughout the world. Accordingly, the Company's financial performance could be adversely affected by fluctuations in currency exchange rates as well as changes in duty rates. The Company has had foreign currency transaction gains and losses in recent periods. The Company has no hedging program, although it may in the future hedge a portion of its foreign exchange risk. However, there can be no assurance that the Company will engage in such transactions or, if the Company does engage in such transactions, that it will be successful in limiting such risk and that changes in exchange rates will not have a material adverse effect on the Company or its results of operations. As the Company will report its results in U.S. dollars, a significant movement in the value of the U.S. dollar against certain international currencies and cross-movements between the currencies of the countries in which the Company operates could have a material adverse effect on the Company's reported financial position and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

  Risks of Liability. Most of the Company's alarm installation and monitoring agreements and other agreements pursuant to which it sells its products and services contain provisions and disclaimers limiting liability to customers. These provisions and disclaimers are intended to reduce the risk of Company liability for the acts or omissions of employees and Distributor Network representatives or system failures. However, in the event of litigation with respect to such matters, there can be no assurance that these liability limiting provisions and disclaimers will be enforceable. While the Company currently carries insurance of various types, including general liability and errors and omissions insurance, the loss experience of the Company and other security service companies may affect the availability and cost of such insurance in the future. Certain of the Company's insurance policies and the laws of some states or countries may limit or prohibit insurance coverage for punitive or certain other types of damages, or liability arising from gross negligence or wanton behavior. The cost and effect of litigation could have an adverse material effect on the Company.

  Geographic Concentration. Sales in Australia and New Zealand for the three calendar years ending on December 31, 1996 and for the three fiscal quarters ending on March 31, 1997 accounted for approximately 95% and 94%, respectively, of the Company's net sales. The Company expects that such sales will continue to account for a significant portion of the Company's net sales in the future. At March 31, 1997, over 90% of the Company's existing customers were located in Australia and New Zealand. The performance of the Company may be adversely affected by any change in regional economic conditions or other factors affecting these markets. See "Business--Overview".

  Product Concentration. Sales of the SecurityGuard Alarm system and related products and services accounted for substantially all of the Company's sales in the current fiscal year and fiscal 1996, and will continue to account for substantially all sales in the foreseeable future. Decline in the demand for this product, whether as a result of competition, technological change or otherwise, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--The SecurityGuard Alarm".

  Recruitment of Sales Consultants. The Company is dependent on the continued recruitment of new sales consultants for the Distributor Network. The Company will face competition in the recruitment of sales consultants from other organizations, not necessarily in the same industry. The Company's ability to maintain or increase its sales growth in the future will depend in part upon the number and quality of sales consultants that the Company can recruit, train and retain. There can be no assurance that the Company will be able to attract, train and retain a sufficient number of sales consultants.

  Adverse Publicity. Companies in the direct sales industry are occasionally the subject of print articles and broadcast programs which present a negative view of such companies and that emphasize the use of high pressure sales practices. Although the Company maintains an active training and compliance program to deter abusive sales practices by its distributors and sales agents, the Company and its agents occasionally have received adverse publicity. The Company has been the subject of isolated news articles accusing its sales agents of high pressure sales practices including focusing on customers' fears by using photographs of burglarized homes to encourage purchases of the product, and selling security systems at above market financing rates to consumers who cannot afford such systems. Publicity of this nature could have a material adverse affect on the Company's sales and earnings.

  Benefits to Affiliates. A significant portion of the proceeds of this Offering will be paid to the Selling Shareholder. Prior to the effectiveness of this Offering, and after giving effect to the Reorganization, FAI will own 4,500,000 shares of the outstanding Common Stock of the Company. Pursuant to this Offering, FAI will then immediately sell 2,150,000 of such shares of Common Stock to the public and the proceeds of such sale will go directly to FAI. See "Use of Proceeds", "Dilution" and "Certain Transactions".

  Voting Control. Following completion of this Offering and the completion of the Reorganization, approximately 52% of the Company will be owned by the Selling Shareholder and Bradley D. Cooper and 48% will be owned by the public (assuming no exercise of the Underwriters' over-allotment option). As a result of its minority ownership interest, the Selling Shareholder may be able to control the election of the Company's directors and to determine corporate actions requiring stockholder approval, including significant corporate transactions, and to exercise control over the other affairs of the Company. The Selling Shareholder may also be able to block any proposal put to a vote of the shareholders including proposals which require a supermajority. See "Principal and Selling Shareholders".

  Limitations on Enforceability of Judgments. A substantial portion of the assets of the Company are, and for the foreseeable future will be, located outside the United States. In addition, all or a substantial portion of the assets of directors, executive officers and experts residing outside the United States are or may be located outside of the United States, primarily in Australia and New Zealand. As a result, it may not be possible to effect service of process in the United States on such directors and executive officers, such experts or on the Company's subsidiaries or to enforce, collect or realize upon, in United States courts, judgments against such persons obtained in United States courts and predicated upon civil liability under United States Securities Laws. The Company has been advised by its special Australian counsel, Minter Ellison, that there are doubts as to the enforceability of civil liabilities of United States courts or the ability of stockholders to pursue claims based on the contents of this Prospectus or otherwise predicated on United States Federal Securities Laws against the Company or its directors, executive officers and experts in Australian courts.

  Foreign Taxation. Because the Company is a United States corporation which has historically generated substantially all income from non-U.S. operations, its income will generally be subject to taxation in different jurisdictions. Certain operations of the Company conducted outside the United States or by foreign subsidiaries are subject to taxation in foreign jurisdictions as well as under various provisions of the Internal Revenue Code of 1986, as amended (the "Code"), which impose special taxes in certain circumstances on foreign subsidiaries of United States corporations. While generally the Company will receive foreign tax credits for taxes paid in foreign jurisdictions which can be offset against United States tax liabilities, there can be no assurance that the Company will generate sufficient United States income to fully utilize such foreign tax credits.

  Possible Need for Additional Equity Capital or Borrowings. Although the Company believes that it currently has sufficient capital and cash flow to finance its existing operations, the Company's program of international expansion may create a need for additional equity capital or borrowings which may result in higher leverage or the dilution of then existing holders' investments in the Common Stock. There can be no assurance that such external funding, if necessary, will be available to the Company on favorable terms. Any inability of the Company to obtain additional capital may adversely affect the Company's ability to continue its international expansion and in the worst case might affect the ongoing viability of the Company's existing operations.

  Anti-takeover Considerations. Certain provisions of the Company's By-Laws and Delaware law could discourage potential acquisition proposals, delay or prevent a change in control of the Company, and limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. For example, these provisions allow a staggered board of directors and the issuance, without stockholder approval, of preferred stock with rights and privileges senior to the Common Stock. The issuance of preferred stock could result in the dilution of the voting power of the shares of Common Stock purchased in this Offering and could have a dilutive effect on earnings per share. The Company is also subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business ventures with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder. See "Description of Securities--Certain Provisions of the Company's Charter and Delaware Law".

  Dilution. As of the effective date of this Offering, the Company had a pro forma net tangible book value per share of Common Stock of $0.01 (after giving effect to the Reorganization and the sale of 250,000 shares of Common Stock to Bradley D. Cooper prior to the commencement of the Offering). Based on the initial public offering price of $10.00 per share, purchasers of Common Stock in the Offering will experience an immediate dilution of $9.52 per share. Additional dilution to future net tangible book value per share may occur upon the exercise of the Representatives' Warrants, and other options and warrants that are outstanding or will be issued by the Company. The Selling Shareholder of the Company acquired its shares of Common Stock for $2.24 per share, consideration substantially less than the public offering price of the shares of Common Stock offered hereby. See "Capitalization", "Dilution" and "Certain Transactions".

  Potential Adverse Effect of Representatives' Warrants and Other Company Options. In connection with this Offering, the Company has authorized the issuance of the Representative's Warrants and has reserved 240,000 shares of Common Stock for issuance upon exercise of such warrants. The Representatives' Warrants will entitle the holders thereof to acquire 240,000 shares of Common Stock at an exercise price of 165% of the initial public offering price per share ($16.50 per share at the initial public offering price of $10.00 per share). The Representatives' Warrants will be exercisable at any time from the first anniversary of the date of this Prospectus until the fifth anniversary of the date of this Prospectus. Additionally, upon completion of this Offering, the Company shall issue additional options to purchase Common Stock under a director's stock option plan and employee stock options under an employee stock option plan. The Company has reserved 50,000 shares of Common Stock for issuance under its 1997 Non-Employee Director Stock Option Plan and 750,000 shares of

Common Stock for issuance under its employee 1997 Stock Option Plan. See "Management--Stock Compensation Plans". For the term of the Representatives' Warrants and other Company options, the holders thereof will have, at nominal cost, the opportunity to profit from a rise in the market price of the Shares without assuming the risk of ownership, with a resulting dilution in the interest of the other security holders. As long as the Representatives' Warrants and other Company options remain unexercised, the Company's ability to obtain additional capital might be adversely affected. Moreover, the holders of the Representatives' Warrants and other Company options may be expected to exercise such warrants or options at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of its securities on terms more favorable than those under which the existing warrants or options are exercisable. See "Description of Securities" and "Certain Transactions".

  Shares Eligible For Future Sale. Sales of shares of Common Stock by existing shareholders, or by existing holders of warrants, under Rule 144 of the Securities Act, or pursuant to the exercise of registration rights or otherwise, could have an adverse effect on the price of the Shares. The Company and the Selling Shareholder have agreed with the Representatives to have the current shareholders of the Company, including Bradley D. Cooper, prior to this Offering execute lock-up agreements with the Representatives that restrict the sale or disposition of such shares for 360 days following the date of this Prospectus. National may consent to a waiver of the lock-up period without any public notice. One year after the date of the Reorganization, approximately 2,350,000 shares held by the Selling Shareholder, and one year after the shares sold to Bradley D. Cooper are fully paid approximately 250,000 shares held by Mr. Cooper, will become eligible for sale in the public market subject to compliance with Rule 144 under the Securities Act. In addition, the holders of warrants to purchase Common Stock will, subject to the satisfaction of certain conditions, be able to sell Common Stock publicly through the exercise of certain registration rights. See "Description of Securities" and "Underwriting".

  No Dividends. The Company does not anticipate paying dividends on its Common Stock for the foreseeable future. Dividends will only be paid at such time as the cash flow of the Company is sufficient to justify such payments, and provided that there are no restrictions on payment of dividends under credit or other agreements.

  Possible Illiquidity of Trading Market. Prior to this Offering there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Shares will develop or be sustained after this Offering. The Company has applied for listing of the Shares on the American Stock Exchange. To continue to be listed on the American Stock Exchange, the Company must continue to satisfy certain maintenance standards. If the Company is unable to maintain the standards for continued quotation on the American Stock Exchange, the Shares could be subject to removal from the American Stock Exchange. As a result, an investor would find it more difficult to dispose of the Shares, or to obtain accurate quotations as to their price.

  Arbitrary Determination of Offering Price. The initial public offering price for the Common Stock, as well as the exercise price of the Representatives' Warrants, were determined by negotiations between the Company and the Representatives, and should not be regarded as indicative of any future market price of the Shares. Among the factors considered in determining the initial public offering price were the history and the prospects of the Company and the industry in which it operates, the past and present operating results of the Company and the trends of such results, the previous experience of the Company's executive officers and the general condition of the securities markets at the time of this Offering. However, the public offering price of the Common Stock and the exercise price of the Representatives' Warrants do not necessarily bear any relationship to the Company's assets, book value, earnings or any other established criterion of value. See "Underwriting".

  Representatives' Influence on the Market. A significant amount of the Shares offered hereby may be sold to customers of the Representatives. Such customers subsequently may engage in transactions for the sale or purchase of such Shares through or with the Representatives. If they participate in the market, the Representatives may exert a dominating influence on the market for the Shares. Such market making activity may be discontinued at any time. The price and liquidity of the Common Stock may be significantly affected by the degree, if any, of the Representatives' participation in such market. See "Description of Securities" and "Underwriting".

  Possible Volatility of Stock Price. The stock market has, from time to time, experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market price of the Shares may prove to be highly volatile. Announcements of innovations or new commercial products by the Company or its competitors, developments or disputes concerning proprietary rights, regulatory developments in the United States or in foreign countries, as well as period-to-period fluctuations in financial results, among other factors, may have a significant impact on the market price of the Shares.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 250,000 shares of Common Stock being offered by the Company are estimated to be approximately $2,345,000, at the initial public offering price of $10.00 per share and after deducting the underwriting discounts and commission and Offering expenses payable by the Company. The Company intends to use the net proceeds: (i) to retire the FAI Note in the amount of $833,251 (as of March 31, 1997) representing the partial purchase price (fixed assets and inventories) of the International Assets and (ii) to retire the NZ Note (representing the fixed assets and inventories of the New Zealand operations) in the amount of $131,615 (as of March 31, 1997) due to FAI, resulting from the Company's purchase of 100% of the issued capital of FAI's Australia and New Zealand Group. Both notes are non-interest bearing, payable within thirty days from the effective date of this Offering, and subject to change based on the inventory values and currency exchange rates in effect at the time of Reorganization. The remaining proceeds of $1,380,134 will be used for general corporate purposes, including working capital. See "Business--The Reorganization". Pending such use, the net proceeds received by the Company in the Offering may be invested in short-term, investment-grade, interest bearing securities.

  The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholder in this Offering.

                                DIVIDEND POLICY

  Except for a final dividend distribution to FAI in the amount of approximately $3 million, the Company has paid no dividends on the Common Stock and does not anticipate doing so for the foreseeable future. Dividends will only be paid at such time as the cash flow of the Company is sufficient to justify such payments. The Company anticipates that all earnings, if any, for the foreseeable future will be retained to finance the growth and development of the business. See "Business--The Reorganization" and "Certain Transactions".

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 31, 1997: (i) on an actual basis prior to the Reorganization, (ii) as adjusted to give effect to the Reorganization and the sale of 250,000 shares of Common Stock to Bradley D. Cooper prior to the commencement of this Offering, and
(iii) pro forma as adjusted to reflect the issuance and sale by the Company of 250,000 shares of Common Stock (at the initial public offering price of $10.00 per share) after deducting estimated underwriting discounts and commissions and Offering expenses payable by the Company. The capitalization information set forth in the table below is unaudited and qualified by, and should be read in conjunction with, the financial statements and the notes thereto included elsewhere in this Prospectus.

                                                 MARCH 31, 1997
                                   -------------------------------------------
                                             AS ADJUSTED        AS FURTHER
                                               FOR THE         ADJUSTED FOR
                                   ACTUAL REORGANIZATION (1) THIS OFFERING (2)
                                     $            $                  $
                                   ------ ------------------ -----------------
Short Term Debt ..................   --          964,866               --
Long Term Debt ...................   --           47,280            47,280
Stockholder's Equity:
  Preferred Stock, $.001 value;
   1,000,000 shares authorized;
   none outstanding ..............   --              --                --
  Common Stock, $.001 value;
   20,000,000 shares authorized; 1
   share outstanding, 4,750,000
   shares outstanding as adjusted
   for the Reorganization and the
   sale of 250,000 shares of
   Common Stock to Bradley D.
   Cooper prior to the
   commencement of this Offering;
   5,000,000 pro forma shares
   outstanding as further adjusted
   for this Offering..............     1           4,750             5,000
Additional Paid in Capital........            10,658,463        13,003,213
                                    ----      ----------        ----------
Total Shareholder's Equity........     1      10,663,213        13,008,213
Total Capitalization..............     1      11,675,359        13,055,493
                                    ====      ==========        ==========

--------

(1) Does not include: (i) 240,000 shares issuable upon exercise of the Representatives' Warrants to be issued upon completion of this Offering at an exercise price of $16.50 (165% of the initial public offering price per share) and (ii) up to 160,000 shares subject to the Underwriter's over-allotment option to be sold by the Company. See "Underwriting" and "Certain Transactions".
(2) Assumes the Company's: (i) execution and completion of the Share Purchase Agreement (which provides for the purchase of the International Assets), and (ii) execution of the License Agreement (through the Company's wholly owned subsidiary, FAI Home Security Pty Ltd.) See "Business--The Reorganization".

                                   DILUTION

  The net tangible book value of the Company as of March 31, 1997 was $37,519 or $0.01 per share of Common Stock (after giving effect to the issuance of 4,499,999 shares of Common Stock to FAI pursuant to the Reorganization and the sale of 250,000 shares of Common Stock to Bradley D. Cooper prior to the commencement of the Offering). See "Prospectus Summary--The Reorganization". Net tangible book value per share is determined by dividing the tangible net worth of the Company (tangible assets less all liabilities) by the total number of outstanding shares of Common Stock. Dilution per share is determined by subtracting pro forma net tangible book value per share from the amount paid for a share of Common Stock in the Offering. After giving effect to the issuance and sale by the Company of the 250,000 shares of Common Stock offered hereby (at the initial public offering price of $10.00), and the application of the estimated net proceeds therefrom after deducting Offering expenses payable by the Company, the pro forma net tangible book value of the Company as of March 31, 1997 would have been $2,382,519 or $0.48 per share. The following table illustrates this per share dilution:

      Estimated initial public offering price.....................       $10.00
      Net tangible book value per share after Reorganization and before Offering............................................ $0.01
      Increase per share attributable to the new investors........ $0.47
                                                                   -----
        Pro forma net tangible book value per share after the Of-
         fering...................................................       $ 0.48
                                                                         ------
        Dilution to purchasers of Common Stock in this Offering...       $ 9.52
                                                                         ======

  The computations in the table set forth above assume that the over-allotment option is not exercised. If the over-allotment option is exercised in full, the pro forma net tangible book value at March 31, 1997 would have been $3,828,919 or $0.74 per share of Common Stock.

  The following table summarizes, as of the completion of this Offering (after giving effect to the issuance of 4,499,999 shares of Common Stock to FAI pursuant to the Reorganization), the difference between the effective cash contribution paid by the existing shareholders of the Company and the purchaser of securities in this Offering with respect to the number of shares purchased, the total consideration paid and the average price per share.

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                 ----------------- ------------------- PRICE PER
                                  NUMBER   PERCENT   AMOUNT    PERCENT   SHARE
                                 --------- ------- ----------- ------- ---------
Existing stockholders (1)(2).... 4,750,000   95%   $10,663,213   81%    $ 2.24
New investors (1)...............   250,000    5%   $ 2,500,000   19%    $10.00
                                 ---------  ----   -----------  ----
Total........................... 5,000,000  100%   $13,163,213  100%
                                 =========  ====   ===========  ====

--------

(1) Sales by the Selling Shareholder in this Offering will reduce the number of shares held by existing shareholders to 2,600,000 shares or 52% of the total number of shares of Common Stock outstanding after this Offering, and will increase the number of shares held by new investors to 2,400,000 or 48% of the total number of shares of Common Stock outstanding after this Offering. See "Principal and Selling Shareholders". The calculations in the tables set forth above assume: (i) no exercise of the Underwriters' over-allotment option by either the Company or the Selling Shareholder;
    (ii) no exercise of the Representatives' Warrants described herein and
    (iii) no issuance of any management or employee stock options by the Company. See "Description of Securities--Warrants and Options".
(2) Includes the sale of 250,000 shares of Common Stock of the Company to Bradley D. Cooper prior to the commencement of this Offering at the initial public offering price of $10.00 for a total purchase price of $2,500,000, payable $125,000 in cash and the balance in the form of a promissory note payable. Average Price Per Share is calculated using only the cash consideration of $125,000. See "Certain Transactions-- Transactions Involving Bradley D. Cooper".

                       SELECTED COMBINED FINANCIAL DATA

  All the data presented in the Selected Combined Financial Data is prepared from the financial data of the Company's predecessor entities rather than the financial data of the Company. The unaudited pro forma financial data is prepared from the financial data of the Company's predecessor entities after giving effect to the Reorganization. See "--Footnote (2)". The selected combined financial data of the Australia and New Zealand Group for the fiscal years ended June 30, 1994, 1995 and 1996 have been derived from the audited combined financial statements of FAI Home Security Pty Limited and FAI Home Security (NZ) Trust. The selected combined financial data of the Australia and New Zealand Group for the fiscal years ended June 30, 1992 and 1993 have been derived from the audited financial statements of FAI Home Security Pty Limited. The selected combined financial data of the International Group for the fiscal years ended June 30, 1995 and 1996 have been derived from the audited combined financial statements of FAI Home Security (UK) Trust and FAI Home Security (Canada) Unit Trust. The selected combined financial data for the nine month periods ended March 31, 1996 and March 31, 1997, are unaudited for the Australia and New Zealand Group and the International Group, and in the opinion of management include all adjustments necessary for a fair presentation of such data. The selected combined financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and notes thereto included elsewhere in the Prospectus. There were no cash dividends or distributions made by the Company or its predecessor entities during the periods presented below:

                                                                    UNAUDITED       UNAUDITED
                                 YEARS ENDED JUNE 30,              NINE MONTHS     NINE MONTHS
                          -------------------------------------  ENDED MARCH 31, ENDED MARCH 31,
                           1992    1993   1994    1995    1996        1996            1997
                           $US     $US    $US     $US     $US          $US             $US
                          ------  ------ ------  ------  ------  --------------- ---------------
                                                    (IN THOUSANDS)
AUSTRALIA AND NEW
 ZEALAND GROUP
-----------------
Statement of Income Data
 Net sales..............  4,475   11,093 10,629  21,437  26,701      18,806          23,232
 Net income (loss)......    316      492    (74)  1,470   1,659       1,215           1,838
Balance Sheet Data
 Total assets...........    546    1,748  2,281   7,671  13,384                      20,985
 Long term assets.......     97      687    927   2,228   6,443                       9,196
 Total long term
  liabilities...........    --       --     557     --      --                           47
 Shareholders' equity
  (deficit).............    (93)     408    369   3,912   9,894                      14,044
INTERNATIONAL GROUP
-------------------
Statement of Income Data
 Net sales..............    --       --     --      877   1,750       1,392           1,398
 Net income (loss)......    --       --     --   (2,155) (2,470)     (1,774)         (1,357)
Balance Sheet Data
 Total assets...........    --       --     --      743     847                       1,048
 Long term assets.......    --       --     --      142     110                         103
 Total long term
  liabilities...........    --       --     --      --      --                          --
 Shareholders' equity
  (deficit).............    --       --     --       47  (2,103)                     (3,524)
                                                                    UNAUDITED       UNAUDITED
                            UNAUDITED YEARS ENDED JUNE 30,         NINE MONTHS   PRO FORMA NINE
                          -------------------------------------  ENDED MARCH 31,  MONTHS ENDED
                           1992    1993   1994    1995    1996        1996       MARCH 31, 1997
                          $US(1)  $US(1) $US(1)  $US(1)  $US(1)      $US(1)          $US(2)
                          ------  ------ ------  ------  ------  --------------- ---------------
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
AUSTRALIA AND NEW
 ZEALAND AND
 INTERNATIONAL GROUP
 COMBINED
-------------------
Statement of Income Data
 Net sales..............  4,475   11,093 10,629  22,314  28,451      20,198          24,630
 Net income (loss)......    316      492    (74)   (685)   (811)       (559)          2,104
 Earnings per common
  share (3).............                                                              $0.42
Balance Sheet Data
 Total assets...........    546    1,748  2,281   8,413  14,231                      18,528
 Long term assets.......     97      687    927   2,370   6,553                      11,472
 Total long term
  liabilities...........    --       --     557     --      --                           47
 Shareholders' equity
  (deficit).............    (93)     480    369   3,959   7,791                      13,008

--------
(1) Information presented is historical combined only without giving effect to the Reorganization or any pro forma adjustments.
(2) Adjusted to give effect to the Reorganization, the issuance of the 250,000 shares offered hereby, at the initial public offering price of $10.00 per share, after the deduction of estimated underwriting discounts and Offering expenses and assuming Bradley D. Cooper's purchase of 250,000 shares of Common Stock at the initial public offering price prior to the commencement of this Offering. See "Pro Forma Consolidated Financial Statements for Home Security International".
(3) Pro forma earnings per share is computed by dividing pro forma net income by 5,000,000, the number of shares to be issued.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company is a direct sales company which, through an extensive distributor network, sells, installs and services residential security alarm systems principally in Australia and New Zealand, with expanding international operations in North America, Europe and South Africa. The Company's mission is to offer consumers a quality home security alarm package to protect their families and property. In addition to residential alarm systems, the Company is expanding its business services to include on-line monitoring services and extended warranties. Outside of Australia and New Zealand, the Company has established distributor networks in the United Kingdom, Belgium, the Netherlands, Germany and Canada. The Company has also successfully test marketed its product in the United States where it anticipates opening a distribution office by September 1997. To date the Company has not conducted any material operations in the United States.

  In 1993, the Company changed its organization structure from one based upon Company owned and operated branches, with Company employed sales representatives making sales to end users at high margins, to the Distributor Network model. The change to the Distributor Network model resulted in a decline in gross margin from approximately $625 to $350 for each SecurityGuard Alarm system sold, based on 1993 prices. However, under the Distributor Network structure, the Company no longer incurs selling costs and overhead related to the distribution of its SecurityGuard Alarm product, and the capital costs of opening new operations are passed on to its distributors. Accordingly, this change provided the Company with the capability of expanding rapidly with minimal funding requirements. Since this change in structure, the Company has experienced significant increases in unit sales of alarm systems. Unit sales in Australia and New Zealand for fiscal years 1992, 1993, 1994, 1995 and 1996 were 5,069, 11,744, 12,235, 25,280 and 31,669, respectively.
Unit sales for the International Operations for fiscal years 1995 and 1996 were 1,157 and 2,797, respectively.

  Revenues are currently derived primarily from SecurityGuard Alarm sales in Australia and New Zealand through the Distributor Network in which distributors sell to the end users on a direct sales basis, rather than through retail outlets. The percentage of revenues attributable to sales in Australia and New Zealand during the fiscal years 1994, 1995 and 1996 and for the nine months ended March 31, 1997 were 100%, 96%, 94% and 94%, respectively. The Company assumes the responsibility of servicing the end user once an alarm has been installed by the distributor. After installation the end users are considered to be the customers of the Company. To a much lesser extent, revenue is derived from sales of promotional, training and marketing material to the Distributor Network, and from the recent introduction of extended warranties to end users. In addition, the Company expects that the planned introduction of on-line monitoring in Australia will provide an additional revenue stream from the existing and future base of installed alarms. Additionally, while the Company expects that an increased proportion of its revenue will be derived from its international expansion, there can be no assurance that the success of the Distributor Network and corresponding operating results in Australia and New Zealand can be replicated throughout the world. The Company expects international expansion efforts outside Australia and New Zealand and entry into additional services including extended warranties and on-line monitoring will cause an increase in expenses from time to time, without a corresponding increase in revenue.

  The Company's revenues from SecurityGuard Alarm sales are recorded net of any discounts and withdrawals (the cancellation of an installation that has been sold by an agent on behalf of an end user). Revenues related to on-line monitoring services and extended warranties are recognized over the life of the agreement with the customer. In September 1996, the Company implemented a price increase throughout Australia and New Zealand of AUD$200 (US$160) which increased the price of the home protection package to the end user from AUD$1,892 (US$1,507) to AUD$2,092 (US$1,666). In the face of increased competition in the industry, there can be no assurance that the Company will not face increased pricing pressure, which in turn could lead to changes in the selling price of the Company's SecurityGuard Alarm or other services. The impact of any such price changes on the Company's revenue or operating results cannot be accurately determined. In addition, prior to the Reorganization, the Company had an existing royalty agreement with FAI Insurance which provided for the payment of commissions for each alarm unit sold in exchange for the use of "FAI" name and logo. Pursuant to the Reorganization, the agreement was replaced by the no cost License Agreement with FAI Insurance for the use of the "FAI" name and logo. In July 1996, the number of senior executives receiving commissions based on the number of alarm units sold, as well as the rate of such commissions payable to these executives increased substantially. See "Business--Executive Employment Agreements." This caused a material increase in the cost of goods sold. There can be no assurance that these types of changes will not occur in the future. If any such changes do not, in turn, generate sufficient increases in the number of final users, the Company's results could be materially adversely affected.

  The Company expects to experience continued, although not significant, increased profits in the near future from alarm sales in Australia and New Zealand, and a gradual improvement from loss to profitability in operating results from the expansion of its operations in the United Kingdom, Belgium, the Netherlands, Germany, Canada and South Africa and the expected commencement of a Distributor office in the United States. The introduction of extended warranties and on-line monitoring are expected to make a positive contribution to the Company's overall operating results in the near future.

RESULTS OF OPERATION

 AUSTRALIA AND NEW ZEALAND OPERATIONS

 Comparison of nine months ended March 31, 1997 and March 31, 1996

  Revenue: Total revenue increased by $4.4 million or 24% from $18.8 million for the nine months ended March 31, 1996 to $23.2 million for the nine months ended March 31, 1997. This increase was primarily due to continued growth of unit sales in the New Zealand market.

  Cost Of Goods Sold: Cost of goods sold increased by $4.6 million or 38% of total revenue from $12.2 million to $16.8 million. This represented an increase in the percentage of total revenue by approximately 7% from 65% to 72% for the nine months ended March 31, 1996 and 1997, respectively. This increase was due, in part, to increases in royalty fees charged to related parties for use of the FAI brand name. This royalty is based on retail sale prices, which increased 10% per unit in the period, rather than the sale price charged to distributors. Royalty charges as a percentage of sales increased from 10% for the nine months ended March 31, 1996 to 11% for the nine months ended March 31, 1997. See "Certain Transactions--Transactions with FAI".

  Cost of goods sold (excluding related party expenses such as royalty charges), as a percentage of sales, increased from 54% of total revenue for the nine months ended March 31, 1996 to 61% for the nine months ended March 31, 1997. This was due to the increased cost of goods from the manufacturer for an updated version of the SecurityGuard Alarm with enhanced features, and an increase in commission and bonus payments to senior executives related to sales volumes. See "Business--Executive Employment Agreements".

  The Company expects product costs, excluding royalty charges, to increase in proportion to annual increases in the Australian Consumer Price Index. The increase will be in accordance with the terms of the supply agreement with the manufacturer.

  General and Administrative Expenses: General and administrative expenses were $4.0 million for the nine months ended March 31, 1997, compared to $4.7 million for the nine months ended March 31, 1996. As a percentage of revenue, total general and administrative expenses decreased to 17% in the nine months ended March 31, 1997 compared to 25% for the nine months ended March 31, 1996. This decrease as a percentage of revenue for the nine months ended March 31, 1997 compared to the nine months ended March 31, 1996, reflected the economies of scale of operating the Distributor Network since increases in revenue did not entail a proportionate increase in overhead. Furthermore, the decrease in General and Administrative Expenses reflects changes to the Chief Executive Officer's employment agreement, which made him responsible for all costs of support staff, travel, accommodation and other expenses related to the performance of his duties as Chief Executive Officer of the Company. In addition, the Company received a management fee of $0.5 million from FAI in connection with the management of the international operations. See "Certain Transactions--Transactions Involving Bradley D. Cooper".

  Net Income from Operations: Net income from operations increased from $1.9 million for the nine months ended March 31, 1996 to $2.4 million for the nine months ended March 31, 1997.

  If royalty payments to related parties for the use of the FAI brand name, and other related party charges, were excluded, net income from operations would have increased from $3.8 million for the nine months ended March 31, 1996 to $5.1 million for the nine months ended March 31, 1997. See "Certain Transactions--Transactions with FAI".

  Interest Income: Interest income was approximately $0.6 million for the nine months ended March 31, 1997 compared to $0.2 million for the nine months ended March 31, 1996. This was due to interest received on loans to a related party FAI Finance Corporation (NZ) Limited which increased significantly between the periods. See "Certain Transactions--Transactions with FAI".

  Income Tax Expense: The effective rate of tax decreased from 40% for the nine months ended March 31, 1996 to 38% for the nine months ended March 31, 1997.

  Net Income: Net income increased from $1.2 million for the nine months ended March 31, 1996 to $1.8 million for the nine months ended March 31, 1997.

 Comparison of fiscal year ended June 30, 1996 and June 30, 1995

  Revenue: Total revenue increased by 25% from $21.4 million for the fiscal year ended June 30, 1995 to $26.7 million for the fiscal year ended June 30, 1996. Revenues in the fiscal year ended June 30, 1995 included $6.2 million in direct retail sales and in-house finance sales, as compared to $1.8 million in fiscal year ended June 30, 1996. This increase in revenues was primarily the result of the increase in the amount of units sold into the Australian market during the fiscal year ended June 30, 1996 compared to the fiscal year ended June 30, 1995.

  Cost Of Goods Sold: Cost of goods sold remained stable at 66% of total revenue although increasing in absolute terms from $14.2 million to $17.6 million for the fiscal years ended June 30, 1995 and 1996, respectively. Product costs from the manufacturer remained stable throughout the fiscal year ended June 30, 1996.

  General and Administrative Expenses: General and administrative expenses were $6.6 million in the fiscal year ended June 30, 1996 and $5.1 million for the fiscal year ended June 30, 1995. As a percentage of revenue, general and administrative expenses increased 1% to 25% during the fiscal year ended June 30, 1996 compared to the fiscal year ended December 31, 1995. This increase reflects the completion of the shift to the Distributor Network for fiscal year ended June 30, 1996 from direct retail sales utilized during the year ended June 30, 1995, and the benefits of certain economies of scale.

  Net Income from Operations: Net income from operations remained relatively constant as a percentage of revenue at 10%, but showed an increase in absolute figures from $2.1 million for fiscal year ended June 30, 1995 to $2.5 million for fiscal year ended June 30, 1996. If royalty payments to related parties for the use of the FAI brand name are excluded, net income from operations increased 29% to $5.3 million for fiscal year ended June 30, 1996 from $4.1 million for the fiscal year ended June 30, 1995. See "Certain Transactions-- Transactions with FAI".

  Interest Income: Interest income was approximately $251,000 for the fiscal year ended June 30, 1996, compared to $65,000 for the fiscal year ended June 30, 1995. This increase was due to an increase in funds on deposit during the year and a significant increase in interest received on loans to a related party, FAI Finance Corporation (NZ) Limited. See "Certain Transactions-- Transactions with FAI".

  Income Tax Expense: The effective rate of tax increased to 39% for the fiscal year ended June 30, 1996 from 33% for the fiscal year ended June 30, 1995. This was due to an increase in Australia's basic corporate tax rate.

  Net Income: Net income increased by $190,000, or by 13%, from $1.5 million for the fiscal year ended June 30, 1995 to $1.7 million for the fiscal year ended June 30, 1996.

 Comparison of fiscal year ended June 30, 1995 and June 30, 1994

  Revenue: Total revenue increased by $10.8 million from $10.6 million for the fiscal year ended June 30, 1994 to $21.4 million for the fiscal year ended June 30, 1995. This increase in revenue represents a 102% sales increase. The increase in revenue does not reflect fully the increase in actual number of units sold due to lower margins as a result of the gradual change in the Company structure and distribution strategy to the Distributor Network.

  Cost Of Goods Sold: Cost of goods sold increased from $6.7 million to $14.2 million. This increase in cost of goods represented an increase as a percentage of revenue from 63% to 66% of total revenue for the fiscal years ended June 30, 1994 and June 30, 1995 respectively. During this period the Company began to implement the Distributor Network. Product costs per alarm unit from the manufacturer remained stable throughout the fiscal year ended June 30, 1995.

  General and Administrative Expenses: General and administrative expenses were $5.1 million in the fiscal year ended June 30, 1995, compared to $4.0 million for the fiscal year ended June 30, 1994. As a percentage of revenue, total general and administrative expenses decreased to 24% for the fiscal year ended June 30, 1995 as compared to 37% for the fiscal year ended December 31, 1994. This decrease as a percentage of sales reflected in part the economies of scale and improved cost effectiveness of operating through the Distributor Network.

  Net Income/(Loss) from Operations: Net income from operations increased from a loss of $0.1 million for the fiscal year ended June 30, 1994 to income of $2.1 million for the fiscal year ended June 30, 1995. This improvement of $2.2 million in net income as a percentage of revenue represents a change from a percentage loss of 1% to income of 10%. If royalty payments to related parties for the use of the FAI brand name are excluded, net income from operations increased from $0.9 million for the fiscal year ended June 30, 1994 to $4.1 million for the fiscal year ended June 30, 1995. See "Certain Transactions-- Transactions with FAI".

  Interest Income: Interest income was approximately $65,000 for the fiscal year ended June 30, 1995 compared to approximately $7,000 for the fiscal year ended June 30, 1994. This change was due to a significant increase in funds being placed upon deposit.

  Income Tax Expense: The effective rate of tax decreased from 51% to 33% due to the utilization of prior tax losses.

  Net Income: Net income increased from a loss of $0.1 million for the fiscal year ended June 30, 1994 to $1.5 million for the fiscal year ended June 30, 1995.

  OPERATIONS OUTSIDE AUSTRALIA AND NEW ZEALAND

  Comparison of nine months ended March 31, 1996 and nine months ended March 31, 1997

  Revenue: Total revenue remained stable at $1.4 million for the nine months ended March 31, 1996 compared to the nine months ended March 31, 1997. During the period six unprofitable distributors throughout the UK were closed and one branch operation assumed Distributor status. Four new operators were established in the UK, the Netherlands and Belgium. The retail price of the SecurityGuard Alarm was increased 22% from (Pounds)899 (US$1,392) to (Pounds)1099 (US$1,702) to further increase operating revenues in the UK.

  Cost Of Goods Sold: Cost of goods sold has decreased from 77% of revenue for the nine months ended March 31, 1996 to 55% for the nine months ended March 31, 1997. This decrease was primarily attributable to the settlement of a claim of $202,835 with its major supplier, Ness, arising from Ness' failure to fill confirmed orders for the SecurityGuard product to the Company's European operations. In addition, the cost of goods sold as a percentage of revenue declined due to an increase in the retail price of the product.

  General and Administrative Expenses: General and administrative expenses were $1.7 million for the nine months ended March 31, 1997 compared to $2.0 million for the nine months ended March 31, 1996. As a percentage of sales, this figure represented an improvement or decrease in expenses from 150% for the nine months ended March 31, 1996 compared to 122% for the nine months ended March 31, 1997. The decrease in expenses primarily reflects the restructuring of the international operations outside of Australia and New Zealand. In addition, a charge of $0.6 million was charged by FAI Home Security Holdings Pty Ltd. to the Cooper International Group (not a related party to FAI Home Security Holdings Pty Ltd.) for the provision of management services in the nine months ended March 31, 1997. This charge included an amount of $0.4 million for the provision of management services during the nine month period ended March 31, 1996, but was charged during the nine month period ended March 31, 1997. See "Certain Transactions--Transactions involving Bradley D. Cooper".

  Net Loss from Operations: Net loss from operations decreased from $1.8 million for the nine months ended March 31, 1996 to $1.1 million for the nine months ended March 31, 1997. As a percentage of revenue, this is an improvement from 127% to 77%.

  Interest Expense: Interest expense was $0.3 million for the nine months ended March 31, 1997, due to interest payable on loans from FAI Home Security Holdings Pty Ltd., partially consisting of $0.1 million related to the nine month period ended March 31, 1996 which was brought to account in the period ended March 31, 1997.

  Income Tax Benefit: Tax losses relating to the nine months ended March 31, 1996 and for the nine months ended March 31, 1997 have not been recognized as a future tax benefit. As a result of the Reorganization, the Company will not be able to use these tax credits.

  Net Loss: Net loss from operations was reduced by 24%, from $1.8 million for the nine months ended March 31, 1996 to $1.4 million for the nine months ended March 31, 1997. This represents an improvement in performance as a percentage of revenue from 127% to 97% for the nine months ended March 31, 1995 and 1996 respectively. The net loss for the nine month period ended March 31, 1997 would have decreased to $0.8 million if management charges and interest charged by FAI Home Security Holdings Pty Ltd. and reflected in the period ended March 31, 1997, but relating to the nine month period ended March 31, 1996, were eliminated.

 Comparison of fiscal year ended June 30, 1996 and seven month period ended June 30, 1995

  Revenue: Total revenue increased by $0.9 million or 100% from $0.9 million for the seven month period ended June 30, 1995 to $1.8 million for the fiscal year ended June 30, 1996. Only seven months of revenues are shown as of June 1995 because the Canadian sales only commenced in November 1994 and the UK sales commenced in February 1995. If these seven month figures are annualized and it is assumed that revenues were generated at a stable rate, revenues for a full fiscal year ended June 30, 1995 would be approximately $1.5 million, compared to $1.8 million for the fiscal year ended June 30, 1996.

  Cost Of Goods Sold: Cost of goods sold increased $0.6 million, from $0.4 million to $1.0 million. This represented an increase in cost of goods sold as a percentage of total revenue from 51% for the seven month period ended June 30, 1995 to 59% for the fiscal year ended June 30, 1996. This increase is mainly attributable to the conversion of the Canadian operation from a branch operation to a distributorship utilizing the Distributor Network system. Another factor in this increase was the cost of lead generation trials conducted in the United Kingdom in the fiscal year ended June 30, 1996 in order to determine market acceptance and feasibility in different areas.

  General and Administrative Expenses: General and administrative expenses increased by $0.6 million to $3.2 million in the fiscal year ended June 30, 1996 compared to $2.6 million for the seven month period ended June 30, 1995. As a percentage of revenue, this represented a decrease of 112% from 295% in the seven month period ended June 30, 1995 compared to 183% in the fiscal year ended June 30, 1996. If these seven month figures are annualized and it is assumed that expenses were incurred at a stable rate, expenses for a full fiscal year ended June 30, 1995 would be approximately $4.4 million, compared to $3.2 million for the fiscal year ended June 30, 1996.

  Net Loss from Operations: The net loss from operations increased from $2.2 million for the seven month period ended June 30, 1995 to $2.5 million for the fiscal year ended June 30, 1996.

  Income Tax Benefit: Tax losses relating to the seven month period ended June 30, 1995 and for the fiscal year ended June 30, 1996 have not been recognized as a future tax benefit. As a result of the Reorganization, the Company will not be able to use these tax credits.

  Net Loss: Net loss increased from $2.2 million for the fiscal year ended June 30, 1995 to $2.5 million for the fiscal year ended June 30, 1996. If these seven month figures applicable to the fiscal year ended June 30, 1995 are annualized and it is assumed that revenues and expenses were generated and incurred at a stable rate, the net loss for a full fiscal year ended June 30, 1995 would be approximately $3.7 million, compared to $2.5 million for 1996, suggesting an improvement in performance of an estimated $1.2 million or 32%.

LIQUIDITY AND CAPITAL RESOURCES

Australia and New Zealand Operations

  The Australian and New Zealand operation's principal source of liquidity historically has been, and the Company's principal source is expected to continue to be, cash flows from operations. Cash flow provided by operating activities increased from approximately $190,000 for the nine month period ending March 31, 1996 to approximately $3,346,000 for the nine month period ending March 31, 1997. This was primarily due to the extension of commercial payment terms by Ness, the Company's major supplier. Under a previous commercial arrangement with Ness, its trade account was paid before it was due, resulting in a reduction of cash (as a result of the reduction in accounts payable) of approximately $801,000 during the nine months ended March 31, 1996. The return to ordinary commercial terms during the nine month period ended March 31, 1997 is reflected in the increase in accounts payable of approximately $934,000. Additionally, the improvement in cash flow provided by operating activities also reflects improved profitability of the operations during the nine month period ended March 31, 1997, as compared to the nine month period ended March 31, 1996. Specifically, the Company improved its economies of scale, improved recruitment with the Distributor Network and enhanced its training programs resulting in a higher ratio of installed alarms to sales calls.

  Additionally, the historical cash flow and operating profit of the Australian and New Zealand operations have been significantly reduced through the charging of a royalty by FAI Insurance Ltd. The royalty charges levied upon the Australian and New Zealand operations were approximately $1,922,000 and $2,669,000 during the nine month periods ending March 31, 1996, and March 31, 1997, respectively. The cash flow generated from operating activities by the Australian and New Zealand operations have historically been used to make loans to other entities within the FAI Insurances group. See "Certain Transactions--Transactions with FAI".

  Following the completion of the Reorganization, the cash flow generated from operating activities by the Australian and New Zealand operations will be at the disposal of the Company. Additionally, upon completion of the Reorganization, the Company will no longer be required to make royalty payments to FAI Insurances Ltd. See "Certain Transactions--Transactions with FAI".

  Net Cash flow provided by Operating Activities was $98,590, $3,507,594 and $489,229 for the fiscal years ending June 1994, 1995 and 1996, respectively. The increase in cashflow from fiscal year 1994 to 1995 was a result of the change in net earnings of $1,543,679 and an increase in the accounts payable relating to improved trading terms with the major supplier. The decrease in cash flow from fiscal year 1995 to 1996 relates to the decrease in accounts payable and the payment of outstandings in advance to Ness.

  Net Cash flow generated by (used in) investing activities was ($29,979), ($43,632), $41,361 for the fiscal years ending June 1994, 1995, 1996. The surplus in fiscal year 1996 relates to the sale of fixed assets in NZ resulting from the conversion of branch operations to distributorships. Net Cash flow provided by (used in) financing activities was $164,866, ($2,510,102), ($1,432,697) for the fiscal years ending June 1994, 1995 and
1996, respectively. The provision and use of funds relate to receipts and borrowings from related parties.

Operations outside Australia and New Zealand ("International Operations")

  The International Operations have been net users of cash due to the incurring of operating losses associated with the start up nature of these businesses. The cash used in operating activities was reduced from approximately $2,225,000 during the nine month period ended March 31, 1996 to approximately $1,296,000 during the nine month period ended March 31, 1997. This was primarily due to the reduction in operating losses as the start up operations have begun to mature and unsuccessful distribution operations have been discontinued; a slow down in the growth of trade receivables due to the reduction of extended credit terms provided to start up distributors; and an increase in the use of trade credit due to the return to commercial payment terms with Ness.

  The cash flow requirements of the International operations have historically been funded through the subscription of capital and loans from shareholders and their related parties. See "Certain Transactions--Transactions involving Bradley D. Cooper". The Company expects that the International Operations will contribute to profits of the Company in fiscal 1998.

  The net cash used in operating activities was ($2,333,645) and ($2,417,465) for the fiscal years ending June 30, 1995 and 1996, respectively, and was due to the losses incurred during both fiscal years.

  The net cash used in investing activities was ($152,878), ($15,475) for the fiscal years ending June 30, 1995 and 1996, respectively. The use of funds related mainly to the additions of plant and equipment.

  The net cash provided by financing activities was $2,563,407 and $2,446,740 for the fiscal years ending June 1995 and 1996, respectively. The receipt of funds was in part attributable to borrowings from related parties to fund shortfalls relating to trading losses. See "Certain Transactions--Transactions Involving Bradley D. Cooper".

 Post Reorganization Company Operations

  Following the Reorganization, the Company will no longer be required to make loans to other entities within the FAI group nor will it be required to make royalty payments to FAI Insurances Ltd. See "Business--The Reorganization--The License Agreement".

  The Company currently has no credit facility with a bank or other financial institution, although it believes appropriate facilities would be available on reasonable terms if needed. The Company believes that internally generated cash flows and the proceeds of this Offering will be adequate to support currently planned business operations over the next twelve months. The Company's strategy for growth is based on the expansion of its Distribution Network into existing and new markets, with the costs of such expansion largely borne by the distributors. For the forseeable future, the Company's expansion into such existing and new markets should not require the Company to seek additional financing or capital, thereby limiting any adverse impact on the Company's liquidity on a long-term basis.

  Notwithstanding that the Company's costs in expanding its Distribution Network are expected to be minimal, the Company may be required to obtain additional capital to fund growth outside of its existing operations if the cash flow generated by the Australian and New Zealand operations is insufficient to meet the cash requirements of developing the International Operations. Potential sources of such capital may include proceeds from bank financing or additional offerings of the equity or debt securities of the Company. There can be no assurance that such capital will be available on acceptable terms from these or other potential sources. The lack of such capital could have a material adverse effect on the Company's operations. See "Risk Factors--Possible Need for Additional Equity Capital or Borrowings".

                                   BUSINESS

OVERVIEW

  The Company is a direct sales company which, through an extensive Distributor Network, sells, installs and services residential security alarm systems, principally in Australia and New Zealand, with expanding international operations in North America, Europe and South Africa. The Company's mission is to offer consumers a quality home security alarm package to protect their families and property. The Company is expanding its business services to include, in addition to residential alarm systems, on-line monitoring services and extended warranties. Outside of Australia and New Zealand, the Company has established Distributor Networks in the United Kingdom, Belgium, the Netherlands, Germany, Canada and South Africa. The Company has also successfully test marketed its product in the United States through a sales representative, and anticipates opening a U.S. distribution office by September 1997. The Company believes it is one of the fastest growing residential security alarm businesses in Australia and New Zealand and that the characteristics of the Australian and New Zealand market are representative of the conditions that exist in other countries in which the Company operates or plans to commence operations.

  The Company's SecurityGuard Alarm system provides home protection to a customer's premises through an interior heat sensitive detector, a centralized processing unit with the ability to communicate signals to the Company's central monitoring station, a battery back-up, a siren and window decals. In addition to the installation of the SecurityGuard Alarm, the Company provides customers with a "Home Protection Package" which contains smoke alarm/detectors featuring dual ionization chambers to limit false alarms. The SecurityGuard Alarm is a two time winner of the prestigious Australian Design Award (1992 and 1996) and a winner of the Australian Design Mark (1996). The Australian Design Mark and the Australian Design Award are awarded by Standards Australia, an independent not-for-profit organization which utilizes industry and design experts to evaluate products for excellence. To attain the Australian Design Mark, a product must achieve excellence in four key areas:
(i) the design process; (ii) the product; (iii) the manufacture of the product; and (iv) the product lifecycle. Generally, a product must first achieve the Australian Design Mark to be eligible to receive the Australian Design Award. In special circumstances products that are innovative and original in design can achieve the Australian Design Award without first receiving the Australian Design Mark. Due to its innovative design, in 1992 the SecurityGuard Alarm received the Australian Design Award directly. In 1996, the SecurityGuard Alarm was only one of 37 products to achieve the Australian Design Mark, and thereafter was only one of eight products to achieve Australian Design Award status in that year.

  The Company's growth is in large part due to its extensive Distributor Network which focuses on recruitment, training, and motivation of its sales force. The Distributor Network is an incentive/performance based reward system giving individuals the opportunity to begin as sales agents and, through a clearly defined step program, progress toward owning their own business. The Distributor Network provides Company personnel with the motivation to achieve more than just monetary rewards: they work for recognition, peer respect and to attain the goal of becoming authorized distributors. The Company believes the Distributor Network provides advantages over traditional distributorship arrangements. Specifically, the Distributor Network allows the Company to grow rapidly with minimal capital investment, which enhances the Company's long term relationship with its distributors and minimizes the overhead costs normally associated with an employee-based sales and marketing force.

  The Company commenced business in Australia in 1988. At its inception, the Company sold alarms through part-time dealers who purchased franchises from the Company. In May 1991, the Company adopted a more traditional sales structure by shifting to commission-based compensation for its agents, who were given extensive in-house sales training. Although the Company achieved enough success with this approach to expand and establish an office in Melbourne, Australia and had grown to five offices nationally a year and a half later, its growth and the income generation of its sales force plateaued. In response to this development, in early 1993, the Company implemented the Distributor Network strategy which converted the existing Company owned and operated branches and agents to independent distributor networks responsible for their own costs. This change to the Distributor Network strategy is responsible for the rapid growth in unit sales since that time. Specifically, the Distributor Network launched by its first distributor in September 1993, has brought the Company to a total of eighty-eight distribution outlets in Australia and New Zealand, with additional offices in Canada, South Africa, Belgium, Holland, Germany and the United Kingdom.

   In 1990, 50% of the Company was sold to FAI Insurance. On September 5, 1994 and on June 1, 1995, FAI Insurance acquired an additional 4.18% and 5.98% of the Company, respectively, and entered into an agreement to acquire the remaining 39.84% of the Company, resulting in FAI Home Security Holdings Pty Ltd. becoming a wholly owned subsidiary of FAI Insurance. In November 1995, FAI Insurance sold its home security operations outside Australia and New Zealand to Mr. Cooper. As a result of this transaction, FAI was responsible for conducting the security alarm business in Australia and New Zealand, and Mr. Cooper was responsible for conducting the security alarm business outside Australia and New Zealand. While these operations were initially conducted in Canada and England, they now include the United States, South Africa, Belgium, the Netherlands and Germany. Pursuant to the June 1, 1995 agreement, Mr. Cooper agreed to continue as Chairman of the Board and Chief Executive Officer of the Australian and New Zealand operations to ensure the continued dedication of his executive team to achieving the current and projected profitability of the Australian and New Zealand operations. In July 1996 the Company and Mr. Cooper (through his wholly owned management company, Speakeasy Pty Ltd.) entered into a management agreement providing for, among other items, that Mr. Cooper be remunerated on a commission per unit sold and bear all expenses and overheads, including rent, administrative support and travel costs, related to the performance of his duties as Chairman of the Board and Chief Executive Officer of the Company. The management agreement will terminate upon the completion of this Offering and will be replaced by an executive employment agreement. See "Management--Executive Employment Agreements". On March 31, 1997, FAI acquired the business and substantially all of the assets of the international operations from Mr. Cooper for a purchase price of approximately $2,784,431. See "Certain Transactions-- Transactions Involving Bradley D. Cooper" and "Management--Executive Employment Agreements".

THE REORGANIZATION

  The Company, wholly owned by FAI, is a Delaware corporation incorporated on April 11, 1997. Immediately prior to the effectiveness of this Offering, the Company acquired FAI's Australian and New Zealand operations by purchasing the outstanding stock of the Australia and New Zealand Group. The Company also acquired FAI's international operations outside Australia and New Zealand by purchasing the International Assets. See "Certain Transactions--Purchase of International Assets". In order to effect the Reorganization, the Company (i) entered into the Share Purchase Agreement through which the Company, in exchange for the International Assets and 100% of the issued capital of the Australia and New Zealand Group, executed the $833,251 FAI Note, assumed the $131,615 NZ Note and issued 4,499,999 shares of Common Stock of the Company to FAI and (ii) through its wholly owned subsidiary, FAI Home Security Pty Ltd., entered into the License Agreement through which the Company obtained a no cost license from FAI Insurance to use the "FAI" name and logo. After the Reorganization, the Company had 4,500,000 shares of Common Stock outstanding all of which were owned by FAI. Immediately prior to the effective date of this Offering, the Company will also make a final dividend distribution to FAI in the amount of approximately $3 million representing the retained earnings of FAI Home Security Pty Ltd. on the date of the Reorganization. See "Certain Transactions--The Reorganization".

  The Share Purchase Agreement. In June 1997, subject to certain conditions, the Company entered into a Share Purchase Agreement pursuant to which the Company agreed to purchase from FAI, a wholly owned subsidiary of FAI Insurance, all of the outstanding shares of the Australia and New Zealand Group plus the International Assets, which included all of the fixed assets, inventories and intangible assets previously owned by the Cooper International Group. See "Certain Transactions--Purchase of International Assets". In exchange, FAI would receive 4,499,999 shares of Common Stock of the Company plus the FAI Note in the amount of $833,251 representing: (i) the net book value of the tangible (fixed assets and inventories) International Assets (approximately $562,497) and (ii) partial consideration for the intangible International Assets (approximately $270,754). In addition, the Company (through its assumption of the NZ Note) agreed to pay FAI the sum of $131,615 which represents the fixed assets and inventory of the New Zealand operations. The FAI Note and the NZ Note which will be retired out of the proceeds of this Offering are subject to change based on the inventory valuation and currency exchange rates in effect at the time of the Reorganization. See "Use of Proceeds". FAI Insurance is the guarantor of FAI's obligations under the Share Purchase Agreement. The completion of Share Purchase Agreement was contingent on FAI Home Security Pty Ltd.'s execution of a supply agreement with

Ness granting to FAI Home Security Pty Ltd., the exclusive right to sell the SecurityGuard products throughout the world (except the United States) and the non-exclusive right to sell the SecurityGuard products in the United States through the year 2007. The Share Purchase Agreement was also subject to the condition subsequent that the Company, FAI and the Representatives enter into a firm commitment underwriting agreement pursuant to which the Representatives agreed to sell 2,400,000 shares of Common Stock of the Company in an initial public offering, consisting of 250,000 shares to be sold by the Company and 2,150,000 shares to be sold by FAI, and that such initial public offering became effective.

  Prior to the effectiveness of this Offering, the Company fulfilled its obligations under the Share Purchase Agreement including the completion of the internal restructuring of the New Zealand operations and the execution of a revised manufacturing agreement with Ness, and acquired 100% of the outstanding shares of the Australia and New Zealand Group and the International Assets. See "Business--Ness Supply Agreement". In connection with the acquisition of the outstanding shares of the Australia and New Zealand Group, the Company acquired the NZ Note payable to FAI from FAI Home Security (ENZED) Ltd. in the amount of $131,615 (at March 31, 1997) representing the net book value of FAI Home Security (ENZED) Ltd.'s, the New Zealand entity in the Australia and New Zealand Group, inventory and fixed assets less any liabilities related to warranty premiums.

  The License Agreement. The Company, through its wholly owned subsidiary FAI Home Security Pty Ltd., an Australian corporation, entered into the License Agreement with FAI pursuant to which FAI granted to the Company a non-exclusive, non-transferrable, royalty free license to use the FAI name and logo and certain other intellectual property solely for the purposes of selling the SecurityGuard Alarm systems. The License Agreement has a perpetual term and will terminate only upon breach by the Company. See "Certain Transactions--Transactions with FAI".

BUSINESS STRATEGY

  The Company's strategy is to grow by increasing its Distributor Network in its existing markets as well as in new international markets. In addition, the Company plans to expand its product and service offerings with extended warranties and on-line alarm monitoring. The Company also seeks to become more efficient and cost-effective by taking advantage of the increased economies of scale afforded by its growth.

  International Expansion. The Company plans to model its international expansion on the Distributor Network which has largely driven the success of its Australian operations and its first international expansion into New Zealand. This plan will be implemented by the Company's existing senior management team. The Company's Executive Vice President of International Business Development will relocate to England in order to more effectively direct the growth of the European operations, and a similar strategy will be implemented for the North American business when appropriate. The Company intends to appoint a "Master Distributor" for each new country, who will be responsible for operations in that country and will report directly to the Company's head office in Australia. Prior to appointment, each Master Distributor will have successfully completed an intensive twelve week training program in Australia. Master Distributors will be required to bear all costs of commencing operations in their respective jurisdiction, other than initial recruitment and product approval expenses. This process will enable the Company to expand rapidly into international markets without incurring significant cost to the Company's management or financial resources.

  Direct Approach To Households. The Company's growth strategy has been based upon internal growth. The Company solicits sales mainly through a systematic process of lead generation followed by telemarketing, as opposed to sales through cold calling. The Company emphasizes customer satisfaction, in part because satisfied customers generate additional customers.

  Increasing Account Density In Existing Markets. The Company believes that increasing account density in the regions it currently serves, principally Australia and New Zealand, will enhance the efficiency of its operations and of its distributors. The Company's objective is to increase the number of SecurityGuard Alarm installations in each distributor area in which it has already secured customers. By servicing and marketing a higher number of accounts in a given area, the Company believes that it will improve the incremental operating margins associated with that area.

  Additional Services and Recurring Revenue. The Company is also seeking to sell enhanced services to new and existing customers, thereby increasing the Company's average income per customer. The Company currently offers 24 hour emergency response and access to local security patrol services upon telephonic notification that an alarm has sounded. During 1997, the Company began offering enhanced services such as extended warranties and on-line monitoring of alarm equipment. If successful, these programs will provide the Company with a recurring revenue stream to complement the unit sales growth.

SECURITY ALARM INDUSTRY

  The residential security alarm industry in Australia and New Zealand is fragmented, consisting of a mixture of major international companies such as Brambles Industries Limited, Chubb Security Holdings Australia Ltd. and Tempo Services Ltd. and a number of small owner/operators. The residential market is characterized by a low level of market penetration and rapid growth. An industry trend toward subsidizing installation costs to increase affordability, combined with other factors such as heightened concern about crime and favorable demographic trends, have resulted in increased demand for residential alarm services. In particular, the IBIS Information Service Report on the Security and Investigative Services L7864, printed 14 April 1997 (the "IBIS Report") states that, "The Household market remains the largest area of untapped potential for the industry. Much of this market at present is left to alarms with neighbors monitoring the system and checking the premises or calling the police when the alarm is triggered. Increasingly a new service, usually in the higher income suburbs, is to have homes of executives monitored when they travel interstate or overseas."

  The Company's management believes that growth in the residential security alarm industry is attributable to a number of factors. First, it appears that media coverage of crime, along with political discussions concerning its causes and remedies, have increased public awareness of crime. Second, a number of insurance companies offer premium discounts to customers with security and fire detection systems or require companies to maintain such systems as a condition of coverage. Third, although the residential security alarm industry has experienced significant growth in the last decade, the residential worldwide market remains relatively unpenetrated.

  The products and services marketed in the residential security alarm industry range from alarm systems that provide basic intrusion and fire detection to sophisticated systems incorporating features such as closed circuit television and access control. Products provided use either hardwired or wireless technology for systems installed on subscribers' premises and digital, multiplex and wireless (radio) technologies for the transmission of alarm signals to a central monitoring center. The Company believes that the security alarm services industry is characterized by the following attributes:

  High Degree of Fragmentation. While residential security alarm services in Australia, New Zealand and worldwide are consolidating, the industry remains highly fragmented, consisting of a large number of local and regional companies within each jurisdiction. The fragmented nature of the industry can be attributed to the low capital requirements associated with performing basic installation and maintenance of security alarm systems. However, the business of a full service, integrated security services company providing central station monitoring services is capital intensive, and the Company believes that the high fixed costs of establishing both central monitoring stations and full service operations contribute to the small number of national competitors in each international market.

  Continued Product Diversification and Integration of Services. A recent trend in the residential security alarm industry has been increased integration of different types of products into single systems provided by single vendors. The Company believes that this trend has resulted from the need for enhanced security services on a more cost-effective basis. Whereas basic alarm systems were once adequate for many businesses and homes, it appears that many consumers now demand access control and monitoring systems integrated into a single system to provide for their overall security needs. A security alarm system which provides burglar and fire alarm monitoring and access control, all integrated into one central system, not only provides enhanced security services, but also is more cost-effective than separate systems installed by separate vendors. In this environment, the Company believes that it can gain a competitive advantage over smaller companies in the industry that do not have the infrastructure or the expertise to support the larger and more sophisticated integrated systems. Hence, the Company is aggressively positioning itself to take advantage of this trend by expanding the services offered to its customers to include the 24-hour monitoring services.

  Advances in Digital Communications Technology. Prior to the development of digital communications technology, alarm monitoring required a dedicated telephone line, which made long-distance monitoring uneconomic. Consequently, alarm monitoring companies were required to maintain a large number of geographically dispersed monitoring stations in order to achieve a national or regional presence. The development of digital communications technology eliminated the need for dedicated telephone lines, reducing the cost of monitoring services to the subscriber and permitting the monitoring of subscriber accounts over a wide geographic area from a central monitoring station. The elimination of local monitoring stations has not only decreased the cost of providing alarm monitoring services, has also substantially increased the economies of scale for larger alarm service companies. In addition, the concurrent development of microprocessor-based control panels has substantially reduced the cost of the subscriber equipment available to consumers in the residential and commercial markets and has substantially reduced service costs because many diagnostic and maintenance functions can be performed from a company's office without sending a technician to the customer's premises.

THE SECURITYGUARD ALARM AND SERVICES

  The Company's SecurityGuard Alarm is the only two-time winner of the prestigious Australian Design Award within the security industry (1992 and 1996), and was the winner of the Australian Design Mark in 1992. The SecurityGuard Alarm is molded in an extruded polycarbonate casing and features double soldered circuitry, a sealed independent power source and automatic testing of battery power supply. It is radio controlled with access through a radio transmitted, sixteen digit, binary code bit stream. It has a security key override switch, and a 120db (at 1 metre) horn speaker installed within the alarm plus an external siren and blue flashing strobe light. The oscillating siren is designed to prompt distress to an intruder. The alarm system features infra-red detection cells that respond effectively to body temperature and remote controls which are factory sealed and a tuner set to optimum range, signal and strength. The SecurityGuard Alarm complies with the relevant Australian/NZ Standards AS2201.1/5. The system carries guarantees of quality and service on the terms and conditions comparable to others in the industry.

  The basic SecurityGuard Alarm system provides protection for two openings to the premises through an interior heat sensitive motion detector, a centralized processing unit ("CPU") with the ability to communicate signals to the Company's central monitoring station, a battery back-up, a siren and window decals. The Company provides a one year limited warranty on system parts and a one year limited warranty on labor. Customers have the option of protecting additional openings and adding additional sirens and motion detectors, remote control "panic buttons" and fire protection by means of smoke and heat detectors and alarms. The Company's average fee for a SecurityGuard Alarm system, including systems purchased with such customer options, was approximately AUD$2092 (US$1650) per account customer during 1996, including all installation service charges.

  The SecurityGuard Alarm installed by the Company is a custom-configured wireless alarm system manufactured by Ness, a leading manufacturer of security alarm systems in Australia. Wireless devices use radio signals from transmitters incorporated into the protective devices to communicate activation signals from such devices to the customer's CPU. By comparison, hard-wire devices, which are characterized by substantially higher initial costs to the customer, use actual wires to connect each of the protective devices to the customer's CPU. Wireless devices can generally be installed more simply and quickly than those that require alarm wiring, thus reducing labor costs. In addition, wireless devices are also easy to relocate when the customer changes homes.

  24 Hour Alarm Monitoring Services. The Company is beginning to market 24-hour alarm monitoring services to its Australian customers. The Company is planning to outsource monitoring to a central monitoring station in Sydney, Australia which will incorporate the use of advanced communications and computer systems that route incoming alarm signals and telephone calls to operators. Other international operations centers will be established as required. Depending upon the type of service chosen by the customer, central monitoring station personnel will respond to alarms by relaying information to local security patrols or police departments, notifying the customer, or taking other appropriate action. Non-emergency administrative signals will include power failures, low battery signals, deactivation and reactivation of the alarm monitoring system, and test signals, and will be processed automatically by central monitoring station computers.

  Extended Warranty. The Company is beginning to offer an extended warranty service, initially only in Australia, to cover the normal cost of repair and maintenance of the alarm system after the expiration of the initial one year warranty.

  Fire Safety. In addition to the installation of the SecurityGuard Alarm, the Company provides customers with a "Home Protection Package" which contains smoke alarm/detectors featuring dual ionization chambers to limit false alarms. The smoke alarm/detectors incorporate low battery warning beeps and when activated emit a loud persistent siren noise in the high frequency range of the audible sound spectrum. Smoke alarm/detectors are recommended by all fire and emergency services, and are now compulsory in new homes in certain areas. In addition to the smoke alarm/detectors, the SecurityGuard Alarm is sold with a rechargeable fire extinguisher and a one square meter fire blanket.

  Installation And Field Services. The Company requires the maintenance of installation and field service personnel in each distributor office. Distributors subcontract services and installation to third parties who are trained by the Company to install and maintain the customer's SecurityGuard Alarm. Installations of new alarm systems are performed promptly after the completion of the sale. After completing an installation, the technician instructs the customer on the use of the system and furnishes a written manual and, in many instances, an instruction video. Additional follow-up instruction is provided by sales consultants in the distributor offices as needed. The increasing density of the Company's customer base as a result of the Company's continuing strategy to "infill" its existing distributor service areas with new customers permits more efficient scheduling and routing of field service technicians, resulting in economies of scale at the distributor level. The increased efficiency in scheduling and routing also allows the Company to provide faster field service response and support, which leads to a higher level of customer satisfaction.

  "We Care" Culture. In 1995, the Company implemented its "We Care" customer satisfaction program by recruiting, as its Director of Customer Care and Compliance, an individual who had previously been a Senior Investigation Officer of an Australian state government consumer affairs organization. The We Care program consists of a number of measures intended to maximize customer satisfaction, including an annual survey of customers, periodic awards to distributors who maintain superior customer satisfaction, and the installation of a toll-free number which customers can call with any questions or complaints. The We Care program also includes a total quality management program through which the Company analyzes and documents all processes critical to customer satisfaction, including sales, installations, monitoring, billing and customer service. The Company then implements improvements and repeats the analysis process.

DISTRIBUTOR NETWORK

  The Company's expected growth is based mainly upon the expansion of the Distributor Network. The Company believes that this organization strategy generates greater enthusiasm on the part of the sales people by giving them the opportunity to eventually run and develop their own businesses. This motivation results from a compensation structure in which, as an individual moves up the selling structure, he or she receives a greater proportion of the final selling price, and eventually can be entitled to receive a bonus or commission override of units sold by subordinate distributor networks. The Distributor Network consists of the following structured selling and training levels which are designed to motivate and provide a clearly defined path to advancement:

  Level 1--Independent Agent. The majority of the sales force or distribution network are Independent Agents who contract directly with Distributors and Area Distributors. Independent Agents are compensated solely by commissions and are required to generate leads from which telemarketers arrange appointments with potential clients. Independent Agents then follow up on the pre-arranged appointments with potential purchasers with visits to their homes where planned and scripted on-site presentations are made. Distributors and Area Distributors pay Independent Agents a commission based on their performance. For an Independent Agent to be promoted to a Dealer they are required to achieve a predetermined level of sales within a specified period. As of March 31, 1997, the Company had 437 Independent Agents.

  Level 2--Dealers. Dealers are authorized by the Company to sell security systems directly to the public, and are supported by Area Distributors in implementing the Company's SecurityGuard Direct Marketing Program. Dealers must sell personally to the customer and cannot contract the sales process to Independent Agents. Dealers follow up on pre-arranged appointments with potential purchasers and make a planned and scripted on-site presentation during a home visit. Dealers are compensated based upon their profit derived from the difference in their selling price to the public and their purchase cost per alarm unit, after paying for their own operating costs. For Dealers to be promoted to Area Distributors they are required to achieve a predetermined level of sales within a specified period. As of March 31, 1997, the Company had 30 Dealers.

  Level 3--Area Distributors. Area Distributors sell security systems to the public through the Level 1 Independent Agents for which they receive profit margins after commission, and Level 2 Dealers for which they receive commission overrides for every sale. Area Distributors are responsible for the implementation of the Direct Sales Marketing Program which includes telemarketing, lead generation and recruitment. Prior to promotion, Area Distributors are given the opportunity to assume more responsibility and run the distributorship and contract with Level 2 Dealers. Level 1 Independent Agents operate from the Area Distributor's premises and are paid performance based commissions. The Area Distributors earn their profits from Independent Agents after the payment of commission, cost of goods sold and operating expenses. Level 2 Dealers, however, operate independently of the Area Distributor and are merely supervised by the Area Distributor. For this supervision, the Area Distributor receives a fixed commission override per system purchased by the Level 2 Dealer in their network. There is no limit to the number of Independent Agents or Dealers an Area Distributor can have. For Area Distributors to be promoted to Distributors, they are required to achieve a predetermined level of sales within a specified period. As of March 31, 1997, the Company had 34 Area Distributors.

  Level 4--Distributors. Distributors, with support from the Company, are responsible for ensuring that Dealers and Independent Agents are motivated and proficient in all aspects of direct sales by, among other items: (i) ensuring all new sales consultants go through a specified training program which includes proficiency tests, video taping and "on the job" observation and critical analysis; (ii) organizing major conferences annually as well as running weekly internal training seminars; (iii) professionally videotaping major training conferences and seminars; (iv) professionally taping tele-conferences of "distributed" meetings where distributors discuss topics on business enhancement, such as lead generation; (v) running reward programs for the introduction or recruitment of new staff members; and (vi) recognizing and rewarding other staff for securing new customers. Distributors operate the same as Area Distributors within their network and may purchase stock from the Company at a slightly lower price per share than the Area Distributors. Distributors receive a commission override for all purchases by Dealers or Area Distributors within their network. Independent Agents working within a distributorship are paid the same commission structure as those working for an Area Distributor. As of March 31, 1997, the Company had 27 Distributors.

  SALES AND MARKETING.

  The Company's growth strategy is based upon the internal generation of customer accounts by direct sales through the Direct Sales Marketing Program by the Company's sales team. The Company believes that its Direct Sales Marketing Program represents an effective internal growth strategy and is the Company's primary competitive advantage over other security alarm companies. From January 1993 through March 31, 1997, the Company generated approximately 118,000 customer accounts internally through the Direct Sales Market Program, including over 9,000 new customer accounts during the third fiscal quarter of 1997. The training, sales and distribution program involves on-going recruitment, training and defined qualification levels for greater recognition, commission and substantial bonus income, as an integral part of the Company's successful growth and market penetration strategy.

  The Company markets the SecurityGuard Alarm system through a direct marketing campaign conducted by the Distributor Network, targeting a demographic group consisting of "average moms and dads." The Company does not generally use media advertising to advertise the alarm systems. Instead, the Distributor Network representatives are required to generate leads through running community crime awareness programs and shopping center promotions, installing neighborhood "drop boxes", conducting periodic give-aways, and distributing questionnaires. Telemarketers then telephone individuals who respond to these measures and make appointments for home visits by sales representatives from the Distributor Network. During these home visits, the Distributor Network representative presents a mounted display of the alarm system and related equipment and a description of their features. The Distributor Network also establishes "Crime Awareness Programs" in order to educate residents in a targeted neighborhood with regard to the crime level of the area and the utility of the Company's products in preventing crime and reducing losses. The Company believes that by making sales to multiple homes in a neighborhood and establishing a Crime Awareness Program, crime prevention synergies and additional sales opportunities are achieved as neighbors begin to work together to minimize crime.

  The Company's sales and marketing approach stresses three aspects of its SecurityGuard Alarm system: deterrence, detection and ejection. The Company believes that the mere existence of a security alarm system in a home deters burglars and home invaders from attempting entry. If they do persist and enter a home protected by a SecurityGuard Alarm, the device's heat and movement sensors will detect their presence and activate the alarm. SecurityGuard Alarm's volume is deliberately set at a level that causes extreme discomfort to human beings and that should result in the invader leaving the premises. In addition, the volume of the alarm is sufficient to alert not just those who dwell in the invaded home, but their neighbors, increasing the likelihood that the home invader will be seen and possibly apprehended. The alarm system reacts instantaneously on detecting an intruder, reducing the intruder's ability to search for or remove valuables. Unlike silent alarms which are linked to police stations or other patrols, the SecurityGuard Alarm's immediate shrill alarm does not furnish the home invader with a pre-established or known response time. The Company's focus in designing its systems has been not to assist in catching burglars or home intruders, but to prevent protected homes from being burgled or invaded in the first place and to minimize losses if they are invaded.

COMPETITION

  The security alarm industry is highly competitive and fragmented. The Company competes with numerous other companies for new customers. Although the Company believes that it is the leading seller of residential alarm systems in Australia and New Zealand, there is no assurance that the Company will continue to have a competitive advantage in these countries. According to the IBIS Report, the industry in Australia derives 90 percent of its revenue from business and 10 percent from households, and is concentrated among four manufacturers who account for approximately 68 percent of the market. The IBIS report indicated that gross sales for the entire industry for 1995-1996 were AUD$866 million (US$689.68 million) and that the real rate of growth during that year was estimated at 3.5 percent. The loss of any competitive position by the Company in its target market would have a material adverse effect on the Company. In marketing the SecurityGuard Alarm outside of Australia and New Zealand, the Company will compete with larger national and international companies that are better capitalized than the Company.

  The Company's three major competitors for first-time purchasers of alarm systems in Australia are Brambles Industries Ltd, Chubb Security Holdings Australia Ltd, and Tempo Services Ltd. Competition for new accounts by many of these competitors is based primarily on installation price, monthly monitoring fee, the range of services offered, and reputation for quality. However, the Company believes it has a superior marketing strategy because of its policy of selling directly to the end user through the Distributor Network.

  The Company believes that similar competition exists in markets throughout the areas in which it seeks to operate. In the United States, the Company will face competition from alarm installation and monitoring companies which are better capitalized than the Company and which offer low-priced, subsidized installations of security systems. However, the Company believes that it will be able to successfully penetrate and compete in such markets using the same system that it uses in Australia and New Zealand. The Company has expanded its business services to include, in addition to residential alarm systems, on-line monitoring services and extended warranties in Australia. Outside of Australia and New Zealand, the Company has established distributor networks in the United Kingdom, Belgium, the Netherlands, Germany, Canada and South Africa.

NESS SUPPLY AGREEMENT

  Ness is a leading manufacturer of security alarms in Australia and New Zealand, and is certified under ISO 9000. It has won six Australian designer of the year awards, among other achievements. Only one other alarm manufacturer in Australia has won an Australian design of the year award. Ness has recently expanded with the opening of its Nesstronics plant, which manufactures all of the printed circuit boards for SecurityGuard Alarm products. Naz Circosta, a director of Ness, sits on the Board of Australian Alarm Standards. Since the inception of Ness' relationship with the Company in 1989, senior management of the two companies have met regularly.

  In September 1990, the Company entered into the manufacturing/supply agreement with Westinghouse Brake and Signal Company (Australia) Pty Limited (predecessor company to Ness) under which Ness agreed to manufacture the SecurityGuard Alarm for the Company. That agreement, which was due to terminate in the year 2000, also granted the Company the exclusive right to sell the SecurityGuard Alarm throughout the world (except the United States) and a non-exclusive right to the United States market. Prior to the effectiveness of this Offering, the Company, through its wholly owned subsidiary, FAI Home Security Pty Ltd., superseded this agreement with a new manufacturing agreement which granted to the Company essentially the same rights which it had under the previous agreement. This new agreement included a provision which precludes termination prior to the year 2007 under normal circumstances. The new agreement provides further that Ness may market and sell the SecurityGuard Alarm within the Company's exclusive territory, but only upon the Company's written consent. The Company shall not unreasonably withhold such consent. The manufacturing agreement further provides that Ness will be permitted to market and sell the SecurityGuard alarm in places where the Company does not intend to carry on business. Ness's rights to sell the SecurityGuard Alarm in such areas terminate if it supplies or sells to companies that sell products in that country using a marketing method or strategy which is similar in nature to that used by the Company. Ness currently manufactures and distributes security alarm products other than the SecurityGuard Alarm. Ness does not currently manufacture and distribute, nor has it given any indication that it intends to manufacture and distribute, a wireless alarm product similar to the SecurityGuard Alarm. Ness has given no indication of establishing any sales presence in Australia, New Zealand or any other market. If Ness establishes a sales agency in any major potential market this may in turn adversely affect the Company. The loss of the Company's relationship with Ness, or a significant reduction of Ness's manufacturing capability, or a lack of progress in new product development, could have a material adverse effect upon the Company.

TRADEMARKS AND INTELLECTUAL PROPERTY

  The Company operates under the registered Company name "FAI Home Security" in Australia, New Zealand, the United States, Europe and South Africa. The Company has licensing arrangements with FAI Insurance to permit it to use the "FAI" name and logos. The Company holds copyrights to significant marketing, training, promotional and organizational material. See "Certain Transactions-- Transactions with FAI".

GOVERNMENT REGULATION

  The Company's domestic operations in Australia and New Zealand, as well as its other worldwide operations, are subject to a variety of laws, regulations and licensing requirements of federal, state and local authorities. In certain jurisdictions, the Company is required to obtain licenses or permits, to comply with standards governing employee selection and training, and to meet certain standards in the conduct of its business. Many jurisdictions also require certain of the Company's employees to obtain licenses or permits.

  The alarm industry is also subject to requirements imposed by various insurance, approval, licensing and standards organization. Depending upon the type of customer served, the type of security service provided and the requirements of the applicable local governmental jurisdiction, adherence to the requirements and standards of such organizations is mandatory in some instances and voluntary in others.

  In most countries, the Company's advertising and sales practices are regulated by various consumer protection laws. Such laws and regulations include restrictions on the manner in which the Company promotes the sale of its security alarm systems and the obligation of the Company to provide purchasers of its alarm systems with certain rescission rights.

  Recently, a trend has emerged on the part of local governmental authorities to adopt various measures aimed at reducing the number of false alarms. Such measures include (i) subjecting alarm monitoring companies to fines or penalties for transmitting false alarms, (ii) licensing individual alarm systems and the revocation of such licenses following a specified number of false alarms, (iii) imposing fines on alarm customers for false alarms, (iv) imposing limitations on the number of times the police will respond to alarms at a particular location and (v) requiring further verification of an alarm signal before the police will respond. See "Risk Factors--Government Regulation".

EMPLOYEES

  At March 31, 1997, the Company employed 52 individuals, including 51 on a full-time basis and 1 on a part-time basis. Currently, none of the Company's employees are represented by a labor union or covered by a collective bargaining agreement. The Company believes it has an excellent relationship with its employees.

PROPERTY

  The Company's executive office, administrative, sales and service office and central monitoring station are located at Levels 7 and 3, 77 Pacific Highway, North Sydney, Australia. The executive offices constitute approximately 661 square meters at a rental rate of AUD$380 (approximately US$298) per square meter per annum. The Company's lease at 77 Pacific Highway has expired, however, the Company has entered into a letter of intent to execute a lease for an additional 2.5 years over Level 7, 77 Pacific Highway and is seeking to enter into a further long term lease when floor space contiguous to Level 7 becomes available. In the interim, the Company rents Level 3, 77 Pacific Highway on a month by month basis. The Company believes that its existing office space will be adequate to meet its needs of the immediate future. The Company has offices in England at the second floor of Lodge House Kay Street, Burnley, Lancashire. The lease expires on April 12, 2000 and has an annual rent of STG(Pounds) 6,640 (approximately US$10,283). The Company believes this leased space is adequate to meet its needs in Europe for the immediate future.

LEGAL PROCEEDINGS

  The Company experiences routine litigation in the normal course of its business. The Company does not believe that any currently pending or threatened litigation will have a material adverse effect on the financial condition and results of operations of the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The executive officers and directors of the Company and their ages as of December 31, 1996 are as follows:

               NAME           AGE                     POSITION
               ----           ---                     --------
      Bradley D. Cooper        38 Chairman of the Board of Directors, Chief
                                   Executive Officer
      Terrence J. Youngman     44 President
      Robert D. Appleby        47 Executive Vice President of International
                                   Business Development
      Mark Whitaker            30 Chief Financial Officer, Treasurer,
                                   Executive Vice President of Finance
      Geoffrey D. Knowles      32 Executive Vice President of Marketing
      Felicity A. Hilbert      27 Executive Vice President of Operations
      Timothy M. Mainprize     47 Director
      Steven A. Rothstein      46 Director
      Steven Rabinovici(1)(2)  45 Director
      Dennis J. Puleo(1)(2)    51 Director

--------
(1) Member of Audit Committee
(2) Member of Compensation Committee

  Mr. Bradley D. Cooper is the founder of the Company and has been its Chief Executive Officer since its inception in 1985. In 1997, Mr. Cooper became Chairman of the Board of the Company. Cooper is also a director and major shareholder of the Phoenix Leisure Group Pty Ltd, which holds the Australian license for Rossignol Skis. He is the founding director and major shareholder of Theme Products Pty Ltd which holds exclusive licenses in Australia for such childhood favorites as Warner Bros. (Looney Tunes), Sesame Street, and Thomas the Tank Engine to manufacture, market and distribute children's furniture. He is Chairman of Vision Publishing Pty Ltd, a business publishing and conference company, as well as being a director of the Elizabethan Theatre Trust (of which Her Majesty Queen Elizabeth II is patron).

  Mr. Terrence J. Youngman is the President of the Company responsible for management of all senior departmental managers and overall Company operations, a position he has held since 1996. Mr. Youngman served as General Manager from 1995 to 1996 and Finance Administration Manager from 1992 to 1995. In 1991 and 1992 Mr. Youngman served as a Finance Accountant for Furniture Australia (BTS Subsidiaries).

  Mr. Robert D. Appleby is the Executive Vice President of International Business Development for the Company and has served in this position since 1993. His responsibilities include the recruitment, training, development and motivation of the Company's distributors in Australia and overseas. Prior to his present position, Mr. Appleby served as the Company's International Sales Director.

  Mr. Mark Whitaker is the Company's Chief Financial Officer, Treasurer and Executive Vice President of Finance and has served in this capacity since December 1996. In 1995 and 1996, Mr. Whitaker served as Assistant General Manager, from 1993 to 1995 as a Group Accountant and from 1992 to 1993 as a Financial Accountant for the Company. Prior to his employment with the Company, Mr. Whitaker was employed by

Hewlett Packard (in England) as a financial accountant from 1991 to 1992.

  Mr. Geoffrey D. Knowles has served as Executive Vice President of Marketing for the Company since 1994. As Executive Vice President of Marketing, Mr. Knowles is responsible for the development and implementation of all sales and marketing material, training programs and internal competitions for all sales personnel. Mr. Knowles served as Assistant General Manager of the Company in 1993 to 1994 and National Sales Manager during 1993. From 1986 to 1992 Mr. Knowles was the Managing Director of Knowles Enterprises Pty. Ltd., a company which sold electrical appliances.

  Ms. Felicity A. Hilbert has served as the Company's Executive Vice President of Operations, responsible for the operational management of the Company, the Customer Service department and the Extended Services department in Australia and overseas, since 1996. From 1994 to 1996 Ms. Hilbert served as the International Operations Manager and from 1993-1994 served as Distributor Relations Manager and National Administration Manager. From 1992 to 1993 Ms. Hilbert served as an Administrative Assistant for the Company's Melbourne branch. From 1988 to 1992 Ms. Hilbert was employed by Tilt Lift Equipment Pty. Ltd., a company which specializes in providing commercial construction products and services.

  Mr. Timothy M. Mainprize was elected a director of the Company in April 1997, and was appointed as a director of FAI in January 1995. Mr. Mainprize had been with FAI Insurance since 1988 and was appointed a director of FAI Insurance in 1993. Mr. Mainprize is Chief Financial Officer of FAI Insurance and he is also responsible for the Information Technology and is a member of the Investment Committee of FAI Insurance.

  Mr. Steven Rothstein was elected a director of the Company in April 1997. He became a member of the Board of National Securities Corporation in May 1995 and was appointed Chairman on August 1, 1995. He is also the Chairman, CEO, President and a director of Olympic Cascade Financial Corporation, the parent company of National. From 1979 through 1989, Mr. Rothstein was a registered representative and limited partner at Bear Stearns and Company, Inc. in Chicago, Illinois and Los Angeles, California. From 1989 to 1992, Mr. Rothstein was a Senior Vice President in the Chicago office of Oppenheimer and Company, Inc. In December 1992 he joined Rodman and Renshaw, Inc., a Chicago-based broker/dealer serving as Managing Director, and joined H.J. Meyers, Inc. in Beverly Hills, California, a New York Stock Exchange member firm in March 1994. Mr. Rothstein is a 1972 graduate of Brown University, Providence, Rhode Island. Presently, Mr. Rothstein is a board member of American Craft Brewing International Limited, Gateway Data Sciences, Inc., New World Coffee, Inc., SigmaTron International, Inc. and Vita Food Products, Inc. Mr. Rothstein was designated a director of the Company pursuant to the Underwriting Agreement.

  Mr. Steven Rabinovici was elected a director of the Company in April 1997. He has been Chairman of the Board and Chief Executive Officer of Complete Management, Inc. ("CMI"), since December 28, 1995. From December 31, 1992 through December 27, 1995 he was the President, Chief Executive Officer and a director of CMI. From July 1990 through December 31, 1992, he was an independent health care and business consultant. On July 21, 1992, MEBE Enterprises, Inc., the owner and operator of a single Roy Rogers fast food restaurant, filed for protection under Chapter 11 of the Bankruptcy Code. Mr. Rabinovici was a founder and principal of MEBE Enterprises, Inc. Earlier in his career, Mr. Rabinovici had more than 10 years experience in hospital administration, including approximately two years as associate administrator of Brookdale Hospital Medical Center, a 1,000 bed teaching hospital, and two years as the administrator of the Division of Psychiatry, Cornell University New York Hospital. Mr. Rabinovici has a Bachelors degree from City University of New York, Brooklyn College, a Masters degree in Public Health from Columbia University School of Public Health and a Juris Doctorate degree from New York Law School.

  Mr. Dennis Puleo was elected a director of the Company in April 1997. He has worked as a real estate agent for Century 21 since 1991 and holds real estate licenses in Florida and Massachusetts. During this time, Mr. Puleo has also worked as an independent consultant in the areas of sales, marketing and franchising.

STAGGERED BOARD OF DIRECTORS

  Pursuant to the Company's Certificate of Incorporation, upon the closing of this offering the Board of Directors will be divided into three classes of directors serving staggered three-year terms.

  Class I Directors. The following people will serve as Class I directors with their term expiring in 1998: Steven A. Rothstein and Steven Rabinovici.

  Class II Directors. The following people will serve as Class II directors with their term expiring in 1999: Timothy M. Mainprize and Dennis J. Puleo.

  Class III Directors. The following person will serve as a Class III director with his term expiring in 2000: Bradley D. Cooper.

  All directors of each class will hold their positions until the annual meeting of shareholders held during the year in which the terms of the directors in such class expire, or until their respective successors are elected and qualified.

EXECUTIVE EMPLOYMENT AGREEMENTS

 Executive Employment Agreements Prior to Offering

  Presently, the Company has executive employment agreements for the period July 1, 1996 to June 30, 1997 with Messrs. Bradley D. Cooper, David Appleby and Geoffrey Knowles.

  Pursuant to an existing executive employment agreement between FAI Home Security Pty Ltd. and Speakeasy Pty Ltd. ("Speakeasy"), a company beneficially owned by Mr. Cooper, Mr. Cooper receives, on a monthly basis, a commission of approximately $19.25 for each sale of a Security Guard product within Australia and New Zealand to a member of the public (provided the product has not been returned by the consumer and no refund of purchase price has been made). Speakeasy bears all of Mr. Cooper's business expenses including rent, administrative support and travel costs, and the Company is not obligated to pay or reimburse Mr. Cooper for any out of pocket expenses while he is on Company business. The total remuneration received by Speakeasy in the nine month period ended March 31, 1997 was approximately $416,000. See "Certain Transactions--Transactions Involving Bradley D. Cooper." Mr. Cooper's current agreement will continue until completion of this Offering.

  The existing executive employment agreement with Mr. Appleby provides that he shall receive no base salary. Instead, Mr. Appleby receives, on a monthly basis, a commission of approximately $13 for each sale of a SecurityGuard product within Australia and New Zealand to a member of the public (provided the product has not been returned by the consumer and no refund of purchase price has been made). For the nine months ended March 31, 1997, Mr. Appleby has received a remuneration, based on the number of units sold, of $205,498.

  The existing executive employment agreement with Mr. Knowles provides that Mr. Knowles shall receive a base salary of approximately $98,138, plus the use of a fully maintained motor vehicle. Pursuant to the agreement, Mr. Knowles is also entitled to a bonus based upon the achievement of sales targets. For the nine months ended March 31, 1997 this bonus was calculated based on $1.58 per unit on unit sales exceeding 7500 per quarter and $4.70 per unit on unit sales exceeding 8750 in any quarter. For the nine months ended March 31, 1997, Mr. Knowles has received remuneration, based on the number of units sold, of $126,772.

  Mr. Youngman is employed on a base salary of $120,222 and is currently not entitled to any bonus entitlement.

 Executive Employment Agreement Upon Effectiveness of Offering

  In addition, certain executive employment agreements, which will become effective upon the completion of this Offering and continue through June 30, 2000, have been executed with the Company by the following key executives: Messrs. Bradley D. Cooper, Terrence J. Youngman, David Appleby, Mark Whitaker, Geoffrey Knowles and Ms. Felicity Hilbert.

  The executive employment agreement with Mr. Cooper will provide that Mr. Cooper shall receive a base salary of $700,000 per year plus a bonus equivalent to 10% of Net Profit After Tax ("NPAT"), as calculated prior to his bonus entitlement. In addition, Mr. Cooper may receive an additional bonus, as may be determined by the Company's Board of Directors and its Compensation Committee. Mr. Cooper bears all expenses including rent, administrative support and travel costs and the Company is not obligated to pay or reimburse Mr. Cooper for any out of pocket expenses incurred while he is on Company business. Mr. Cooper will also be eligible to receive stock options in accordance with the Company's 1997 Stock Option Plan or any other executive stock option plan as may be established from time to time by the Company's board of directors. The total remuneration received by Mr. Cooper will be reviewed by the Company's Compensation Committee on an annual basis, and is subject to adjustment based on such review. In the event of termination during the first three years of the agreement, the Company must pay to Mr. Cooper an amount equal to Mr. Cooper's total remuneration (exclusive of bonuses) received or earned during the 12 month period preceding such termination.

  Messrs. Appleby and Knowles' executive employment agreements will provide for them to receive certain commissions per alarm unit sold. The terms of such agreements will be substantially similar to those of the executive employment agreements in effect before the effective date of the Offering, and will also allow Messrs. Appleby and Knowles to participate in the Company's 1997 Stock Option Plan or any other executive stock option plan as may be established from time to time by the Company's board of directors. They may also be paid a bonus. The total remuneration, including any bonus, received by Messrs. Appleby and Knowles under their respective agreements is reviewed by the Company's Compensation Committee on an annual basis, and is subject to adjustment based on such review.

  The executive employment agreements for Messrs. Whitaker and Ms. Hilbert will be similar to the executive employment agreement with Messrs. Cooper, Appleby and Knowles, with the exception that they do not receive a commission on each alarm unit sold. Mr. Youngman's executive employment agreement will be substantially similar to his employment agreement in effect before the Offering providing for a base salary and no entitlement to a fixed bonus.

COMPENSATION OF DIRECTORS

  Directors are not currently paid fees, but are entitled to reimbursement for travel expenses incurred in traveling to and from board meetings. Following completion of this Offering, non-employee directors will receive $10,000 annual compensation and be reimbursed for out-of-pocket expenses incurred in attending each committee or board meeting. Upon the closing of this Offering, each non-employee director will receive options to purchase 5,000 shares of the Company's Common Stock at an exercise price equal to the initial public offering price. Thereafter, commencing with the 1997 Annual Meeting of Stockholders, each non-employee director will be granted options to purchase 2,500 shares of Common Stock at an exercise price equal to the closing market price on the date of such meeting. All options will be exercisable six months after the effective date of grant of said options and expire on the fifth anniversary of such date.

DIRECTORS COMMITTEES

  Effective upon completion of this Offering, the Board of Directors will establish an Executive Committee, an Audit Committee and a Compensation Committee, each consisting exclusively of non-employee directors. The Executive Committee is empowered to act with all authority granted to the Board of Directors between board meetings, except with respect to those matters required by Delaware law or by the Company's By-laws, to be subject to the power and authority of the Board of Directors as a whole. The Audit Committee will be responsible for recommending to the Board of Directors the engagement of the independent auditors of the Company and reviewing with the independent auditors the scope and results of the audits, the internal accounting controls of the Company, audit practices and the professional services furnished by the independent auditors. The Compensation Committee will be responsible for reviewing and approving all compensation arrangements for officers of the Company, and will also be responsible for administering the Employee Stock Option Plan.

LIMITATION OF DIRECTOR'S LIABILITY AND INDEMNIFICATION

  Article Ninth of the Company's Certificate of Incorporation provides that the liability of the Company's directors to the Company for monetary damages is eliminated to the fullest extent permissible under Delaware law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief, rescission or damages. The Company's By-laws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. At the present time, there is no pending litigation involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

EXECUTIVE COMPENSATION

  The following table sets forth the compensation paid by the Company to the Chief Executive Officer and to the other executive officers of the Company whose total annual salary and bonus for the year ended June 30, 1996 exceeded $100,000 (together, the "Named Executive Officers"). The salaries listed below are annualized.

                          SUMMARY COMPENSATION TABLE

                                                          LONG-TERM
                                     ANNUAL COMPENSATION COMPENSATION
                                     -------------------    STOCK
NAME AND PRINCIPAL POSITION           YEAR     SALARY      OPTIONS      BONUS
---------------------------          ------------------- ------------ ---------
Bradley D. Cooper...................   1996 US$   59,708       0              0
 Chairman of the Board and Chief
  Executive Officer
Terry J. Youngman...................   1996 US$  120,227       0              0
 President
Robert D. Appleby...................   1996 US$  113,826       0      US$78,860
 Executive Vice-President of
  International Business Development
Geoffrey D. Knowles.................   1996 US$  110,693       0              0
 Vice President of Marketing

  On July 1, 1996, Messrs. Cooper, Appleby and Knowles agreed with the Company to change their compensation packages so that in the future they will be paid a bonus commission for each alarm unit sold by the Company. This will significantly increase the compensation packages for these individuals for the current and future fiscal years. See "Management--Executive Employment Agreements".

STOCK COMPENSATION PLANS

  1997 Stock Option Plan. The Company has adopted the 1997 Stock Option Plan (the "1997 Plan"), under which the Compensation Committee may grant options to purchase up to an aggregate of 750,000 shares of Common Stock to management, employees and advisors of the Company. The 1997 Plan provides for the grant of stock options ("Options"), including incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and non-statutory stock options that do not qualify as stock options under Section 422 of the Code ("Non-Statutory Options"). Immediately upon the commencement of the Offering, the Company will reserve 250,000 Options for issuance to Bradley D. Cooper, exercisable at a rate of 20% per year commencing on the first anniversary date of the effective date of the Offering, at an exercise price equivalent to the initial public offering price. In addition, the Company has reserved an additional 250,000

Options for issuance to key employees of the Company, excluding Bradley D. Cooper, which will also be exercisable at a rate of 20% per year commencing on the first anniversary date of the effective date of the Offering, to be granted upon the commencement of the Offering at an exercise price equivalent to the initial public offering price. Such options are subject to authorization by the Company's Compensation Committee.

  1997 Non-Employee Director Stock Option Plan. The Company has adopted the 1997 Non-Employee Director Stock Option Plan (the "Director Plan"), under which 50,000 shares of Common Stock have been authorized for issuance. Immediately upon the closing of this Offering, all non-employee directors will receive options to purchase 5,000 shares of Common Stock at the initial public offering price under the Director Plan. Thereafter, on the day after each annual meeting of the shareholders of the Company, provided that he or she then continues to serve as a member of the Board of Directors, all non-employee directors will receive options to purchase 2,500 shares of Common Stock at an exercise price equivalent to the market price of the stock on the date of such grant. All such grants will be Non-Statutory Options. The options granted under the Director Plan are exercisable beginning six months from the date of grant. To date, no options have been granted under the Director Plan.

                             CERTAIN TRANSACTIONS

TRANSACTIONS INVOLVING BRADLEY D. COOPER

  Prior to September 1994, FAI Insurance acquired 50% of FAI Home Security Holdings Pty Ltd. from Bradley D. Cooper. On September 5, 1994 and June 1, 1995 FAI Insurance acquired from Mr. Cooper an additional 4.18% and 5.98% of FAI Home Security Holdings Pty Ltd., respectively, for approximately $2,552,000. Further, on June 1, 1995, FAI Insurance acquired from Mr. Cooper the remaining 39.84% of FAI Home Security Holdings Pty Ltd. (including the operations outside Australia and New Zealand) which it did not already own. The agreement was set out in a letter dated June 1, 1995 and more fully documented in agreements dated November 11, 1995 and April 24, 1996. The agreements provided for a purchase price of approximately $6,280,800 payable over 49 months (subject to downward adjustment in the event certain Earnings Before Interest and Taxes (EBIT) targets were not achieved). As of March 31, 1997 the balance of purchase price owed to Mr. Cooper was approximately $935,580. In May 1997, this remaining balance of the purchase price was paid in full by the Company. As a result of these transactions the Company became a wholly owned subsidiary of FAI Insurances Limited.

  On November 11, 1995, Mr. Cooper through the Cooper International Group (See "Certain Transactions--Purchase of International Assets") acquired the FAI Home Security Holdings Pty Ltd. operations outside of Australia and New Zealand for $220. At the time of acquisition by Mr. Cooper, the operations outside Australia and New Zealand were indebted to their immediate parent, FAI Home Security Holdings Pty Ltd., for approximately $2.0 million. Pursuant to the purchase agreement this intercompany debt was assumed by the Cooper International Group and was converted to a fixed term loan bearing interest at 10% and repayable by November 11, 1997.

  Since November 11, 1995 the loan to the Cooper International Group has increased by approximately $850,000 representing interest charges and charges for management services provided by FAI Home Security Holdings Pty Ltd. to the Cooper International Group. The balance of the loan outstanding for the fiscal year ended June 30, 1996 and for the nine months ended March 31, 1997 were $2,012,472 and $2,845,560, respectively.

  On March 31, 1997 FAI Home Security Holdings Pty Ltd. reacquired from Mr. Cooper the Cooper International Group. See "Certain Transactions--Purchase of International Assets". FAI's purchase of the International Assets did not include the amount due under the fixed term loan to FAI.

  On July 1, 1996, FAI entered into a management agreement with Speakeasy Pty Ltd. (as the trustee for the Speakeasy Investment Trust, of which Bradley D. Cooper is the primary beneficiary), whereby the services of Mr. Cooper were made available to the Company. In exchange for services provided, Speakeasy Pty Ltd. was paid a commission of approximately $19.25 on each alarm unit sold by the Company. For the nine months ended March 31, 1997, the Company paid to Speakeasy Pty Ltd. approximately $415,707. This management will terminate on the closing of the Offering and be replaced by the Cooper Executive Agreement. See "Business--Executive Employment Agreements".

  Subsequent to the Reorganization and prior to the commencement of the Offering, Mr. Cooper will purchase 250,000 shares of the Company's Common Stock at the initial public offering price of the Common Stock. Five percent (5%) of the purchase price for the shares will be paid by Mr. Cooper in cash and the remainder will be paid through a five-year note to the Company bearing interest at 7.0% per annum, payable semi-annually, secured by the shares purchased. The note is repayable on the fifth anniversary of its issuance. The interest payable on the note is due on a full recourse basis.

  During the fiscal year ended June 30, 1996 and the nine month period ended March 31, 1997, the Company made certain personal loan advances to Mr. Cooper. These loan advances were on a non-interest bearing basis and repayable on demand. The balance of these personal loans on June 30, 1996 and on March 31, 1997 were $105,432 and $168,112, respectively. These loan balances were repaid in full in May 1997.

TRANSACTIONS WITH FAI

  The Company leases from FAI General Insurances Ltd, a subsidiary of FAI Insurances Ltd, approximately 661 square meters of office space for its principal executive and operational offices located at Levels 7 and 3, 77

Pacific Highway, North Sydney NSW 2060. Under the terms of the agreement, the Company pays an annual rent of AUD$380 (approximately US$298) per square meter per annum. See "Business--Property".

  Prior to the Reorganization, the Company had an existing royalty agreement with FAI Insurance which provided for the payment of royalty commissions for each alarm unit sold for the use of the "FAI" name and logo. For the fiscal years ended June 30, 1995 and June 30, 1996 the royalty fee paid by the Company to FAI Insurance was $1,989,371 and $2,750,468, respectively. For the nine months ended March 31, 1997 the Company paid to FAI Insurance a royalty fee of approximately $2,668,985. Pursuant to the Reorganization, the Company terminated the old agreement with FAI Insurance and entered into the no cost License Agreement with FAI Insurance for the use of the "FAI" name and logo. See "Business--The Reorganization".

  From time to time the Company entered into intercompany loan transactions with other companies within the FAI Group. The balance of these inter-company loans as of June 30, 1995, 1996 and as of March 31, 1997 amounted to $2,675,655, $4,380,060, and $8,887,455, respectively.

PURCHASE OF INTERNATIONAL ASSETS

  On March 31, 1997, FAI acquired substantially all of the assets of Bradley
D. Cooper's international operations (the "International Assets"), owned by Mr. Cooper (via his beneficial ownership in the Cooper Investment Trust) through a Canadian Trust, FAI Home Security (CANADA) Unit Trust, and a United Kingdom trust, FAI Home Security (UK) Trust, (which include operations in Belgium, the Netherlands and Germany) and their respective United States and South African corporate subsidiaries, FAI Home Security USA, Inc. and FAI Home Security (AFRICA) (PROPRIETARY) Ltd., respectively (collectively, the "Cooper International Group"). Pursuant to an Asset Purchase Agreement, to which each member of the Cooper International Group was a party, the Cooper International Group sold to FAI all of its intangible assets, inventories and fixed assets for the purchase price of approximately $2,784,431. The intangible assets purchased included a license from FAI to distribute the SecurityGuard product worldwide, outside Australia and New Zealand including Belgium, the Netherlands, Germany, Canada, the United Kingdom, South Africa and the United States. Prior to the effective date of the Offering, the Company acquired the International Assets from FAI pursuant to the Share Purchase Agreement. See "Business--The Reorganization".

THE REORGANIZATION

  During April 1997, the Board of Directors and sole stockholder of the Company approved the Reorganization which was implemented immediately prior to the effectiveness of this Offering. The closing of this Offering will not occur without implementation of the Reorganization. In addition, immediately prior to the effective date of this Offering, the Company will make a final dividend distribution to FAI in the amount of approximately $3,057,280 representing the retained earnings of FAI Home Security Pty Ltd. on the date of the Reorganization. See "Business--The Reorganization".

  All future transactions, including loans, between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

TRANSACTIONS BETWEEN FAI INSURANCE AND NATIONAL

  In April 1997, FAI Insurance loaned $200,000 to Steven A. Rothstein, a director of the Company and the Chairman of National, pursuant to a three-month promissory note bearing interest at 12% per annum. In May 1997, FAI Overseas Investments Pty Limited, an affiliate of FAI Insurance ("FAI Overseas"), loaned Olympic Cascade Financial Corporation ("Olympic"), of which Mr. Rothstein is chairman and which is the parent company of National, approximately $900,000 in exchange for an 18-month promissory note bearing interest at 15% and the issuance to FAI Overseas of a warrant to acquire 30,000 shares of Olympic common stock. See "Underwriting".

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of the date of this Prospectus by (i) each executive officer of the Company, (ii) each director of the Company or nominee for director, (iii) all executive officers and directors as a group, (iv) each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, and (v) the Selling Shareholder, and as adjusted to reflect the sale of the shares offered pursuant to this Offering.

                          BENEFICIAL OWNERSHIP                   BENEFICIAL OWNERSHIP
                          PRIOR TO OFFERING(1)                     AFTER OFFERING(2)
                          ----------------------                 -----------------------
                           NUMBER OF                NUMBER OF     NUMBER OF
                            SHARES      PERCENT   SHARES OFFERED   SHARES       PERCENT
                          ------------ ---------  -------------- ------------- ---------
EXECUTIVE OFFICERS AND
 DIRECTORS
Bradley D. Cooper(3)....       250,000      5.2%            0          250,000         5%
 Level 7, 77 Pacific
 Highway
 North Sydney, NSW 2060
 Australia
Terrence J. Youngman(4).             0        0             0                0         *
Robert D. Appleby(4)....             0        0             0                0         *
Mark Whitaker(4)........             0        0             0                0         *
Geoffrey D. Knowles(4)..             0        0             0                0         *
Felicity A. Hilbert(4)..             0        0             0                0         *
Steven Rabinovici.......             0        0             0                0         *
Timothy M. Mainprize....             0        0             0                0         *
Dennis J. Puleo.........             0        0             0                0         *
Steven A. Rothstein.....             0        0             0                0         *
All executive officers
 and directors as a
 group
 (10 persons)...........       250,000      5.2%                       250,000         5%
FIVE PERCENT SELLING
 SHAREHOLDER
FAI Home Security
 Holdings Pty Ltd.(5)...     4,500,000     94.8%    2,150,000        2,350,000        47%
 Level 7, 77 Pacific
 Highway
 North Sydney, NSW 2060
 Australia

--------
  *Less than one percent.
(1) Unless otherwise indicated below, the persons and entities named in the table have sole voting power and sole investment power with respect to all the shares beneficially owned.
(2) Subject to stock option grants which may be awarded to officers and directors under the 1997 Stock Option Plan and the 1997 Non-Employee Director Stock Option Plan, none of which will be exercisable within 60 days of this Offering. See "Management--Stock Compensation Plans".
(3) Does not include options expected to be granted to Mr. Cooper for 250,000 shares of Common Stock. See "Management--Stock Compensation Plans".

(4) Does not include options for an aggregate of 250,000 shares of Common Stock expected to be granted to executive officers other than Mr. Cooper. See "Management--Stock Compensation Plans".
(5) Controlled by FAI Insurance, a publicly traded company in Australia with American Depository Receipts traded on the New York Stock Exchange.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

  The authorized capital stock of the Company is 20,000,000 shares of Common Stock, $.001 par value, and 1,000,000 shares of Preferred Stock, $.001 par value. Immediately prior to the commencement of this Offering, after giving effect to the Reorganization and the purchase of 250,000 shares of Common Stock by Bradley D. Cooper, 4,750,000 shares of Common Stock of the Company will be issued and outstanding and held by two (2) shareholders of record. Upon the closing of this Offering, there will be no shares of Preferred Stock outstanding. The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets available therefor at such time and in such amounts as the Board may, from time to time, determine. Each stockholder is entitled to one vote for each share of Common Stock held of record, on all matters submitted to a vote of stockholders. As is permitted by Delaware law, there will not be cumulative voting in connection with the election of directors. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities under the Company's charter documents. There are no sinking fund provisions applicable to the Common Stock. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock outstanding at that time. All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of this Offering will be, fully paid and nonassessable.

PREFERRED STOCK

  The Company is authorized to issue up to 1,000,000 shares of undesignated Preferred Stock. The Board of Directors has the authority to issue the undesignated Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of undesignated Preferred Stock, as well as to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders. The Board of Directors, without stockholder approval, may issue Preferred Stock with voting and conversion rights which could materially adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock could also decrease the amount of earnings and assets available for distribution to holders of Common Stock. In addition, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. At present, the Company has no plans to issue any shares of Preferred Stock. See "Risk Factors--Anti-Takeover Considerations".

REPRESENTATIVES' WARRANTS

  In connection with this Offering, the Company has authorized the issuance of the Representatives' Warrants and has reserved 240,000 shares of Common Stock for issuance upon exercise of such warrants (including the shares issuable upon exercise of the Representatives' Warrants). The Representatives' Warrants will entitle the holders thereof to acquire 240,000 shares of Common Stock at an exercise price of 165% of the initial offering price per share of Common Stock ($16.50 per share of Common Stock based on the initial public offering price of $10.00 per share of Common Stock). The Representatives' Warrants will be exercisable at any time from the first anniversary of the date of this Prospectus until the fifth anniversary of the date of this Prospectus. The Representatives' Warrants contain provisions that protect the holders against dilution by adjustment of the exercise price. Such adjustments will occur in the event, among others, that the Company makes certain distributions to holders of its Common Stock. The Company is not required to issue fractional shares upon the exercise of the Representatives' Warrant. The holder of a Representatives' Warrant will not possess any rights as a shareholder of the Company until such holder exercises the Representatives' Warrant.

  For the life of the Representatives' Warrants, the holders thereof have the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership of the shares of Common Stock issuable upon the exercise of the warrants or options. These warrant and option holders may be expected to exercise their warrants or options at a time when the Company would, in all likelihood, be able to obtain any needed capital by an offering of Common Stock on terms more favorable than those provided for by the warrants or options. Further, the terms on which the Company could obtain additional capital during the life of the warrants or options may be adversely affected.

  The Representatives' Warrants provide certain rights with respect to the registration under the Securities Act of the 240,000 shares of Common Stock issuable upon exercise of the Representatives' Warrants. The Company has agreed that during the entire period between the first anniversary and fifth anniversary of the date of this Prospectus it will register the issuance of such shares upon the exercise of the Representatives' Warrants (and, if necessary, their resale) so as to permit their public resale without restriction. These holders of the Representatives' Warrants have, for a term of five years from the date of this Prospectus, the right to demand two registrations by the Company of their shares and unlimited number of incidental, or "piggyback," registration rights. These registration rights could result in substantial future expense to the Company and could adversely affect the Company's ability to complete future equity or debt financing. Furthermore, the registration and sale of Common Stock of the Company held by or issuable to the holders of registration rights, or even the potential of such sales, could have an adverse effect on the market price of the securities offered hereby.

CERTAIN PROVISIONS OF THE COMPANY'S CHARTER AND DELAWARE LAW

  Classified Board of Directors. The Company's By-laws provides for the Board of Directors to be divided into three classes of directors, as nearly equal in number as is reasonably possible, serving staggered terms so that directors' initial terms will expire at the 1998, 1999 or 2000 annual meeting of the stockholders. Starting with the 1997 annual meeting of the stockholders, one class of directors will be elected each year for a three-year term. See "Management--Directors and Executive Officers." The Company believes that a classified Board of Directors will help to assure the continuity and stability of the Board of Directors and the Company's business strategies and policies as determined by the Board of Directors, since a majority of the directors at any given time will have had prior experience as directors of the Company. The Company believes that this, in turn, will permit the Board of Directors to more effectively represent the interests of stockholders. See "Management-- Limitation of Director's Liability and Indemnification".

  Delaware Anti-Takeover Statute. The Company is subject to Section 203 of the Delaware General Corporation Laws which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or after such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

TRANSFER AGENT AND REGISTRAR

  The Company's Transfer Agent and Registrar is the Bank of New York, 101 Barclay Street, New York, New York 10286.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this Offering, the Company will have outstanding 5,000,000 shares of Common Stock. All of the 2,400,000 shares sold in this Offering will be freely tradeable without restriction or further registration under the Securities Act unless held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 2,600,000 shares will be subject to certain restrictions, as defined under Rule

144 (the "Restricted Shares"). Specifically, 2,350,000 shares issued to the Selling Shareholder pursuant to the Reorganization will be restricted for one year after the Reorganization. The 250,000 shares sold to Bradley D. Cooper will also be restricted for a period of one year following the date on which full payment of such shares is made. The Restricted Shares were issued and sold by the Company in private transactions in reliance upon exemptions under the Securities Act. Restricted Shares generally may be sold in the public market only if registered under the Securities Act and sold in compliance with Rule 144. After the one year holding periods applicable to the shares held by the Selling Shareholder and Mr. Cooper, the Restricted Shares may be subject to volume and other resale limitations described below.

SALE OF RESTRICTED SHARES

  In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated for purposes of Rule 144) who beneficially owns restricted shares with respect to which at least one year has elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company, is entitled to sell, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock of the Company (approximately 50,000 shares immediately after this Offering), or (ii) the average weekly trading volume in Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about the Company. A person who is not an affiliate, has not been an affiliate within three months prior to sale and who beneficially owns restricted securities with respect to which at least two years have elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company, is entitled to sell such shares under Rule 144(k) without regard to any of the volume limitations or other requirements described above.

  Restricted Shares that have been issued in reliance on Rule 701 (such as shares of Common Stock issued under the Company's stock option plans) may be resold by persons other than affiliates of the Company, beginning approximately 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and may be resold by affiliates of the Company under Rule 144 without compliance with its one-year holding period requirement.

  Rule 144 under the Securities Act would permit, subject to certain conditions, the sale by the current holders of Restricted Shares of all or a portion of their shares to certain "qualified institutional buyers," as defined in Rule 144A.

LOCK-UP AGREEMENT

  Except as noted, all current shareholders of the Company, including the Selling Shareholder and all of the Company's directors and officers and affiliates of certain of the Company's directors, have agreed with the Company at the request of the Underwriters not to sell or otherwise dispose of any shares of Common Stock in the public market for a period of 360 days after the date of this Prospectus without the prior written consent of the Representative. See "Underwriting". Subject to the 360 day period described above which expires on July 10, 1998 and subject to compliance with the volume and other limitations of Rule 144 described above, the Restricted Shares will be eligible for sale in the public market on various dates beginning on June 30, 1998 with respect to the 2,350,000 issued to the Selling Shareholder pursuant to the Reorganization and, with respect to the 250,000 shares sold to Bradley D. Cooper, beginning on the date one year after such shares are fully paid for.

EFFECT OF SALES OF SHARES

  Prior to this Offering there has been no public market for the Common Stock. The Company cannot predict the effect, if any, that sales of shares of Common Stock, or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices and could enjoin the Company's ability to raise capital through a sale of its securities.

                                 UNDERWRITING

  The Underwriters named below (the "Underwriters"), for whom National Securities Corporation and Nolan Securities Corporation are acting as the representatives (together, the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement among the Company, the Representatives and the Selling Shareholder (the "Underwriting Agreement"), to purchase from the Company, and the Company and the Selling Shareholder have agreed to sell to the Underwriters, the shares of Common Stock set forth in the table below at the price set forth on the cover of page of this Prospectus under "Proceeds to Company" and "Proceeds to Selling Shareholder".

                                    NUMBER OF
      UNDERWRITER                    SHARES
      -----------                   ---------
      National Securities
       Corporation................    915,000
      Nolan Securities
       Corporation................     35,000
      Baird, Patrick & Co., Inc. .    400,000
      First London Securities
       Corp. .....................    250,000
      Kashner Davidson Securities
       Corp. .....................    200,000
      L.H. Friend, Weinress,
       Frankson & Presson.........    200,000
      Cohig & Associates, Inc. ...    100,000
      LT Lawrence & Co., Inc. ....    100,000
      Smith Moore & Co. ..........    100,000
      Value Investing Partners,
       Inc. ......................    100,000
                                    ---------
          Total...................  2,400,000
                                    =========

  The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Common Stock are subject to certain conditions. The Underwriters are committed to purchase all the Common Stock offered by this Prospectus, if any are purchased by the Representatives.

  The Representatives have advised the Company and the Selling Shareholder that the Underwriters propose to offer the Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to selected dealers at such price less a concession not in excess of $0.40 per share of Common Stock, and that the Underwriters and such dealers may reallow a concession to other dealers, including the Underwriters, not in excess of $0.20 per share of Common Stock. After the commencement of the Offering, the public offering price, the concessions to selected dealers and the reallowance to other dealers may be changed by the Representatives.

  The Company and the Selling Shareholder have granted the Underwriters an option, expiring at the close of business 45 days after the closing of this Offering to purchase up to an aggregate of 160,000 additional shares of Common Stock from the Company and 200,000 shares of Common Stock from the Selling Shareholder at the public offering price set forth on the cover page of this Prospectus less underwriting discounts and the 1.6% non-accountable expense allowance. If the over-allotment option is exercised, the first 200,000 shares to be purchased by the Representatives shall be sold to them by the Selling Shareholder. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional Common Stock as the percentage it was obligated to purchase pursuant to the Underwriting Agreement. The Underwriters may exercise the option only to cover over-allotments, if any, incurred in the sales of the Common Stock.

  The Representatives have informed the Company and the Selling Shareholder that they do not expect the Underwriters to confirm sales of shares of Common Stock offered by this Prospectus to any accounts over which they exercise discretionary authority.

  The Underwriting Agreement provides for reciprocal indemnification between the Company, the Selling Shareholder and their respective controlling persons on the one hand, and the Underwriters and their respective controlling persons on the other hand, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

  The Company and the Selling Shareholder have agreed to pay the Representatives a non-accountable expense allowance equal to one and six tenths percent (1.6%) of the gross proceeds from the sale of the Company's Common Stock.

  The Company has agreed to sell to the Representatives, for an aggregate of $24, warrants to purchase from the Company up to 240,000 shares of Common Stock at an exercise price per share initially equal to 165% of the public offering price. The Representatives' Warrants are exercisable beginning one year from the effective date of this Prospectus, expire five years from the effective date of this Prospectus, and are not transferable, except to either a partner or an officer of an Underwriter or by will or by operation of law. The Representatives' Warrant provides for adjustment in the exercise price of the Representatives' Warrant in the event of certain mergers, acquisitions, stock dividends and capital changes. In addition, the Company has granted rights to the holders of the Representatives' Warrants to register the Common Stock underlying the Representatives' Warrants under the Securities Act.

  The Company and its officers and directors and all shareholders have agreed with the Representatives that for a period of 360 days following the closing of this Offering (the "Lock-up Period"), neither the Company nor any such persons shall offer, issue, sell, contract to sell, grant any option for the sale of, or otherwise dispose of any securities of the Company without the consent of National. See "Description of Securities".

  The Company has agreed that, for a period of five (5) years from the closing of the sale of Common Stock offered hereby the Representatives shall have the right to designate for election one member of the Company's Board of Directors. However, if the Representatives so chooses, the Representatives may instead designate an observer, who shall receive all notices of meeting by the Company's Board of Directors and all other correspondence and communications sent by the Company to its Board of Directors and be entitled to attend all meetings of the Company's Board of Directors. The Company has agreed to reimburse the Representatives' designee for out-of-pocket expenses incurred in connection with attending meetings of the Company's Board of Directors. Steven
A. Rothstein has been designated by the Representatives for nomination for election to the Company's Board of Directors.

  Certain persons participating in this Offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may involve the purchase of Common Stock of the Company on the American Stock Exchange or otherwise. Such transactions may stabilize or maintain the market price of the Common Stock at a level about that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

  The offering price set forth on the cover page of this Prospectus should not be considered an indication of the actual value of the Common Stock. Such price is subject to change as a result of market conditions and other factors and no assurance can be given that the Common Stock can be resold at the offering price.

  Prior to this Offering, there has been no public market for the Shares. Accordingly, the initial public offering price was determined by negotiations between the Company and the Representatives. Among the factors considered in determining the initial public offering price were the history and the prospects of the Company and the industry in which it operates, the past and present operating results of the Company and the trends of such results, the previous experience of the Company's executive officers and the general condition of the securities markets at the time of the Offering.

  In April 1997, FAI Insurance loaned $200,000 to Steven A. Rothstein, a director of the Company and the Chairman of National, pursuant to a three month promissory note bearing interest at 12% per annum.

  In May 1997, FAI Overseas Investments Pty Limited, an affiliate of FAI Insurance ("FAI Overseas"), loaned Olympic Cascade Financial Corporation ("Olympic"), of which Steven A. Rothstein is chairman and which is the parent company of National, approximately $900,000 pursuant to an 18-month promissory note bearing interest at 15%. In connection with such loan, Olympic issued to FAI Overseas a warrant to acquire 30,000 shares of Olympic common stock at an exercise price of $5.25 per share, the market price on the date of grant.

  The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to copies of each such agreement, which are filed as exhibits to the registration statement filed in connection with this Offering.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Shares offered hereby will be passed upon for the Company by D'Ancona & Pflaum. Certain legal matters will be passed upon for the Underwriters by Camhy Karlinsky & Stein LLP, New York, New York. Arthur Don, a member of D'Ancona & Pflaum, will act as the initial Secretary for the Company, a non-executive position as defined in the Company's By-laws.

                                    EXPERTS

  The audited financial statements included in this Prospectus have been audited by Arthur Andersen, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving such reports.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Statement under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the public reference section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. Such materials may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

Home Security International, Inc.:
  Australia and New Zealand Operations:
  Report of Independent Public Accountants................................  F-3
  Combined Statements of Income for the Years Ended June 30, 1994, 1995
   and 1996 and the Nine Months Ended March 31, 1996 and 1997.............  F-4
  Combined Balance Sheets as at June 30, 1995 and 1996 and as at March 31,
   1997...................................................................  F-5
  Combined Statements of Cashflows for the Years Ended June 30, 1994, 1995
   and 1996 and the Nine Months Ended March 31, 1996 and 1997.............  F-6
  Combined Statements of Changes in Shareholders' Equity for the Years
   Ended June 30, 1994, 1995 and 1996 and the Nine Months Ended March 31,
   1997...................................................................  F-7
  Notes to Financial Statements...........................................  F-8
  International Operations:
  Report of Independent Public Accountants................................ F-17
  Combined Statements of Income for the Period Ended June 30, 1995, Year
   Ended June 30, 1996 and the Nine Months Ended March 31, 1996 and 1997.. F-18
  Combined Balance Sheets as at June 30, 1995 and 1996 and the Nine Months
   Ended March 31, 1997................................................... F-19
  Combined Statements of Cashflows for the Period Ended June 30, 1995,
   Year Ended June 30, 1996 and the Nine Months Ended March 31, 1996 and
   1997................................................................... F-20
  Combined Statements of Changes in Shareholders' Equity for the Period
   Ended June 30, 1995, Year Ended June 30, 1996 and the Nine Months Ended
   March 31, 1997......................................................... F-21
  Notes to Financial Statements........................................... F-22
  Proforma Consolidated Financial Statements for Home Security
   International, Inc..................................................... F-32
  Report of Independent Public Accountants for Home Security
   International, Inc..................................................... F-37
  Balance Sheet of Home Security International, Inc. for the Period Ended
   April 11, 1997......................................................... F-38
  Statement of Changes in Shareholders' Equity of Home Security
   International, Inc. for the Period Ended April 11, 1997................ F-38
  Notes to Financial Statements........................................... F-39

                 (THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY.)

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Boards of Directors and Trustees of FAI Home Security Pty Limited, FAI Home Security (NZ) Limited and FAI Home Security (NZ) Trust ("FAI Home Security Australia and New Zealand Group"):

  We have audited the accompanying combined balance sheets of the FAI Home Security Australia and New Zealand Group as of June 30, 1996 and 1995, and related combined statements of income, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in Australia, which are substantially similar to generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the FAI Home Security Australia and New Zealand Group as of June 30, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1996 in conformity with generally accepted accounting principles in the United States of America.

  The financial statements of the FAI Home Security Australia and New Zealand Group as of and for the nine months ended March 31, 1997 and 1996, which are presented solely for comparative purposes, were not audited by Independent Public Accountants.

                                          Arthur Andersen

Sydney,

May 2, 1997 except with respect to the reorganization transaction as discussed in Note 13, as to which the date is July 15, 1997

               FAI HOME SECURITY AUSTRALIA AND NEW ZEALAND GROUP

                         COMBINED STATEMENTS OF INCOME

                                                                        NINE MONTHS ENDED
                                                                            MARCH 31
                                                                     ------------------------
                                       YEAR ENDED JUNE 30                  (UNAUDITED)
                               ------------------------------------
                          NOTE  1994 $US    1995 $US     1996 $US     1996 $US     1997 $US
                          ---- ----------  -----------  -----------  -----------  -----------
Net sales...............    2  10,629,018   21,437,325   26,700,922   18,806,320   23,232,294
Cost of goods sold
 --related party........   12    (937,922)  (1,989,371)  (2,750,468)  (1,921,984)  (2,668,985)
 --other................       (5,790,471) (12,229,324) (14,834,094) (10,246,933) (14,109,950)
                               ----------  -----------  -----------  -----------  -----------
Gross profit............        3,900,625    7,218,630    9,116,360    6,637,403    6,453,359
General and
 administrative
 expenses...............       (3,954,935)  (5,091,498)  (6,606,377)  (4,736,804)  (4,045,935)
                               ----------  -----------  -----------  -----------  -----------
Income (loss) from
 operations.............          (54,310)   2,127,132    2,509,983    1,900,599    2,407,424
Interest income--related
 party..................   12         --           --        75,087       20,364      491,051
--other.................            6,973       65,211      175,719      135,400       63,951
Interest expense--
 related party..........   12      (1,542)                  (47,625)     (20,279)         --
                               ----------  -----------  -----------  -----------  -----------
Income (loss) before
 taxes..................          (48,879)   2,192,343    2,713,164    2,036,084    2,962,426
Income tax expense......   11     (24,980)    (722,523)  (1,054,170)    (820,873)  (1,124,066)
                               ----------  -----------  -----------  -----------  -----------
Net income (loss).......          (73,859)   1,469,820    1,658,994    1,215,211    1,838,359
                               ==========  ===========  ===========  ===========  ===========


   The accompanying notes are an integral part of these financial statements.

               FAI HOME SECURITY AUSTRALIA AND NEW ZEALAND GROUP

                            COMBINED BALANCE SHEETS

                                                    JUNE 30
                                              ---------------------  MARCH 31
                                                1995        1996       1997
ASSETS                                   NOTE    $US        $US         $US
------                                   ---- ---------  ---------- -----------
Current assets                                                      (UNAUDITED)
  Cash and cash equivalents.............      1,229,501     369,837     236,485
  Accounts receivable--related party....  12  2,675,655   4,380,060   8,887,455
  Accounts receivable--trade, net.......   3  1,090,412   1,099,733   1,112,840
  Inventories...........................   4     90,040     339,602     599,873
  Prepaid expenses and other current
   assets...............................   5    357,072     751,426     952,413
                                              ---------  ---------- -----------
    Total current assets................      5,442,680   6,940,658  11,789,066
                                              ---------  ---------- -----------
Non-current assets......................
  Plant and equipment, net..............   6     65,124      12,706     739,840
  Intangibles, net......................   7  2,038,980   5,948,255   7,933,713
  Deferred income taxes.................  11    120,989     475,505     518,152
  Other non-current assets..............          2,987       6,531       3,951
                                              ---------  ---------- -----------
    Total non-current assets............      2,228,080   6,442,997   9,195,656
                                              ---------  ---------- -----------
    Total assets........................      7,670,760  13,383,655  20,984,722
                                              =========  ========== ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Current liabilities
  Bank overdraft........................            --          --          --
  Payables--related parties.............  12        --          --    1,749,570
  Payables--trade.......................      2,711,243   2,414,042   3,379,768
  Accrued liabilities...................        293,598     956,307   1,031,383
  Lease liability.......................            --          --       23,303
  Income tax payable....................        753,873         --      336,987
  Deferred income.......................            --      119,479     372,484
                                              ---------  ---------- -----------
    Total current liabilities...........      3,758,714   3,489,828   6,893,495
                                              ---------  ---------- -----------
Non-current liabilities
  Lease liability.......................            --          --       47,280
                                              ---------  ---------- -----------
    Total liabilities...................      3,758,714   3,489,828   6,940,775
Shareholders' equity
  Common stock..........................              2           2           2
  Additional paid-in capital............      2,085,090   6,016,944   8,332,079
  Foreign currency translation
   adjustment...........................         (4,240)    386,693     383,319
  Retained earnings.....................      1,831,194   3,490,188   5,328,547
                                              ---------  ---------- -----------
    Total shareholders' equity..........      3,912,046   9,893,827  14,043,947
                                              ---------  ---------- -----------
    Total liabilities and shareholders'
     equity.............................      7,670,760  13,383,655  20,984,722
                                              =========  ========== ===========

   The accompanying notes are an integral part of these financial statements

               FAI HOME SECURITY AUSTRALIA AND NEW ZEALAND GROUP

                        COMBINED STATEMENTS OF CASHFLOWS

                                                             NINE  MONTHS ENDED
                                    YEAR ENDED                    MARCH 31
                                     JUNE 30                ---------------------
                          --------------------------------      (UNAUDITED)
                            1994       1995        1996       1996        1997
                            $US        $US         $US         $US        $US
                          --------  ----------  ----------  ---------  ----------
Cashflow from operating
 activities
  Net Income (Loss).....   (73,859)  1,469,820   1,658,994  1,215,211   1,838,359
  Adjustments to
   reconcile net income
   (loss) to net cash
   from operating
   activities:
  Depreciation..........     2,868      12,350      11,192      8,103      33,422
  Amortization of
   goodwill.............       --       47,884     226,498    167,808     273,685
  Deferred taxes and
   income tax payable...    84,938     478,995  (1,143,650)  (313,421)    322,492
  Provision for losses
   on accounts
   receivable...........    61,703       9,552      58,213    147,617      23,895
  (Increase) decrease in
   operating assets:
  Accounts receivable--
   trade................  (162,833)   (245,402)    (21,925)  (251,936)    (14,959)
  Inventories...........   148,884      60,656    (239,731)  (122,904)   (259,667)
  Prepaid expenses and
   other assets.........    35,498    (262,407)   (305,224)  (200,929)   (201,814)
  Increase (decrease) in
   operating
   liabilities:
  Accounts payable......    22,425   1,740,323    (489,880)  (801,465)    933,636
  Accrued liabilities...   (21,034)    195,823     734,742    341,758     396,959
                          --------  ----------  ----------  ---------  ----------
Net cash provided by
 (used in) operating
 activities.............    98,590   3,507,594     489,229    189,842   3,346,008
                          --------  ----------  ----------  ---------  ----------
Cashflow from investing
 activities
  Proceeds from sale of
   plant and equipment..       --          --      112,062    111,128         --
  Additions to plant and
   equipment............   (29,979)    (43,632)    (70,701)   (68,889)   (762,408)
                          --------  ----------  ----------  ---------  ----------
Net cash provided
 by/(used in) investing
 activities.............   (29,979)    (43,632)     41,361     42,239    (762,408)
                          --------  ----------  ----------  ---------  ----------
Cashflow from financing
 activities
  Provided by (payments
   on) short-term debt..      (920)       (927)     (3,129)    (3,091)      2,559
  Increase (decrease) in
   bank overdraft.......   (44,036)        --          --         --          --
  Receipts/(payments)
   from/(to) related
   parties..............   209,822  (2,509,175) (1,429,568)  (789,243) (2,722,800)
                          --------  ----------  ----------  ---------  ----------
Net cash provided
 by/(used in) financing
 activities.............   164,866  (2,510,102) (1,432,697)  (792,334) (2,720,241)
                          --------  ----------  ----------  ---------  ----------
Net increase/(decrease)
 in cash held...........   233,477     953,860    (902,107)  (560,253)   (136,642)
                          --------  ----------  ----------  ---------  ----------
Cash at the beginning of
 the financial year.....     1,009     247,000   1,229,501  1,229,501     369,838
Effect of exchange rate
 change on cash held....    12,514      28,641      42,443     41,128       3,289
                          --------  ----------  ----------  ---------  ----------
Cash at the end of the
 financial year.........   247,000   1,229,501     369,837    710,376     236,485
                          ========  ==========  ==========  =========  ==========
Supplemental disclosures
 of cash flow
 information:
Interest paid...........     2,458         874      59,945     62,494     314,915
Income taxes paid.......       --      212,736   1,279,393    973,484     595,981

   The accompanying notes are an integral part of these financial statements

               FAI HOME SECURITY AUSTRALIA AND NEW ZEALAND GROUP

             COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                          CAPITAL STOCK ISSUED
                          -----------------------
                          ($1 AUSTRALIAN DOLLAR                  FOREIGN
                               PAR VALUE)           ADDITIONAL  CURRENCY      RETAINED        TOTAL
                          -----------------------    PAID-IN   TRANSLATION    EARNINGS    SHAREHOLDERS'
                            SHARES       AMOUNT      CAPITAL     RESERVE   UNAPPROPRIATED    EQUITY
                          ----------   ----------   ---------- ----------- -------------- -------------
BALANCE, JUNE 30, 1993..            2            2        --         --        435,233        435,235
Foreign currency
 translation adjustment.
Additional paid in
 capital................
Net income 1994.........                                                       (73,859)       (73,859)
                           ----------   ----------  ---------    -------     ---------     ----------
BALANCE, JUNE 30, 1994..            2            2        --         --        361,374        361,376
Foreign currency
 translation adjustment.                                          (4,240)                      (4,240)
Additional paid-in
 capital................                            2,085,090                               2,085,090
Net income 1995.........                                                     1,469,820      1,469,820
                           ----------   ----------  ---------    -------     ---------     ----------
BALANCE, JUNE 30, 1995..            2            2  2,085,090     (4,240)    1,831,194      3,912,046
Foreign currency
 translation adjustment.                                         390,933                      390,933
Additional paid-in
 capital................                            3,931,854                               3,931,854
Net income 1996.........                                                     1,658,994      1,658,994
                           ----------   ----------  ---------    -------     ---------     ----------
BALANCE, JUNE 30, 1996..            2            2  6,016,944    386,693     3,490,188      9,893,827
Foreign currency
 translation adjustment.                                          (3,374)                      (3,374)
Additional paid-in
 capital................                            2,315,135                               2,315,135
Net income nine months
 to March 31, 1997......                                                     1,838,359      1,838,359
                           ----------   ----------  ---------    -------     ---------     ----------
BALANCE, MARCH 31, 1997
 (Unaudited)............            2            2  8,332,079    383,319     5,328,547     14,043,947


   The accompanying notes are an integral part of these financial statements.

               FAI HOME SECURITY AUSTRALIA AND NEW ZEALAND GROUP

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

 a) Nature of Business--

  FAI Home Security Pty Limited was incorporated in New South Wales, Australia on August 13, 1990 and FAI Home Security (NZ) Trust was declared in Auckland, New Zealand on June 30, 1995.

  The main business activity of FAI Home Security Pty Limited and FAI Home Security (NZ) Trust, collectively "the Group", is the sale, service and monitoring of security alarm systems, which are sold via a distributor network to residential and small business premises in Australia and New Zealand.

  The security alarm system, "SecurityGuard", and other major components are supplied exclusively by Ness Security Products Pty Limited, an unrelated company based in Sydney, Australia.

 b) Principles of Consolidation and Combined Statements--

  The two entities are subsidiaries of the same current ultimate parent, FAI Insurances Limited. Accordingly, the accompanying financial statements have been presented on a combined basis, and include the accounts of FAI Home Security (NZ) Trust and the consolidated accounts of FAI Home Security Pty Limited, and its wholly owned subsidiary, FAI Home Security (NZ) Ltd.

  All intercompany accounts and transactions have been eliminated.

  The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America.

 c) Cash and Cash Equivalents--

  Cash equivalents consist of short-term investments with maturities of three months or less and are stated at cost which approximates market.

 d) Net Income/(Loss) per Common Share--

  There has been no calculation of Net Income/(Loss) per common share because of the combined group structure.

 e) Foreign Currencies--

  The combined financial statements of the Group are translated into US dollars to reflect the local currency of the proposed ultimate parent entity, Home Security International Inc. The assets and liabilities of the Group are translated at the balance sheet date exchange rate. The profit and loss items of the Group have been translated at the average exchange rates throughout each period. The resulting translation effects are reflected in shareholders' equity.

  The local currency of FAI Home Security (NZ) Trust and FAI Home Security
(NZ) Limited is New Zealand dollars and the local currency of FAI Home Security Pty Limited is Australian dollars.

 f) Use of Estimates--

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates, and such differences may be material to the financial statements.

               FAI HOME SECURITY AUSTRALIA AND NEW ZEALAND GROUP

 g) Income Taxes--

  The group accounts for income taxes under Statement of Financial Accounting Standards (SFAS No. 109 "Accounting for Income Taxes") which requires an asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 h) Revenue Recognition--

  Revenue is recognized at the time of shipment of products and is shown net of returns and rebates. The Group warrants its products against defects in design, materials and workmanship for one year and provides a security call-out service for emergency response for five years. A provision for estimated future costs relating to warranty expenses and security call-outs is recorded when products are shipped. FAI Home Security Pty Limited also sells extended product warranties for periods of one to two years and the income derived is recognized on a straight-line basis over the life of the warranties. FAI Home Security (NZ) Ltd has previously provided finance to customers for a period of one to four years and the interest component of the sale has been deferred and is recognized on a diminishing balance basis.

 I) Allowance for Doubtful Accounts--

  Management reviews the collectibility of accounts receivable on a regular basis. Amounts, if any, which are determined to be uncollectible are provided for in the financial statements in the period such determination is made.

 j) Inventories--

  Inventories consist of sales aids, service stock and stock for re-sale and are stated at the lower of cost (first-in, first-out method), or market. No stock for re-sale is held by FAI Home Security Pty Limited as units are shipped straight from the supplier, Ness Security Pty Limited. Stock for re-sale is warehoused by FAI Home Security (NZ) Trust.

 k) Plant and Equipment--

  Plant and equipment are recorded at cost. Maintenance and repairs are expensed in the period to which they relate. Depreciation on plant and equipment is calculated using the straight-line method over the following estimated useful lives of the assets:

                                                                          YEARS
                                                                          -----
        Furniture and fixtures...........................................    8
        Office equipment.................................................    8
        Plant............................................................    5
        Computer equipment...............................................  3.5
        Motor Vehicles...................................................  6.5

 l) Research and Development--

  The Group has no significant research and development activities.

               FAI HOME SECURITY AUSTRALIA AND NEW ZEALAND GROUP

 m) Pension and Other Benefit Plans--

  The Group contributes to a pension plan on behalf of its employees. The pension plan is an accumulation fund and the Group has no liability to members under the plan. The Group has no other pension or other post-employment benefit plans.

 n) Intangible Assets--

  Intangible assets represent the excess of cost over the fair value of assets acquired and is amortized using the straight-line method over twenty years. The carrying value of intangible assets is periodically reviewed by the Group based on the expected future undiscounted operating cash flows of the related business unit. Based upon its most recent analysis, the Group believes that no material impairment of intangible assets exists at March 31, 1997.

NOTE 2: NET SALES

                                                               NINE MONTHS ENDED
                                YEAR ENDED JUNE 30                 MARCH 31
                         ----------------------------------  ----------------------
                            1994        1995        1996        1996        1997
                            $US         $US         $US         $US         $US
                         ----------  ----------  ----------  ----------  ----------
                                                                  (UNAUDITED)
Direct retail sales.....  6,511,763   5,773,208   1,366,926   1,301,848         --
Distributor sales.......  3,832,356  15,452,646  25,053,110  17,311,308  23,019,224
Other...................    367,879     426,901     497,637     342,835     340,363
                         ----------  ----------  ----------  ----------  ----------
Gross sales............. 10,711,998  21,652,755  26,917,673  18,955,991  23,359,587
Less: returns and
 rebates................    (82,980)   (215,430)   (216,751)   (149,671)   (127,293)
                         ----------  ----------  ----------  ----------  ----------
Net sales............... 10,629,018  21,437,325  26,700,922  18,806,320  23,232,294

NOTE 3: ACCOUNTS RECEIVABLE--TRADE

                                     JUNE 30          MARCH 31
                               --------------------  (UNAUDITED)
                                 1995       1996        1997
                                  $US        $US         $US
                               ---------  ---------  -----------
      Accounts receivable..... 1,150,273  1,245,808   1,264,258
      Less: allowances for
       doubtful accounts......   (59,861)  (146,075)   (151,418)
                               ---------  ---------   ---------
                               1,090,412  1,099,733   1,112,840

NOTE 4: INVENTORIES

                                                         JUNE 30      MARCH 31
                                                      -------------- (UNAUDITED)
                                                       1995   1996      1997
                                                       $US     $US       $US
                                                      ------ ------- -----------
      Service stock..................................    --   39,430    35,312
      Sales aids.....................................    --  222,487   261,640
      Goods for re-sale.............................. 90,040  77,685   302,921
                                                      ------ -------   -------
                                                      90,040 339,602   599,873

               FAI HOME SECURITY AUSTRALIA AND NEW ZEALAND GROUP

NOTE 5: PREPAID EXPENSES AND OTHER CURRENT ASSETS

                                                         JUNE 30      MARCH 31
                                                     --------------- (UNAUDITED)
                                                      1995    1996      1997
                                                       $US     $US       $US
                                                     ------- ------- -----------
Prepayments.........................................  60,029  50,620    55,564
Director's loan.....................................     --  105,432   168,112
Sundry debtors...................................... 297,043 595,374   728,737
                                                     ------- -------   -------
                                                     357,072 751,426   952,413

The Directors loan relates to costs incurred by FAI Home Security Pty Limited on behalf of Mr. Bradley Cooper, and is unsecured, repayable on demand and non-interest bearing. The loan was repaid in full in May 1997.

NOTE 6: PLANT AND EQUIPMENT

                                                       JUNE 30        MARCH 31
                                                    ---------------  (UNAUDITED)
                                                     1995     1996      1997
                                                      $US     $US        $US
                                                    -------  ------  -----------
Furniture and fixtures.............................  31,454   3,098    160,071
Office equipment...................................  43,359  11,966    235,933
Plant..............................................     --      --      24,419
Motor vehicles.....................................     --      --     186,490
Computer equipment.................................   6,736   4,329    173,072
Less: Accumulated depreciation..................... (16,425) (6,687)   (40,145)
                                                    -------  ------    -------
                                                     65,124  12,706    739,840

NOTE 7: INTANGIBLES

                                                     JUNE 30          MARCH 31
                                               --------------------  (UNAUDITED)
                                                 1995       1996        1997
                                                  $US        $US         $US
                                               ---------  ---------  -----------
Initial goodwill on investment................ 2,086,864  2,086,864   2,086,864
Increment of goodwill.........................       --   4,135,773   6,394,926
Amortization of goodwill......................   (47,884)  (274,382)   (548,077)
                                               ---------  ---------   ---------
                                               2,038,980  5,948,255   7,933,713

  Goodwill represents the excess of the purchase price paid by the ultimate parent entity, FAI Insurances Limited, and intermediate parent entities, FAI Home Security Holdings Pty Limited and FAI Home Security (Aust) Unit Trust, over the fair value of assets acquired when FAI Insurances Limited acquired its additional shareholding in FAI Home Security Holdings Pty Limited from Mr. Bradley Cooper in 1995. The goodwill associated with this acquisition, including additional consideration paid in 1996 under the purchase agreement, has been pushed down to the Group. Additional consideration of $928,000 has been negotiated with Mr. Bradley Cooper subsequent to March 31, 1997 to satisfy all the remaining obligations under the agreement. This amount has not been brought to account at March 31, 1997.

NOTE 8: FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts reflected in the combined balance sheets for cash and cash equivalents, and accounts receivable and payable approximate their respective fair values due to the short maturities of those instruments.

               FAI HOME SECURITY AUSTRALIA AND NEW ZEALAND GROUP

NOTE 9: LEASE COMMITMENTS

  The operating lease commitments of the Group consist of property rentals and computer equipment leases. The property lease for the Sydney offices expired in July 1996 and continued on a month to month basis until commitments were signed to commence on April 1, 1997 for a 2.5 year period.

                                                        JUNE 30      MARCH 31
                                                     -------------- (UNAUDITED)
                                                      1995    1996     1997
                                                       $US    $US       $US
                                                     ------- ------ -----------
Payable not later than one year..................... 175,650 47,243   170,644
Payable later than one year but not later than two
 years..............................................  49,651 18,194   155,201
Payable later than two years but not later than
 three years........................................  38,197  5,325    72,333
Payable later than three years but not later than
 four years.........................................  38,197    --        --
Payable later than four years but not later than
 five years.........................................  22,282    --        --
                                                     ------- ------   -------
                                                     323,977 70,762   398,178
                                                     ------- ------   -------

NOTE 10: SEGMENT INFORMATION

  The Group operates principally in one industry segment which includes the sale, service and monitoring of security alarm systems. The Group's area of operations is in Australia and New Zealand and no single customer accounts for more than 10% of the Group's revenues. Information about the Group's operations split by geographic location is shown below.

                                                                  MARCH 31
                                      JUNE 30               ---------------------
                          ---------------------------------      (UNAUDITED)
                             1994        1995       1996       1996       1997
                             $US         $US        $US        $US        $US
                          ----------  ---------- ---------- ---------- ----------
Net Sales:
  --Australia...........   9,802,521  17,358,783 21,937,533 15,533,189 15,847,086
  --New Zealand.........     826,497   4,078,542  4,763,389  3,273,131  7,385,208
                          ----------  ---------- ---------- ---------- ----------
                          10,629,018  21,437,325 26,700,922 18,806,320 23,232,294
Operating profit before
 related party royalty
 payment:
  --Australia...........     719,189   3,012,295  3,707,419  2,967,607  3,257,754
  --New Zealand.........     164,423   1,104,208  1,553,032    854,977  1,818,655
                          ----------  ---------- ---------- ---------- ----------
                             883,612   4,116,503  5,260,451  3,822,584  5,076,409
Operating profit/(loss):
  --Australia...........    (138,226)  1,393,175  1,448,608  1,368,257  1,436,009
  --New Zealand.........      83,916     733,957  1,061,375    532,342    971,415
                          ----------  ---------- ---------- ---------- ----------
                             (54,310)  2,127,132  2,509,983  1,900,599  2,407,424
Capital expenditure.....      29,979      43,632     70,701     68,889    762,408
Depreciation............       2,868      12,350     11,192      8,103     33,422
Amortization............         --       47,884    226,498    167,808    273,685

               FAI HOME SECURITY AUSTRALIA AND NEW ZEALAND GROUP

                                                   JUNE 30           MARCH 31
                                             ---------------------  (UNAUDITED)
                                               1995        1996        1997
                                                $US        $US          $US
                                             ---------  ----------  -----------
Identifiable Assets:
  --Australia............................... 5,371,593   8,441,011  13,752,258
  --New Zealand............................. 1,192,778   6,485,114  13,615,611
                                             ---------  ----------  ----------
                                             6,564,371  14,926,125  27,367,869
Less:
  Eliminations..............................  (123,112) (1,912,307) (6,619,633)
  Corporate assets.......................... 1,229,501     369,837     236,485
                                             ---------  ----------  ----------
    Total Assets............................ 7,670,760  13,383,655  20,984,722

  Identifiable assets are those assets that are identified with the operation in each geographic area. Corporate assets are principally cash and short-term deposits.

NOTE 11: INCOME TAX

  The actual income tax expense attributable to net income differed from the amounts computed by applying the local federal tax rate to net income/(loss) before taxes as a result of the following:

                                                                 MARCH 31
                                         JUNE 30             ------------------
                                ---------------------------     (UNAUDITED)
                                 1994     1995      1996      1996      1997
                                  $US      $US       $US       $US       $US
                                -------  -------  ---------  -------  ---------
Expected income tax expense at
 statutory rates..............  (16,130) 723,473    940,639  707,269  1,030,975
Tax effect of permanent and
 other differences:...........
Over provision for income tax
 in prior years...............   (3,744) (21,192)      (862)    (852)    (8,606)
Other.........................   44,854   12,820     32,854   55,560     15,507
Amortization of goodwill......      --    17,238     81,539   58,896     86,190
Change in tax rates in
 deferred tax benefits........      --    (9,816)       --
                                -------  -------  ---------  -------  ---------
                                 24,980  722,523  1,054,170  820,873  1,124,066

  The federal tax rate was 33% in New Zealand throughout this period whereas the Australian federal tax rate rose from 33% to 36% subsequent to June 1995.

  The tax expense is split between:

    Current............................ 17,107 643,893 699,653 639,620 1,081,419
    Deferred...........................  7,873  78,630 354,517 181,253    42,647

               FAI HOME SECURITY AUSTRALIA AND NEW ZEALAND GROUP

  Tax losses have been purchased by FAI Home Security Pty Limited at June 30, 1996 from FAI Home Security Holdings Pty Limited and FAI Insurances Limited for $110,202 and $766,344 respectively.

                                                     JUNE 30        MARCH 31
                                                 ----------------  (UNAUDITED)
                                                  1995     1996       1997
                                                   $US      $US        $US
                                                 -------  -------  -----------
Deferred tax assets are comprised of timing
 differences on:
  Provisions not currently deductible for tax
   purposes for:
    Doubtful debts..............................  23,343   35,803     26,807
    Warranty....................................  42,583  124,203    122,372
    Security call-out...........................     --   143,860    150,725
    Extended warranty...........................     --    14,946    121,216
    Other ......................................  39,722   72,122     52,260
  Sundry accruals...............................  16,953   23,546     35,700
  Quarantined overseas expenses.................  20,063   70,345        --
  Tax losses carried forward....................     --     8,903      9,072
  Prepayments................................... (21,675) (18,223)       --
                                                 -------  -------    -------
Net deferred tax assets......................... 120,989  475,505    518,152

NOTE 12: RELATED PARTY TRANSACTIONS

  FAI Home Security (NZ) Trust Ltd was established in July 1995 and the initial trust settlement was made by FAI Home Security (NZ) Ltd which is the trustee of FAI Home Security (NZ) Trust.

  FAI Finance Corporation (NZ) Ltd, FAI Home Security (NZ) Trust and FAI Home Security (NZ) Limited are related by the ultimate holding of the ultimate parent entity, FAI Insurances Limited.

  FAI Home Security (UK) Trust and FAI Home Security (Canada) Unit Trust were formerly related to FAI Home Security Pty Limited by the ultimate holdings of the ultimate parent entity, FAI Insurances Limited.

  Interest has been charged on all amounts due to or payable from all related parties with the exception of the amount payable to FAI Home Security Pty Limited by its intermediate parent, FAI Home Security Holdings Pty Limited, which is non-interest bearing. Interest has been charged in arrears at an annualized commercial rate on a monthly balance.

  Management fees charged to or received from related parties are an apportionment of overhead costs incurred by the relevant related entity. FAI Home Security Pty Limited incurs staff and administration costs, whereas a related entity FAI Finance Corporation (NZ) Ltd incurs costs to administer the New Zealand customer loans book.

  Royalties are paid to the ultimate parent entity, FAI Insurances Limited for naming rights in relation to all business conducted by the FAI Home Security Group. The basis of royalty payments is 6% of the final retail value of sales made by the FAI Home Security Group entities and its distributors. Pursuant to the restructuring and the initial public offering becoming effective, no further royalties will be charged for the use of the FAI trade name.

  FAI General Insurances Ltd, a subsidiary of FAI Insurances Ltd, leases office space to FAI Home Security Pty Limited at a commercial rate.

                                                       JUNE 30        MARCH 31
                                                 ------------------- (UNAUDITED)
                                                   1995      1996       1997
                                                    $US       $US        $US
                                                 --------- --------- -----------
Amounts due from related parties:
Current Assets:
  FAI Home Security Holdings Pty Limited........ 2,609,651 1,465,364        --
  FAI Finance Corporation (NZ) Ltd..............       --  2,877,353  8,860,232
  FAI Secure Home Finance Pty Limited...........    66,004    37,343     27,223
                                                 --------- ---------  ---------
                                                 2,675,655 4,380,060  8,887,455

               FAI HOME SECURITY AUSTRALIA AND NEW ZEALAND GROUP

  The above loans are unsecured, bear interest at the Westpac Bank indicator rate with the exception of FAI Home Security Holdings Pty Limited which is non-interest bearing, and are repayable on demand.

  Amounts due to related party:

Current Liabilities
  FAI Home Security Holdings Pty Limited...................... --  --  1,749,570

  The above loan is unsecured, non-interest bearing and is repayable on demand.

                                                                 MARCH 31
                                          JUNE 30           -------------------
                                ---------------------------     (UNAUDITED)
                                 1994     1995      1996      1996      1997
                                  $US      $US       $US       $US       $US
                                ------- --------- --------- --------- ---------
Interest on direct advances
paid by FAI Home Security Pty
Limited to:
  FAI Insurances Limited......    1,542       --     47,625    20,279       --
Royalty fees paid by FAI Home
Security Pty Limited to:
  FAI Insurances Limited......  937,922 1,989,371 2,750,468 1,921,984 2,668,985
Interest on loans received by
FAI Home Security (NZ) Trust
from:
  FAI Finance Corporation (NZ)
   Ltd........................                       67,174    18,021   464,790
Interest on loans received by
FAI Home Security (NZ) Limited
from:
  FAI Finance Corporation (NZ)
   Ltd........................                        7,913     2,343    26,261
Management fees paid by FAI
Home Security (NZ) Ltd to:
  FAI Finance Corporation (NZ)
   Ltd........................                       43,628    24,778    44,650
Management fees received by
FAI Home Security Pty Limited
from:
  FAI Home Security Holdings
   Pty Limited................                                          508,813
Management fees received by
FAI Home Security Pty Limited
from:
  FAI Home Security (UK)
   Trust......................             74,198
  FAI Home Security (Canada)
   Unit Trust.................            140,977
  FAI Secure Home Finance Pty
   Limited....................    5,323   106,180
Office rentals paid by:
  FAI Home Security Pty
   Limited to--
  FAI General Insurances Ltd..  186,525   150,652   218,613   162,373   158,533
Computer rentals paid by:
  FAI Home Security Pty
   Limited to--
  FAI Home Security Holdings
   Pty Limited................  292,396    76,923    96,925              92,937

NOTE 13: POST BALANCE SHEET EVENTS

  Prior to the completion of the float of Home Security International Inc.
(HSI), the following agreements or events will occur which affect the Group:

    (a) FAI Home Security Holdings Pty Limited has entered into a share purchase agreement with HSI under which it has agreed to sell its shares in FAI Home Security Pty Limited and FAI Home Security (ENZED) Limited plus the note receivable from FAI Home Security (ENZED) Limited in the amount of $131,615 in exchange for the issue of 4,499,999 shares in HSI plus a note payable to FAI Home Security Holdings Pty Limited in the amount of $131,615. A portion of the 4,499,999 shares is attributable to a transaction external to the Australia and New Zealand Group. The agreement is conditional on the completion of the New Zealand asset and share sale agreement described in (b) below. The agreement may be terminated in the event that the underwriting agreement is terminated prior to its completion, the float of HSI is not effective or an underwriting agreement is not executed.

               FAI HOME SECURITY AUSTRALIA AND NEW ZEALAND GROUP

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)


    (b) FAI Home Security (NZ) Trust has entered an asset sale agreement with FAI Home Security (ENZED) Ltd under which it has agreed to sell its intangible assets for the issue of 999,999 fully paid ordinary shares in FAI Home Security (ENZED) Ltd. The other assets, including fixed assets and inventories but excluding business receivables, are to be purchased for market value net of the warranty provision and FAI Home Security (ENZED) Limited must pay FAI Home Security (NZ) Trust, within thirty days following the completion date ("NZ Debt"). The NZ Debt created by the sale will be assigned to FAI Home Security Holdings Pty Limited for an amount equal to its book value. Further, the NZ Debt is to be assigned by FAI Home Security Holdings Pty Limited to HSI at an amount equal to its book value.

    (c) FAI Home Security (NZ) Trust has entered a share sale agreement with FAI Home Security Holdings Pty Limited under which it has agreed to sell its shares in FAI Home Security (ENZED) Ltd for market value as agreed between the parties.

    (d) FAI Home Security Pty Limited will declare a dividend payable to FAI Home Security Holdings Pty Limited prior to completion under the share purchase agreement. The dividend payable will be equal to its retained profits at completion date.

NOTE 14: CONTINGENT LIABILITIES

  FAI Home Security Pty Limited is a party to a deed of cross guarantee with FAI Home Security Holdings Pty Limited and other wholly-owned subsidiaries of FAI Insurances Limited. As a condition of the deed all parties have guaranteed the repayments to all current and future creditors in the event of these companies being wound up.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Trustees of
FAI Home Security (Canada) Unit Trust and FAI Home Security (UK) Trust ("FAI Home Security International Group"):

  We have audited the accompanying combined balance sheets of the FAI Home Security International Group as of June 30, 1996 and 1995, and related combined statements of income, shareholders' equity and cash flows for the year ended June 30, 1996 and for the period from date of declaration to June 30, 1995. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in Australia, which are substantially similar to generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the FAI Home Security International Group as of June 30, 1996 and 1995, and the results of its operations and its cash flows for the year ended June 30, 1996 and for the period from date of declaration to June 30, 1995, in conformity with generally accepted accounting principles in the United States of America.

  The accompanying financial statements have been prepared assuming that the FAI Home Security International Group will continue as a going concern. As discussed in Note 14 to the financial statements, the FAI Home Security International Group has suffered recurring losses from operations and has a capital deficiency that raises substantial doubt about its ability to continue as a going concern. In the event that the sale of the FAI Home Security International Group's businesses to FAI Home Security Holdings Pty Limited were to occur in accordance with the agreements outline in Note 12, then the FAI Home Security International Group would not own any businesses to enable it to generate sufficient cashflows to enable it to repay its remaining liabilities. The FAI Home Security International Group will be dependent upon future business development or obtaining support from other sources to enable it to continue to operate as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might be necessary should the International Group be unable to continue as a going concern.

  The financial statements of the FAI Home Security International Group as of and for the nine months ended March 31, 1997 and 1996, which are presented solely for comparative purposes, were not audited by Independent Public Accountants.

                                          Arthur Andersen

Sydney, NSW
May 2, 1997 except with respect to
the reorganization transactions as discussed

in Note 12, as to which the date is July 15, 1997

                     FAI HOME SECURITY INTERNATIONAL GROUP

                         COMBINED STATEMENTS OF INCOME

                                                             NINE MONTHS ENDED
                                                                 MARCH  31
                                  PERIOD ENDED YEAR ENDED  ----------------------
                                    JUNE 30     JUNE 30         (UNAUDITED)
                                      1995        1996        1996        1997
                          NOTE        $US         $US         $US         $US
                          ----    ------------ ----------  ----------  ----------
Net sales...............    2         876,693   1,750,028   1,392,142   1,397,997
Cost of goods sold......             (446,246) (1,028,583) (1,076,801)   (770,155)
                                   ----------  ----------  ----------  ----------
Gross profit............              430,447     721,445     315,341     627,842
General and
 administrative expenses
  --other...............           (2,378,947) (3,199,590) (2,088,969) (1,140,054)
  --related party.......   11(a)     (206,344)        --          --          --
  --FAI Group...........   11(b)          --          --          --     (560,172)
                                   ----------  ----------  ----------  ----------
Income (loss) from
 operations.............           (2,154,844) (2,478,145) (1,773,628) (1,072,384)
Interest income.........                  --        7,927         --        6,514
Interest expense-FAI
 Group..................   11(b)          --          --          --     (290,997)
                                   ----------  ----------  ----------  ----------
Income (loss) before
 taxes..................           (2,154,844) (2,470,218) (1,773,628) (1,356,867)
Income tax expense......   10             --          --          --          --
                                   ----------  ----------  ----------  ----------
Net income (loss).......           (2,154,844) (2,470,218) (1,773,628) (1,356,867)
                                   ==========  ==========  ==========  ==========


   The accompanying notes are an integral part of these financial statements.

                     FAI HOME SECURITY INTERNATIONAL GROUP

                            COMBINED BALANCE SHEETS

                                                      JUNE 30          MARCH  31
                                              ----------------------  (UNAUDITED)
                                                 1995        1996        1997
                                      NOTE       $US         $US          $US
                                      ----    ----------  ----------  -----------
ASSETS
------
Current assets
  Cash and cash equivalents.........              69,982      82,214      60,206
  Accounts receivable--trade, net...    3        169,633      93,177     309,380
  Inventories.......................    4        349,287     435,278     459,868
  Prepaid expenses and other current
   assets...........................    5         11,645     126,556     115,955
                                              ----------  ----------  ----------
    Total current assets............             600,547     737,225     945,409
                                              ----------  ----------  ----------
Non-current assets
  Plant and equipment, net..........    6        142,059     109,627     102,629
                                              ----------  ----------  ----------
Total assets........................             742,606     846,852   1,048,038
                                              ==========  ==========  ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Current liabilities
  Bank overdraft....................                 --       21,205         --
  Payables--related parties.........   11(a)     357,181     439,503     949,163
  Payables--FAI Group...............   11(b)         --    2,012,472   2,845,560
  Payables--trade...................             282,008     417,880     724,008
  Accrued liabilities...............              56,696      58,771      53,454
                                              ----------  ----------  ----------
Total current liabilities...........             695,885   2,949,831   4,572,185
                                              ----------  ----------  ----------
Shareholders' equity
  Trust settlement..................           1,516,990   1,861,588   1,861,588
  Trust units issued................             690,446     690,446     690,446
  Foreign currency translation
   adjustment.......................              (5,871)    (29,951)    (94,252)
  Accumulated losses................          (2,154,844) (4,625,062) (5,981,929)
                                              ----------  ----------  ----------
    Total shareholders' equity......              46,721  (2,102,979) (3,524,147)
                                              ----------  ----------  ----------
Total liabilities and shareholders'
 equity.............................             742,606     846,852   1,048,038
                                              ==========  ==========  ==========


   The accompanying notes are an integral part of these financial statements

                     FAI HOME SECURITY INTERNATIONAL GROUP

                        COMBINED STATEMENTS OF CASHFLOWS

                                                           NINE MONTHS ENDED
                                                               MARCH  31
                                PERIOD ENDED YEAR ENDED  ----------------------
                                  JUNE 30     JUNE 30         (UNAUDITED)
                                    1995        1996        1996        1997
                                    $US         $US         $US          $US
                                ------------ ----------  ----------  ----------
Cashflow from operating
 activities
  Net Income (Loss)...........   (2,154,844) (2,470,218) (1,773,628) (1,356,867)
  Adjustments to reconcile net
   income (loss) to net cash
   from operating activities:
  Depreciation................       11,307      45,847      34,720      21,119
  Provision for losses on
   accounts receivable........       15,810     129,602    (178,082)    123,773
  (Increase) decrease in
   operating assets:
  Accounts receivable--trade..     (184,230)    (38,558)   (439,966)   (366,219)
  Inventories.................     (347,800)   (115,504)    (33,325)     15,026
  Prepaid expenses and other
   assets.....................      (11,645)   (114,911)     85,223     (21,051)
  Increase (decrease) in
   operating liabilities:
  Accounts payable............      281,256     143,349      28,900     206,385
  Accrued liabilities.........       56,501       2,928      51,388      82,066
                                 ----------  ----------  ----------  ----------
Net cash used in operating
 activities...................   (2,333,645) (2,417,465) (2,224,771) (1,295,768)
                                 ----------  ----------  ----------  ----------
Cashflow from investing
 activities
  Proceeds from sale of plant
   and equipment..............          --          --          --        8,472
  Additions to plant and
   equipment..................     (152,878)    (15,475)    (27,496)    (19,569)
                                 ----------  ----------  ----------  ----------
Net cash used in investing
 activities...................     (152,878)    (15,475)    (27,496)    (11,097)
                                 ----------  ----------  ----------  ----------
Cashflow from financing
 activities
  Increase (decrease) in bank
   overdraft..................          --       20,943         --          --
  Provided by (payments on)
   FAI Group debt.............          --    1,655,291   1,687,571     805,179
  Receipts from related
   parties....................      355,971     425,908     191,321     481,752
  Capital subscribed..........    2,207,436     344,598     344,598         --
                                 ----------  ----------  ----------  ----------
Net cash provided by financing
 activities...................    2,563,407   2,446,740   2,223,490   1,286,931
                                 ----------  ----------  ----------  ----------
Net increase/(decrease) in
 cash held....................       76,884      13,800     (28,777)    (19,934)
                                 ----------  ----------  ----------  ----------
Cash at the beginning of the
 financial year...............          --       69,982      69,982      61,010
Effect of exchange rate change
 on cash held.................       (6,902)     (1,568)     (2,341)     19,130
                                 ----------  ----------  ----------  ----------
Cash at the end of the period.       69,982      82,214      38,864      60,206
                                 ----------  ----------  ----------  ----------
Supplemental disclosures of
 cash flow information:
Interest paid.................          --          --          --      290,997
Income taxes paid.............          --          --          --          --


   The accompanying notes are an integral part of these financial statements

                     FAI HOME SECURITY INTERNATIONAL GROUP

             COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                   FOREIGN
                                                  CURRENCY                    TOTAL
                            TRUST    TRUST UNITS TRANSLATION ACCUMULATED  SHAREHOLDERS'
                          SETTLEMENT   ISSUED      RESERVE     LOSSES        EQUITY
                          ---------- ----------- ----------- -----------  -------------
October 14, 1994........         15    690,446         --           --        690,461
March 28, 1995..........  1,516,975                                         1,516,975
Foreign currency
 translation adjustment.                            (5,871)                    (5,871)
Net loss 1995...........                                     (2,154,844)   (2,154,844)
                          ---------    -------     -------   ----------    ----------
Balance June 30, 1995...  1,516,990    690,446      (5,871)  (2,154,844)       46,721
Foreign currency
 translation adjustment.                           (24,080)                   (24,080)
Forgiveness of debt.....    344,598                                           344,598
Net loss 1996...........                                     (2,470,218)   (2,470,218)
                          ---------    -------     -------   ----------    ----------
Balance June 30, 1996...  1,861,588    690,446     (29,951)  (4,625,062)   (2,102,979)
Foreign currency
 translation adjustment.                           (64,301)                   (64,301)
Net loss nine months to
 March 1997.............                                     (1,356,867)   (1,356,867)
                          ---------    -------     -------   ----------    ----------
Balance March 31, 1997
 (Unaudited)............  1,861,588    690,446     (94,252)  (5,981,929)   (3,524,147)
                          =========    =======     =======   ==========    ==========




   The accompanying notes are an integral part of these financial statements

                     FAI HOME SECURITY INTERNATIONAL GROUP

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

 a) Nature of Business--

  FAI Home Security (UK) Trust was declared in Manchester, England on March 28, 1995 and FAI Home Security (Canada) Unit Trust was declared in Toronto, Canada on October 14, 1994.

  The main business activity of FAI Home Security (UK) Trust and FAI Home Security (Canada) Unit Trust, collectively "the Group", is the sale, service and monitoring of security alarm systems, which are sold via a distributor network to residential and small business premises in North America, Europe and South Africa.

  The security alarm system, "SecurityGuard", and other major components are supplied exclusively by Ness Security Products Pty Ltd, an unrelated company based in Sydney, Australia.

 b) Principles of Consolidation and Combined Statements--

  The two entities are subsidiaries of the current ultimate beneficiary, Cooper Investment Trust. Accordingly, the accompanying financial statements have been presented on a combined basis, and include the consolidated accounts of FAI Home Security (UK) Trust, and its wholly-owned subsidiary, FAI Home Security (Africa) Pty Ltd, and the consolidated accounts of FAI Home Security (Canada) Unit Trust, and its wholly-owned subsidiary, FAI Home Security (USA) Inc.

  All intercompany accounts and transactions have been eliminated.

  The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America.

 c) Cash and Cash Equivalents--

  Cash equivalents consist of short-term investments with maturities of three months or less and are stated at cost which approximates market.

 d) Net Income/(Loss) per Common Share--

  There has been no calculation of Net Income/(Loss) per common share because of the combined group structure.

 e) Foreign Currencies--

  The combined financial statements of the Group are translated into US dollars to reflect the local currency of the proposed ultimate parent entity, Home Security International Inc. The assets and liabilities of the Group are translated at the balance sheet date exchange rate. The profit and loss items of the Group have been translated at the average exchange rates throughout each period. The resulting translation effects are reflected in shareholders' equity.

  The local currency of FAI Home Security (UK) Trust is British Pound Sterling, the local currency of FAI Home Security (Canada) Unit Trust is Canadian dollars, and the local currency of FAI Home Security (Africa) Pty Ltd is South African Rand. FAI Home Security (USA) Inc. reports its financial statements in United States dollars.

 f) Use of Estimates--

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates, and such differences may be material to the financial statements.

                     FAI HOME SECURITY INTERNATIONAL GROUP

 g) Income Taxes--

  The group accounts for income taxes under Statement of Financial Accounting standards (SFAS No. 109 "Accounting for Income Taxes") which requires an asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 h) Revenue Recognition--

  Revenue is recognized at the time of shipment of products and is shown net of returns and rebates.

 i) Allowance for Doubtful Accounts--

  Management reviews the collectibility of accounts receivable on a regular basis. Amounts, if any, which are determined to be uncollectible are provided for in the financial statements in the period such determination is made.

 j) Inventories--

  Inventories consist of sales aids, service stock and stock for resale and are stated at the lower of cost (first-in, first-out method), or market. Stock for resale is warehoused by both entities.

 k) Plant and Equipment--

  Plant and equipment are recorded at cost. Maintenance and repairs are expensed in the period to which they relate. Depreciation on plant and equipment is calculated using the straight-line method with the exception of Canada which uses the declining balance method for all assets except leasehold improvements, over the following estimated useful lives:

                                                          UNITED KINGDOM CANADA
                                                              YEARS      YEARS
                                                          -------------- ------
      Furniture and fixtures.............................        4           5
      Office equipment...................................        4           5
      Plant..............................................        4         --
      Computer equipment.................................      --         3.33
      Motor vehicles.....................................        4         --
      Leasehold improvements.............................      --            5

 l) Research and Development--

  The Group has no significant research and development activities.

 m) Pension and Other Benefit Plans--

  The Group has no pension or other post-employment benefit plans.

                     FAI HOME SECURITY INTERNATIONAL GROUP

NOTE 2: NET SALES

                                                            NINE MONTHS ENDED
                                       PERIOD     YEAR          MARCH 31
                                        ENDED     ENDED    --------------------
                                       JUNE 30   JUNE 30       (UNAUDITED)
                                        1995      1996       1996       1997
                                         $US       $US        $US        $US
                                       -------  ---------  ---------  ---------
Direct retail sales................... 377,983    539,845    569,322     88,626
Distributor sales..................... 513,368  1,251,325    867,300  1,330,031
Other.................................     --      12,996      9,152      1,834
                                       -------  ---------  ---------  ---------
Gross sales........................... 891,351  1,804,166  1,445,774  1,420,491
Less: returns and rebates              (14,658)   (54,138)   (53,632)   (22,494)
                                       -------  ---------  ---------  ---------
Net sales............................. 876,693  1,750,028  1,392,142  1,397,997

NOTE 3: ACCOUNTS RECEIVABLE--TRADE

                                                      JUNE 30         MARCH 31
                                                  -----------------  (UNAUDITED)
                                                   1995      1996       1997
                                                    $US      $US         $US
                                                  -------  --------  -----------
Accounts receivable.............................. 185,443   238,589    578,706
Less: allowances for doubtful accounts........... (15,810) (145,412)  (269,326)
                                                  -------  --------   --------
                                                  169,633    93,177    309,380

NOTE 4: INVENTORIES

                                                         JUNE 30      MARCH 31
                                                     --------------- (UNAUDITED)
                                                      1995    1996      1997
                                                       $US     $US       $US
                                                     ------- ------- -----------
Service stock.......................................     --   30,023    10,600
Sales aids..........................................  47,274  37,372   111,705
Goods for resale.................................... 302,013 367,883   337,563
                                                     ------- -------   -------
                                                     349,287 435,278   459,868

NOTE 5: PREPAID EXPENSES AND OTHER CURRENT ASSETS

                                                         JUNE 30      MARCH 31
                                                      -------------- (UNAUDITED)
                                                       1995   1996      1997
                                                       $US     $US       $US
                                                      ------ ------- -----------
Prepayments..........................................  5,193  19,934    47,307
Pre-paid VAT.........................................    --  106,622    65,536
Sundry debtors.......................................  6,452     --      3,112
                                                      ------ -------   -------
                                                      11,645 126,556   115,955

NOTE 6: PLANT AND EQUIPMENT

                                                       JUNE 30        MARCH 31
                                                   ----------------  (UNAUDITED)
                                                    1995     1996       1997
                                                     $US      $US        $US
                                                   -------  -------  -----------
Furniture and fixtures............................  42,739   65,718     82,395
Plant and equipment...............................  98,775   98,117     97,117
Motor vehicles....................................  11,895      --         --
less: Accumulated depreciation.................... (11,350) (54,208)   (76,883)
                                                   -------  -------    -------
                                                   142,059  109,627    102,629

                     FAI HOME SECURITY INTERNATIONAL GROUP

NOTE 7: FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts reflected in the combined balance sheets for cash and cash equivalents, and accounts receivable and payable approximate their respective fair values due to the short maturities of these instruments.

NOTE 8: LEASE COMMITMENTS

                                                        JUNE 30     MARCH 31
                                                     ------------- (UNAUDITED)
                                                      1995   1996     1997
                                                      $US    $US       $US
                                                     ------ ------ -----------
Operating leases exist for the premises and motor
 vehicles in Canada and United Kingdom.
The future minimum payments on operating leases are
 as follows:
  Payable no later than one year.................... 21,004 45,163    53,620
  Payable later than one year but not later than two
   years............................................ 14,988 35,836    39,124
  Payable later than two years but not later than
   three years......................................  5,749  7,688    13,081
  Payable later than three years but not later than
   four years.......................................    --     --        --
  Payable later than four years but not later than
   five years.......................................    --     --        --
                                                     ------ ------   -------
                                                     41,741 88,687   105,825

                     FAI HOME SECURITY INTERNATIONAL GROUP

NOTE 9: SEGMENT INFORMATION

  The Group operates principally in one industry segment which includes the sale, service and monitoring of security alarm systems. The Group's area of operations includes Canada, South Africa, United Kingdom and United States and no single customer accounts for more than 10% of the Group's revenues. Information about the Group's operations split by geographic location is shown below.

                                                           NINE MONTHS ENDED
                                   PERIOD                      MARCH 31
                                   ENDED     YEAR ENDED  ----------------------
                                  JUNE 30     JUNE 30         (UNAUDITED)
                                  1995 $US    1996 $US    1996 $US    1997 $US
                                 ----------  ----------  ----------  ----------
Net Sales:
  --United Kingdom..............    386,639     698,508     539,297     960,847
  --South Africa................        --          --          --       23,975
  --Canada......................    490,054     999,268     850,888     437,647
  --United States...............        --       52,252       1,957      34,148
                                 ----------  ----------  ----------  ----------
                                    876,693   1,750,028   1,392,142   1,456,617
less: Eliminations                      --          --          --      (58,620)
                                 ----------  ----------  ----------  ----------
Total Net Sales.................    876,693   1,750,028   1,392,142   1,397,997
Operating Profit/(Loss):
  --United Kingdom.............. (1,606,332) (1,995,479) (1,547,913)   (597,883)
  --South Africa................        --          --          --       (3,917)
  --Canada......................   (548,512)   (429,911)   (205,144)   (391,521)
  --United States...............        --      (52,755)    (20,571)    (79,063)
                                 ----------  ----------  ----------  ----------
                                 (2,154,844) (2,478,145) (1,773,628) (1,072,384)
less: Eliminations                      --          --          --          --
                                 ----------  ----------  ----------  ----------
Total Operating Profit/(Loss)... (2,154,844) (2,478,145) (1,773,628) (1,072,384)
Capital Expenditure
  --United Kingdom..............     91,042      10,350      21,331         --
  --South Africa................        --          --          --          661
  --Canada......................        --          --        5,130      18,908
  --United States...............        --          --        1,035         --
                                 ----------  ----------  ----------  ----------
                                     91,042      10,350      27,496      19,569
Depreciation
  --United Kingdom..............      5,371      28,280      21,532       8,800
  --South Africa................        --          --          --          --
  --Canada......................      5,936      17,567      13,188      12,319
  --United States...............        --          --          --          --
                                 ----------  ----------  ----------  ----------
                                     11,307      45,847      34,720      21,119

                     FAI HOME SECURITY INTERNATIONAL GROUP

                                                                      MARCH 31
                                                       JUNE 30       (UNAUDITED)
                                                   ----------------
                                                    1995     1996       1997
                                                     $US     $US         $US
                                                   ------- --------  -----------
Identifiable Assets:
  --United Kingdom................................ 346,555  402,887     707,491
  --South Africa..................................     --       --       18,791
  --Canada........................................ 326,069  406,303     484,260
  --United States.................................     --    63,366      16,819
                                                   ------- --------   ---------
                                                   672,624  872,556   1,227,361
less:
  Eliminations....................................     --  (107,918)   (239,529)
  Corporate Assets................................  69,982   82,214      60,206
                                                   ------- --------   ---------
    Total Assets.................................. 742,606  846,852   1,048,038

  Identifiable assets are those assets that are identified with the operations in each geographic area. Corporate assets are principally cash and short-term deposits.

NOTE 10: INCOME TAXES

                                                    JUNE 30          MARCH  31
                                              --------------------  (UNAUDITED)
                                                1995       1996        1997
                                                $US        $US          $US
                                              --------  ----------  -----------
Deferred tax assets are comprised of:
  Deferred tax benefits associated with
   losses....................................  695,472   1,492,539   1,919,240
  Valuation allowance........................ (695,472) (1,492,539) (1,919,240)
                                              --------  ----------  ----------
  Net deferred tax assets....................      --          --          --

  The Group has income tax loss carry forwards available to offset future taxable income, the tax benefit of which has not been recorded in these financial statements, expiring as follows (using the balance sheet date exchange rate):

                                                    JUNE 30         MARCH  31
                                              -------------------  (UNAUDITED)
                                                1995      1996      1997
                                                 $US       $US       $US
                                              --------- --------- ---------
      2002................................... 2,154,997 2,154,997 2,154,997
      2003...................................       --  2,470,150 2,470,150
      2004...................................       --        --  1,356,867
                                              --------- --------- ---------
                                              2,154,997 4,625,147 5,982,014

NOTE 11: RELATED PARTY TRANSACTIONS

(a) RELATED PARTY TRANSACTIONS

                                                         JUNE 30      MARCH  31
                                                     --------------- (UNAUDITED)
                                                      1995    1996      1997
                                                       $US     $US       $US
                                                     ------- ------- -----------
Current Liabilities:
  Cooper Investment Trust...........................     --  439,503   949,163
  FAI Home Security Holdings Pty Limited............ 357,181     --        --
                                                     ------- -------   -------
                                                     357,181 439,503   949,163

                     FAI HOME SECURITY INTERNATIONAL GROUP

  The Cooper Investment Trust loan is unsecured, non-interest bearing and subordinated to June 30, 1998.

  The amount due to FAI Home Security Holdings Pty Limited is non-interest bearing and repayable on demand.

  FAI Home Security (UK) Trust and FAI Home Security (Canada) Unit Trust were related to FAI Home Security Holdings Pty Limited by the ultimate holdings of the ultimate parent company FAI Insurances Ltd. until November 15, 1995 at which time the trusts were sold to entities related to Mr. Cooper.

                                                                    MARCH 31
                                                      JUNE 30     (UNAUDITED)
                                                  --------------- ------------
                                                   1995    1996    1996   1997
                                                    $US     $US     $US   $US
                                                  ------- ------- ------- ----
Portion of debt forgiven by FAI Home Security
 Holdings Pty Limited
 to--
FAI Home Security (UK) Trust.....................     --  344,598 344,598 --

  The debt forgiven by FAI Home Security Holdings Pty Limited was part of the total consideration for the sale of international operations that occurred on November 15, 1995.

Management fees paid to FAI Home Security Pty
 Limited by--
FAI Home Security (UK) Trust.....................  71,283     --      --  --
FAI Home Security (Canada) Trust................. 135,061     --      --  --

  The management fees relate to an apportionment of costs incurred by FAI Home Security Pty Limited on behalf of FAI Home Security (UK) Trust and FAI Home Security (Canada) Unit Trust.

(b) TRANSACTIONS WITH FAI GROUP

  On November 15, 1995 the FAI Group sold its interest in the International Group to Mr. Cooper at which time it ceased to be related to the FAI Group. FAI Home Security Holdings Pty Ltd. contracted to provide management services to the International Group at market rates. The loans outstanding from the International Group to FAI Home Security Holdings Pty Ltd. became interest bearing after the sale carrying an interest rate of 10% per annum.

                                                         JUNE 30      MARCH  31
                                                      -------------- (UNAUDITED)
                                                      1995   1996       1997
                                                      $US     $US        $US
                                                      ---- --------- -----------
Current Liabilities:
  FAI Home Security Holdings Pty Limited............. --   2,012,472  2,845,560

  The amount due to FAI Home Security Holdings Pty Limited has been subordinated to June 30, 1998.

                                                                    MARCH 31
                                                         JUNE 30  (UNAUDITED)
                                                        --------- ------------
                                                        1995 1996 1996  1997
                                                        $US  $US  $US    $US
                                                        ---- ---- ---- -------
Management fees received by FAI Home Security Holdings
 Pty Limited from--
FAI Home Security (UK) Trust........................... --   --   --   448,138
FAI Home Security (Canada) Trust....................... --   --   --   112,034

                     FAI HOME SECURITY INTERNATIONAL GROUP

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)


  The management fees relate to an apportionment of costs incurred by FAI Home Security Holdings Pty Limited on behalf of FAI Home Security (UK) Trust and FAI Home Security (Canada) Unit Trust.

                                                                     MARCH 31
                                                          JUNE 30  (UNAUDITED)
                                                         --------- ------------
                                                         1995 1996 1996  1997
                                                         $US  $US  $US    $US
                                                         ---- ---- ---- -------
Interest paid to FAI Home Security Holdings Pty Limited
 by:
FAI Home Security (UK) Trust...........................  --   --   --   238,246
FAI Home Security (Canada) Trust.......................  --   --   --    52,751

  The interest charged on the balance of the loans outstanding from FAI Home Security Holdings Pty Limited from June 30, 1996.

NOTE 12: POST BALANCE SHEET EVENTS

  The Group has entered into the International asset purchase agreement with FAI Home Security Holdings Pty Limited. Under the agreement FAI Home Security Holdings Pty Limited has agreed to purchase from the Group all of its intangible and tangible assets, (including but not limited to inventories, fixed assets, licences, goodwill but excluding accounts receivable) in exchange for a cash payment of approximately $2,784,431 as at March 31, 1997. The Group's liabilities to related parties are not to be assumed by FAI Home Security Holdings Pty Limited under the agreement.

NOTE 13: CONTINGENT LIABILITIES

  In the United Kingdom an estimated 400 alarm units have been sold with an extended warranty period of 10 years by a distributor of FAI Home Security
(UK) Trust. FAI Home Security (UK) Trust has undertaken with the Office of Fair Trading to honor this warranty in full.

  The Company's historical experience with these warranties has been that less than 10% of units sold will require a service call outside the normal 12 month warranty period. Based upon these assumptions 400 units at the maximum service cost of US$70 per visit over the 10 year period would give rise to a potential liability of $28,000.

NOTE 14: GOING CONCERN

  At March 31, 1997 the Group's liabilities exceeded its assets by $3,524,147. As a consequence of the sale of its businesses as outlined in Note 12, the Group will still have a net asset deficiency and not own any businesses to enable it to generate sufficient cashflows to enable it to repay its remaining liabilities. Whilst the Group's loans payable to related parties have been subordinated to the repayment of all other creditors for the period to June 30, 1998, the Group will be dependent upon future business acquisitions and obtaining continuing support from other sources to enable it to continue to operate as a going concern.

                       HOME SECURITY INTERNATIONAL, INC.

                  PROFORMA CONSOLIDATED FINANCIAL STATEMENTS

INTRODUCTION

  The unaudited proforma financial statements of the Company comprising the proforma consolidated balance sheet at March 31, 1997 and proforma statements of income for the nine months ended March 31, 1997 and year ended June 30, 1996 have been prepared in accordance with US generally accepted accounting principles (GAAP), based upon the historical combined statements of income of FAI Home Security Pty Limited and FAI Home Security (ENZED) Ltd (previously trading through the FAI Home Security (NZ) Trust), (collectively the Australia and New Zealand, ANZ Group), and FAI Home Security (UK) Trust, FAI Home Security (Canada) Unit Trust and their respective South African and United States subsidiaries (collectively Cooper International Group), after giving effect to the pro forma adjustments described in the notes thereto as if the reorganization had been in effect on July 1, 1995 in respect of the statements of income and March 31, 1997 in respect of the balance sheet. Accordingly, the goodwill and the other assets and liabilities recognised in the proforma will differ from those existing when the reorganization is effective. A summary of the reorganization transactions follows:

    (I) FAI Home Security Pty Limited sells its shares in FAI Home Security
  (NZ) Ltd to FAI Deposit Co. Pty Limited for $1,950 which is settled in cash;

    Payment of a dividend by FAI Home Security Pty Limited to FAI Home Security Holdings Pty Limited equal to the retained earnings at the date of the reorganization;

    (II) FAI Home Security (NZ) Trust has entered into an asset sale agreement with FAI Home Security (ENZED) Ltd under which it has agreed to sell its intangible assets for the issue of 999,999 fully paid ordinary shares in FAI Home Security (ENZED) Ltd. The other assets including fixed assets and inventories but excluding business receivables, are purchased for market value, net of the warranty provision, ("NZ Debt") which is $131,615 based on the March 31, 1997 financial statements;

    (III) FAI Home Security (NZ) Trust sells its note receivable from FAI Home Security (ENZED) Ltd and shares in FAI Home Security (ENZED) Ltd to FAI Home Security Holdings Pty Ltd for the market value of the shares plus an amount equal to the value of the NZ Debt;

    (IV) FAI Home Security Holdings Pty Limited has entered into the International asset purchase agreement to acquire from the Cooper International Group all of its intangible and tangible assets, (including but not limited to inventories, fixed assets, licences, goodwill, but excluding accounts receivable) in exchange for a cash payment of $2,784,431 based on March 31, 1997 financial statements. The Cooper International Group liabilities to related parties are not assumed by either FAI Home Security Holdings Pty Limited or Home Security International Inc. ("HSI"). The acquisition of Cooper International Group is accounted for under the purchase method;

    (V) FAI Home Security Pty Limited and FAI Home Security (ENZED) Ltd, plus the note receivable from FAI Home Security (ENZED) Ltd and the assets of Cooper International Group (defined in (IV) above) are acquired by HSI from FAI Home Security Holdings Pty Limited in exchange for the issue of 4,499,999 shares, the issue of a note payable to FAI Home Security Holdings Pty Limited equivalent to the book value of assets acquired, being $562,497, plus $270,754, and a further note payable by HSI to FAI Home Security Holdings Pty Limited in the amount of $131,615 based on the March 31, 1997 financial statements. The amalgamation of the Australia and New Zealand Group and the Cooper International Group with HSI has been accounted for as a reorganization of entities under common control and as such the assets and liabilities are recognised at their book values;

    (VI) HSI via its shareholding in FAI Home Security Pty Limited acquires a licence from FAI Insurances Limited to use the name FAI Home Security throughout its operations at no ongoing charge.

  The unaudited proforma statements of income do not purport to represent what the results of operations of the Company would actually have been if the events or transactions described above had in fact been in effect throughout the entire said periods or to project the results of operations of the Company for any future date or period.

  The unaudited proforma statements of income and balance sheet should be read in conjunction with the historical combined financial statements of the ANZ Group and International Group, including the notes thereto, and other financial information included elsewhere in the Prospectus.

                       HOME SECURITY INTERNATIONAL, INC.

                   PROFORMA CONSOLIDATED FINANCIAL STATEMENTS

  RECONCILIATION OF UNAUDITED HISTORICAL STATEMENTS OF INCOME TO REORGANIZED UNAUDITED HISTORICAL STATEMENT OF INCOME FOR NINE MONTHS ENDED MARCH 31, 1997.

                          HISTORICAL   HISTORICAL   HISTORICAL   REORGANIZATION       REORGANIZED
                         INTERNATIONAL     ANZ       COMBINED     ADJUSTMENTS         HISTORICAL
                              $US          $US          $US           $US       NOTE      $US
                         ------------- -----------  -----------  -------------- ----  -----------
Net sales...............   1,397,997    23,232,294   24,630,291        (537)     (1)   24,629,754
                          ----------   -----------  -----------                       -----------
Cost of sales--related
 party..................         --     (2,668,985)  (2,668,985)                       (2,668,985)
    --other.............    (770,155)  (14,109,950) (14,880,105)                      (14,880,105)
                          ----------   -----------  -----------     -------           -----------
Gross profit............     627,842     6,453,359    7,081,201        (537)            7,080,664
General and
 administration
 expenses...............  (1,700,226)   (4,045,935)  (5,746,161)     65,812      (1)   (5,680,349)
                          ----------   -----------  -----------     -------           -----------
Income from operations..  (1,072,384)    2,407,424    1,335,040      65,275             1,400,315
Interest income, net....    (284,483)      555,002      270,519     (60,728)     (1)      209,791
                          ----------   -----------  -----------     -------           -----------
Income before income
 taxes..................  (1,356,867)    2,962,426    1,605,559       4,547             1,610,106
Income tax expense......         --     (1,124,066)  (1,124,066)                 (1)   (1,124,066)
                          ----------   -----------  -----------     -------           -----------
Net income (loss).......  (1,356,867)    1,838,359      481,493       4,547               486,040

  RECONCILIATION OF UNAUDITED HISTORICAL STATEMENTS OF INCOME TO REORGANIZED UNAUDITED HISTORICAL STATEMENT OF INCOME FOR YEAR ENDED JUNE 30, 1996.

                          HISTORICAL   HISTORICAL   HISTORICAL   REORGANIZATION       REORGANIZED
                         INTERNATIONAL     ANZ       COMBINED     ADJUSTMENTS         HISTORICAL
                              $US          $US          $US           $US       NOTE      $US
                         ------------- -----------  -----------  -------------- ----  -----------
Net sales...............   1,750,028    26,700,922   28,450,950       21,278     (1)   28,472,228
                          ----------   -----------  -----------                       -----------
Cost of sales--related
 party..................         --     (2,750,468)  (2,750,468)                       (2,750,468)
    --other.............  (1,028,583)  (14,834,094) (15,862,677)      20,468     (1)  (15,842,209)
                          ----------   -----------  -----------     --------          -----------
Gross profit............     721,445     9,116,360    9,837,805       41,746            9,879,551
General and
 administration
 expenses...............  (3,199,590)   (6,606,377)  (9,805,967)     122,420     (1)   (9,683,547)
                          ----------   -----------  -----------     --------          -----------
Income from operations..  (2,478,145)    2,509,983       31,838      164,166              196,004
Interest income, net....       7,927       203,181      211,108     (107,016)    (1)      104,092
                          ----------   -----------  -----------     --------          -----------
Income before income
 taxes..................  (2,470,218)    2,713,164      242,946       57,150              300,096
Income tax expense......         --     (1,054,170)  (1,054,170)     (14,615)    (1)   (1,068,785)
                          ----------   -----------  -----------     --------          -----------
Net income (loss).......  (2,470,218)    1,658,994     (811,224)      42,535             (768,689)

--------
(1) Represents the statement of income for nine months ended March 31, 1997 and year ended June 30, 1996 of FAI Home Security (NZ) Ltd which is sold as part of the reorganization.

                       HOME SECURITY INTERNATIONAL, INC.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

 UNAUDITED PRO FORMA STATEMENT OF INCOME FOR NINE MONTHS ENDED MARCH 31, 1997

                                   REORGANIZED   PRO FORMA          PRO FORMA
                                   HISTORICAL   ADJUSTMENTS        (UNAUDITED)
                                       $US          $US     NOTES     $US
                                   -----------  ----------- ----- ------------
Net sales.........................  24,629,754                      24,629,754
                                   -----------                    ------------
Cost of sales--related parties....  (2,668,985)  2,668,985    (1)          --
     --other...................... (14,880,105)                    (14,880,105)
                                   -----------                    ------------
Gross profit......................   7,080,664                       9,749,649
General and administrative
 expenses.........................  (5,680,349)    (83,323)   (2)   (5,763,672)
                                   -----------                    ------------
Income from Operations............   1,400,315                       3,985,977
Interest income, net..............     209,791    (173,791)   (3)       36,000
                                   -----------                    ------------
Income before income taxes........   1,610,106                       4,021,977
Income tax expense................  (1,124,066)   (793,511)   (4)   (1,917,577)
                                   -----------                    ------------
Net Income........................     486,040                       2,104,400
Pro forma Number of Common stock
 Outstanding......................                                   5,000,000
Pro forma Earnings per common
 share............................                                $      0.421

--------
(1) Reversal of royalty expenses charged by FAI Home Security Holdings Pty Limited of $2,668,985 for use of FAI name as FAI Insurances Limited has agreed to provide the license for no ongoing charge.
(2) Represents amortization of intangible assets of $2,221,934 from the purchase of assets of the Cooper International Group using an amortization period of 20 years. This amortization period has been used as it is consistent with the period used by FAI Home Security Pty Limited for similar assets acquired. Amortization charge for the period is $83,323.
(3) Reversal of interest charge on loan with FAI Home Security Holdings Pty Limited for $290,997 as the loan will not be assumed by the company when it acquires the Cooper International Group operations, similarly interest income, $464,788, on Australia and New Zealand Group loans within the FAI Group will no longer be received on reorganization.
(4) The tax effect of the royalty reversal, and interest income reversal from ANZ Group. The interest charge reversal and amortization of intangible assets have no tax effect. Taxation expense has been calculated at the Australian tax rate of 36%.

                       HOME SECURITY INTERNATIONAL, INC.

                  PROFORMA CONSOLIDATED FINANCIAL STATEMENTS

  UNAUDITED PROFORMA STATEMENT OF INCOME FOR YEAR ENDED JUNE 30, 1996

                             REORGANIZED   PRO FORMA                  PRO FORMA
                             HISTORICAL   ADJUSTMENTS                (UNAUDITED)
                                 $US          $US     NOTES              $US
                             -----------  ----------- -----          -----------
Net sales..................   28,472,228                              28,472,228
                             -----------                             -----------
Cost of sales--related
 parties...................   (2,750,468)  2,750,468    (5)                  --
     --other...............  (15,842,209)                            (15,842,209)
                             -----------                             -----------
Gross profit...............    9,879,551                              12,630,019
General and administrative
 expenses..................   (9,683,547)   (194,684)   (6)(a)(b)(c)  (9,878,231)
                             -----------                             -----------
Income from Operations.....      196,004                               2,751,788
Interest income, net.......      104,092     (19,220)   (7)               84,872
                             -----------                             -----------
Income before income taxes.      300,096                               2,836,660
Income tax expense.........   (1,068,785)   (936,013)   (8)           (2,004,798)
                             -----------                             -----------
Net Income (loss)..........     (768,689)                                831,862
Pro Forma Number of Common
 stock Outstanding.........                                            5,000,000
Pro Forma Earnings per
 common share..............                                          $     0.166

--------
(5) Reversal of royalty expenses charged by FAI Home Security Holdings Pty Limited of $2,750,468 for use of FAI name as FAI Insurances Limited has agreed to provide the licence for no ongoing charge.
(6)(a) Represents depreciation and amortization on fixed assets acquired by FAI Home Security Pty Limited as at March 31, 1997 from FAI Home Security Holdings Pty Limited of $180,512.
(6)(b) Represents amortization of intangible assets of $2,221,934 from the purchase of assets of the Cooper International Group using an amortization period of 20 years. Amortization charge for the period is $111,097.
(6)(c) Reversal of computer rental charge of $96,925 incurred previously for use of FAI Home Security Holdings Pty Limited fixed assets which have been purchased as part of the reorganization.
(7) Reversal of interest charge on loan with FAI Insurances Limited for $47,625 and the interest income on the loans with FAI Finance Corporation
    (NZ) Ltd for $66,845 as the loans will not be assumed by the company when it acquires the Australia and New Zealand operations.
(8) The tax effect of the depreciation and amortization on fixed assets, computer rental, royalty and interest income reversal; the interest charge reversal and amortization of intangible assets having no tax effect. The taxation expense has been calculated at the Australian rate of 36%.

                       HOME SECURITY INTERNATIONAL, INC.

                  PROFORMA CONSOLIDATED FINANCIAL STATEMENTS

  RECONCILIATION OF UNAUDITED HISTORICAL BALANCE SHEET OF FAI HOME SECURITY PTY LIMITED TO UNAUDITED PROFORMA BALANCE SHEET OF ANZ GROUP PRIOR TO ACQUISITION BY HSI.

                                                                        ACQUISITION
                                                                         OF COOPER
                                    REORGANIZATION          ANZ GROUP  INTERNATIONAL
                         HISTORICAL  ADJUSTMENTS           REORGANIZED     GROUP      PRO FORMA              PROFORMA
                            ANZ          $US                   $US          $US      ADJUSTMENTS            (UNAUDITED)
ASSETS                      $US          (1)       NOTE        (2)          (3)          $US        NOTE        $US
------                   ---------- -------------- ----    ----------- ------------- -----------  --------- -----------
Current assets
 Cash and cash
  equivalents...........    236,485     (193,288)  (a)(b)      43,197                 4,307,728   (4)(5)(6)  4,350,925
 Accounts receivable,
  net--trade............  1,112,840     (410,109)  (b)        702,731                                          702,731
 Accounts receivable,
  net--related party....  8,887,455   (2,242,877)  (b)      6,644,578                (6,644,578)  (5)              --
 Note receivable--
  related party.........        --       131,615   (b)        131,615                  (131,615)  (7)              --
 Inventories............    599,873          --               599,873      459,868                           1,059,741
 Other current assets...    952,413       (9,871)  (b)        942,542                                          942,542
                         ----------   ----------           ----------    ---------   ----------             ----------
   Total current assets. 11,789,066   (2,724,530)           9,064,536      459,868   (2,468,465)             7,055,939
Plant and equipment,
 net....................    739,840          --               739,840      102,629                             842,469
Deferred income taxes...    518,152      (48,105)  (b)        470,047                                          470,047
Other long term assets..      3,951          --                 3,951                                            3,951
Intangibles, net........  7,933,713          --             7,933,713    2,221,934                          10,155,647
Investments.............        --           --    (a)            --                                               --
                         ----------   ----------           ----------    ---------   ----------             ----------
   Total assets......... 20,984,722   (2,772,635)          18,212,087    2,784,431   (2,468,465)            18,528,053
                         ==========   ==========           ==========    =========   ==========             ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Liabilities
Current liabilities
 Accounts payable--
  trade.................  3,379,768     (663,996)  (b)      2,715,772                                        2,715,772
 Accounts payable--
  related party.........  1,749,570    3,057,280   (c)      4,806,850                (4,806,850)  (5)              --
 Note payable--related
  party.................        --       263,230   (b)        263,230      833,251     (131,615)  (7)          964,866
 Accrued liabilities....  1,031,383      (26,841)  (b)      1,004,542                                        1,004,542
 Income taxes payable...    336,987       54,606   (b)        391,593                                          391,593
 Deferred income........    372,484          --               372,484                                          372,484
 Lease liability........     23,303          --                23,303                                           23,303
                         ----------   ----------           ----------    ---------   ----------             ----------
   Total current
    liabilities.........  6,893,495    2,684,279            9,577,774      833,251   (4,938,465)             5,472,560
Long term lease
 liability..............     47,280          --                47,280                                           47,280
                         ----------   ----------           ----------    ---------   ----------             ----------
   Total liabilities....  6,940,775    2,684,279            9,625,054      833,251   (4,938,465)             5,519,840
Shareholders' equity
 Common stock...........          2           (2)  (b)            --                      5,000   (4)(6)         5,000
 Additional paid-in
  capital...............  8,332,079      254,954   (b)      8,587,033    1,951,180    4,840,000   (4)       15,378,213
 Secured note issue.....        --           --                   --           --    (2,375,000)  (6)       (2,375,000)
 Foreign currency
  translation
  adjustment............    383,319     (383,319)                 --                                               --
 Retained earnings......  5,328,547   (5,328,547)  (b)(c)         --                                               --
                         ----------   ----------           ----------    ---------   ----------             ----------
   Total shareholders'
    equity.............. 14,043,947   (5,456,914)           8,587,033    1,951,180    2,470,000             13,008,213
                         ----------   ----------           ----------    ---------   ----------             ----------
   Total liabilities and
    shareholders'
    equity.............. 20,984,722   (2,772,635)          18,212,087    2,784,431   (2,468,465)            18,528,053
                         ==========   ==========           ==========    =========   ==========             ==========

-------
(1) Represents the reorganization of the Australia and New Zealand Group, which is accounted for as a reorganization of entities under common control including the following adjustments;

                       HOME SECURITY INTERNATIONAL, INC.

                  PROFORMA CONSOLIDATED FINANCIAL STATEMENTS

(a) The sale of the investment of FAI Home Security Pty Limited in FAI Home Security (NZ) Ltd for book value of $1,950 which has been eliminated from the combined historical ANZ balance sheets.
(b) The acquisition of FAI Home Security (ENZED) Ltd. Prior to this transaction FAI Home Security (ENZED) Ltd purchases fixed assets, inventories, intangible assets and contract liabilities of FAI Home Security (NZ) Trust in exchange for the issue of 999,999 fully paid ordinary shares and an agreement to pay an amount equal to the market value of fixed assets, inventories, net of warranty provision (NZ Debt). Using the historic financial statements of March 31, 1997 the NZ debt would total $131,615. The remaining assets and liabilities of FAI Home Security (NZ) Trust and the total balance sheet of FAI Home Security (NZ) Ltd which are not purchased or assumed by FAI Home Security (ENZED) Ltd are eliminated from the historical ANZ Group combined balance sheet.
(c) Payment of a dividend by FAI Home Security Pty Limited to FAI Home Security Holdings Pty Limited out of retained earnings at March 31, 1997 of $3,057,280.
(2) Represents the purchase by HSI of FAI Home Security Pty Limited and FAI Home Security (ENZED) Ltd from FAI Home Security Holdings Pty Limited in exchange for the issue of 4,499,999 shares in HSI and the purchase of the NZ Debt of $131,615 for an amount equal to its book value. The NZ Debt was previously purchased by FAI Home Security Holdings Pty Limited from FAI Home Security (NZ) Trust for $131,615.
(3) Represents HSI's purchase of fixed assets, inventories and intangible assets of Cooper International Group from FAI Home Security Holdings Pty Limited in exchange for the issue of shares in HSI described in (2) above, and the issue of a note payable equivalent to the book value of assets, plus $270,754 (FAI Note). Based on the financial statements as at March 31, 1997 the total note payable is $833,251.

(4) HSI issues 250,000 shares, par value $0.001, to the public at $10.00 per share with total proceeds of $2,500,000 and pays share issue costs of $155,000, representing net issue proceeds of $2,345,000.
(5) Repayment of all balances due to and receipt of all balances due from FAI Insurances Group excluding the notes payable to the FAI Insurances Group that have been issued as part of the reorganization.
(6) HSI issues 250,000 shares at par value $0.001 to Bradley Cooper in exchange for cash of $125,000 and the issue of a 5 year 7.0% semi-annual interest bearing note secured by the shares issued to the value of $2,375,000.
(7) Represents the elimination of the note payable from FAI Home Security (ENZED) Ltd to HSI in the amount of $131,615 and the note receivable by HSI from FAI Home Security (ENZED) Ltd in the amount of $131,615.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Home Security International, Inc.:

  We have audited the accompanying balance sheet of the Home Security International, Inc. and statement of shareholders' equity as of April 30, 1997. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards in Australia, which are substantially similar to generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Home Security International, Inc. as of April 30, 1997 in conformity with generally accepted accounting principles in the United States of America.

                                          Arthur Andersen

Sydney, NSW
June 5, 1997

                       HOME SECURITY INTERNATIONAL, INC.

                                 BALANCE SHEET

                                                                  APRIL 30, 1997
                                                                       $US
                                                                  --------------
ASSETS
Cash and cash equivalents........................................        1
                                                                       ---
    Total assets.................................................        1
                                                                       ===
SHAREHOLDERS' EQUITY
Common stock.....................................................        1
                                                                       ---
    Total shareholders' equity...................................        1
                                                                       ===

                       STATEMENT OF SHAREHOLDERS' EQUITY

                                                                       TOTAL
                                                                    SHAREHOLDERS'
                                         CAPITAL STOCK ISSUED          EQUITY
                                         -----------------------   APRIL 30, 1997
                                           SHARES       AMOUNT          $US
                                         ----------   ----------   --------------
Authorized capital......................
  --Preferred stock (1,000,000 at par
   value $0.001 per share)..............
  --Common stock (20,000,000 at par
   value $0.001 per share)..............
Issued capital..........................
  Common stock (par value $0.001 per
   share)...............................           1          --        --
  Share premium reserve.................                        1         1
                                          ----------   ----------       ---
                                                   1            1         1
                                          ==========   ==========       ===


    The accompanying notes are an integral part of the financial statements.

                       HOME SECURITY INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

 (a) Nature of Business

  Home Security International, Inc ("HSI" or "the company") was incorporated in Delaware, United States of America on April 11, 1997.

  The company did not trade from the date of incorporation to April 30, 1997.

  One share has been issued for $1.00 to FAI Home Security Holdings Pty Limited on April 28, 1997.

NOTE 2: POST BALANCE SHEET EVENTS

  Prior to the completion of the float of the company the following agreements or events will occur which affect the company:

    (a) HSI has entered into a share purchase agreement with FAI Home Security Holdings Pty Limited under which FAI Home Security Holdings Pty Limited has agreed to sell its shares in FAI Home Security Pty Limited and FAI Home Security (ENZED) Limited and a note receivable from FAI Home Security (ENZED) in the amount of $131,615 plus the tangible and intangible assets of the Cooper International Group, in exchange for the issue of 4,499,999 shares in the company plus a note payable to FAI Home Security Holdings Pty Limited in the amount of $964,866.

    The agreement is conditional on the completion of the New Zealand asset and share agreement described in (b) below. The agreement may be terminated prior to its completion, the float of HSI is not effective or an underwritten agreement is not executed.

    (b) FAI Home Security (NZ) Trust has entered an asset sale agreement with FAI Home Security (ENZED) Ltd under which it has agreed to sell its intangible assets for the issue of 999,999 fully paid ordinary shares in FAI Home Security (ENZED) Ltd. The other assets, including fixed assets and investments but excluding business receivables, are purchased for book value net of the warranty provision and FAI Home Security (ENZED) Limited must pay FAI Home Security (NZ) Trust, within thirty days following the completion date ("NZ Debt"). The NZ Debt created by the sale will be assigned to FAI Home Security Holdings Pty Limited for an amount equal to its book value. Further, the NZ Debt is assigned by FAI Home Security Holdings Pty Limited to HSI at an amount equal to its book value.

    (c) FAI Home Security (NZ) Trust has entered a share sale agreement with FAI Home Security Holdings Pty Limited under which it has agreed to sell its shares in FAI Home Security (ENZED) Ltd for market value as agreed between the parties.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITA-TION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DE-LIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AF-FAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS COR-RECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Use of Proceeds...........................................................   12
Dividend Policy...........................................................   12
Capitalization............................................................   13
Dilution..................................................................   14
Selected Combined Financial Data..........................................   15
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   16
Business..................................................................   23
Management................................................................   33
Certain Transactions......................................................   39
Principal and Selling Shareholders........................................   41
Description of Securities.................................................   42
Shares Eligible for Future Sale...........................................   43
Underwriting..............................................................   45
Legal Matters.............................................................   47
Experts...................................................................   47
Additional Information....................................................   47
Index to Financial Statements.............................................  F-1

                               ----------------

  UNTIL AUGUST 9, 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPAT-ING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             2,400,000 SHARES

                       HOME SECURITY INTERNATIONAL, INC.

                     [LOGO OF HOME SECURITY APPEARS HERE]

                                 COMMON STOCK

                               ----------------
                                  PROSPECTUS
                               ----------------

                              NATIONAL SECURITIES
                                  CORPORATION

                          NOLAN SECURITIES CORPORATION

                                 JULY 15, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------